EXHIBIT 96.4

Technical Report Summary on the
United Taconite Property,
Minnesota, USA
S-K 1300 Report
Cleveland-Cliffs Inc.
SLR Project No: 138.02467.00001
February 7, 2022
Effective Date: December 31, 2021

Technical Report Summary on the United Taconite Property, Minnesota, USA
SLR Project No: 138.02467.00001

Prepared by
SLR International Corporation
1658 Cole Blvd, Suite 100
Lakewood, CO 80401
for

Cleveland-Cliffs Inc.
200 Public Square, Suite 3300
Cleveland, OH 44114-2544
USA

Effective Date – December 31, 2021
Signature Date - February 7, 2022

FINAL

Distribution:    1 copy – Cleveland-Cliffs Inc.
        1 copy – SLR International Corporation

Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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TABLES

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FIGURES

Figure 3-1: Property Location Map	23
Figure 3-2: Mineral and Surface Rights Map	24
Figure 6-1: Location of the Animikie Basin and Schematic Cross-section Showing Development of the Basin	33
Figure 6-2: Regional Geological Map	34
Figure 6-3: Stratigraphic Column	36
Figure 6-4: TBN and TBS Geologic Cross-sections	42
Figure 7-1: Airborne Magnetic Survey	48
Figure 7-2: TBN Drill Hole Collar Locations	51
Figure 7-3: TBS Drill Hole Collar Locations	52
Figure 8-1: Liberation Index Drill Core Procedure	60
Figure 8-2: Davis Tube Drill Core Procedure	62
Figure 8-3: Standard Control Charts of Selected Variables (2009 to 2018)	64
Figure 8-4: Absolute Difference Plots of Preparation Duplicates Results for Samples Analyzed (2007 to 2018)	65
Figure 8-5: Scatter Plots of Paired Concentrate Duplicate Samples (2007 to 2018)	66
Figure 10-1: Quality Standard Procedure for Pellets	71
Figure 11-1: TBN Cross-section	75
Figure 11-2: TBS Cross-section	76
Figure 11-3: Log Probability Plot of Grind Analytical Results	78
Figure 11-4: Cut-Off Grade Formula	89
Figure 11-5: Mineral Resource Classification	91
Figure 11-6: Plan View of TBN Assay and Block MagFe Grades	93
Figure 11-7: Cross-section of TBN Assay and Block MagFe Grades	94
Figure 11-8: Plan View of TBS Assay and Block MagFe Grades	95
Figure 11-9: Cross-section of TBS Assay and Block MagFe Grades	96
Figure 11-10: Whisker Plots for MagFe Composites and Blocks in All TBN Subunits	97
Figure 11-11: TBN Grade Tonnage Curve (Measured and Indicated)	100
Figure 11-12: TBS Grade Tonnage Curve (Indicated)	101
Figure 12-1: Concentrate Recovery	105
Figure 12-2: TBN Pit Optimization Pit-by-Pit Graph	109
Figure 12-3: TBS Pit Optimization Pit-by-Pit Graph	111

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Figure 12-4: Pit Optimization and Pit Design Limits	113
Figure 13-1: Example of Final Pit Wall Geometry	116
Figure 13-2: Final Pit Plan View	121
Figure 13-3: Example TBN Final Pit Cross-section	122
Figure 13-4: Example TBS Final Pit Cross-section	123
Figure 13-5: Past and Forecast LOM Production	126
Figure 13-6: LOM Stockpile Design	129
Figure 14-1: Crushing Flowsheet	133
Figure 14-2: Fairlane Facility Concentrator Flowsheet	136
Figure 14-3: Fairlane Facility Pellet Plant Flowsheet	139
Figure 15-1: United Taconite Roads and Rail	146
Figure 15-2: CN Dock Facilities - Duluth, MN	147
Figure 15-3: Tailings Storage Basin Cells	148
Figure 15-4: Regional Electrical Power Distribution	152
Figure 15-5: Regional Natural Gas Supply	153
Figure 15-6: Mine Support Facilities	155
Figure 15-7: Fairlane Plant Facilities	157

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1.0EXECUTIVE SUMMARY
1.1Summary
SLR International Corporation (SLR) was retained by Cleveland-Cliffs Inc. (Cliffs) to prepare an independent Technical Report Summary (TRS) for the United Taconite Property (UTAC or the Property), located in Northeastern Minnesota, USA. The operator of the Property, United Taconite LLC (United Taconite), is a wholly owned subsidiary of Cliffs.
The purpose of this TRS is to disclose year-end (YE) 2021 Mineral Resource and Mineral Reserve estimates for UTAC.
Cliffs is listed on the New York Stock Exchange (NYSE) and currently reports Mineral Reserves of pelletized ore in SEC filings. This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. SLR visited the Property on October 21, 2019.
The Property includes the Thunderbird Mine North (TBN) and Thunderbird Mine South (TBS), collectively the Thunderbird Mine, in Eveleth, Minnesota and the Fairlane processing facility (Fairlane Facility or the Plant) in Forbes, Minnesota. The Thunderbird Mine is a large, operating, open-pit iron mine that produces pellets from a magnetite iron ore regionally known as taconite.
The Property commenced operations as an asset of Eveleth Taconite Company in 1965 before it was purchased by United Taconite (70% Cliffs and 30% Laiwu Steel (Laiwu)) in December 2003. The Property has been a wholly owned subsidiary of Cliffs since 2008.
The open-pit operation has a mining rate of approximately 15 million long tons (MLT) of ore per year and produces 5.3 MLT of iron ore pellets, which are shipped by freighter via the Great Lakes to Cliffs’ steel mill facilities in the Midwestern USA.
1.1.1Conclusions
The Property has been a successful producer of iron pellets for over 55 years. The update to the Mineral Resource and Mineral Reserve does not materially change any of the assumptions from previous operations. The addition of TBS in the Mineral Reserve in this update is due to the timing of the earliest that United Taconite could resume mining in that area. In the updated mine plan, the earliest economic case for mining TBS falls within a 10-year window. The site preparation work, including additional exploration drilling, is initially estimated to take upwards of five years before mining can commence.
An economic analysis was performed using the estimates presented in this TRS and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves for a 51-year mine life.
SLR offers the following conclusions by area.
1.1.1.1Geology and Mineral Resources
•The TBN and TBS deposits (Thunderbird deposits) are examples of Lake Superior-type banded iron formation (BIF) deposits. Above a crude magnetic iron (MagFe) cut-off grade of 17%, Measured and Indicated Mineral Resources exclusive of Mineral Reserves at UTAC are estimated to total 730.4 MLT at an average grade of 22.3% MagFe.

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•In both 2019 and 2020, actual versus model-predicted values of crude ore, pellet production, and weight recovery or process recovery were accurate to between 1.5% and 7.0%, depending on the year and variable.
•Exploration sampling, preparation, analyses, and security processes for both physical samples and digital data are appropriate for the style of mineralization and are sufficient to support the estimation of Mineral Resources. The quality assurance and quality control (QA/QC) program is well developed, long standing, and results are monitored and enacted on where warranted.
•Block model key economic variables (KEV) for TBN and TBS compare well to the source data, and the methodology used to prepare the block models is appropriate and consistent with industry standards. Although the UTAC classification is generally acceptable, some post-processing to remove isolated blocks of different classification is warranted.
•Some uncertainty is present in the TBS model, where mining has not occurred since 1991, and most supporting drill hole data is historical or uses an older analytical technique than is currently in place at UTAC. To address this, all Mineral Resources at TBS are limited to Indicated and Inferred.
1.1.1.2Mining and Mineral Reserves
•UTAC has been in production since 1965, and specifically under 100% Cliffs operating management since 2008. Cliffs conducts its own Mineral Reserve estimations.
•Total Proven and Probable Mineral Reserves are estimated at 774.6 MLT of crude ore at an average grade of 22.3% MagFe.
•Mineral Reserve estimation practices follow industry standards.
•The UTAC Mineral Reserve estimate indicates a sustainable project over a 51-year life of mine (LOM).
•The geotechnical design parameters used for pit design are reasonable and supported by previous operations.
•The LOM production schedule is reasonable and incorporates large mining areas and open benches.
•An appropriate mining equipment fleet, maintenance facilities, and workforce are in place, with additions and replacements estimated, to meet the LOM production schedule requirements.
•Sufficient storage capacity for waste stockpiles and tailings has been identified to support the production of the Mineral Reserve.
1.1.1.3Mineral Processing
•As the Fairlane Facility has been in production since the 1960s, metallurgical sampling and testing is primarily used in support of plant operations and product quality control.
•The Fairlane Facility conducts routine monitoring of tailings, MagFe grades, concentrate iron grades, and final product iron grades. Low-intensity magnetic separating methods are employed to produce both a standard and high-flux, blast furnace-grade pellet, both of which are well received by customers.

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1.1.1.4Infrastructure
•The Property is in a historically important, iron-producing region of Northeastern Minnesota. All the infrastructure necessary to mine and process significant commercial quantities of iron ore is in place.
•The site currently contains two tailings basin storage cells: Tailings Cell No. 1, which operated from 1965 through 1999, and Tailings Cell No. 2, which has been in operations since 1999.
1.1.1.5Environment
•United Taconite indicated that it maintains the requisite state and federal permits and is in compliance with all permits. Various permitting applications have been submitted to authorities and are pending authorization. Environmental liabilities and permitting are further discussed in Section 17.0 of this TRS.
1.1.2Recommendations
1.1.2.1Geology and Mineral Resources
1.Prepare model reconciliation over quarterly and annual periods, and document methodology, results, conclusions, and recommendations.
2.Compare and analyze the pre-2005 data within the context of the current standard Liberation Index Study (LIS) test procedures in place at the Thunderbird Mine, as well as confirm previous results. Consider a small program of twinning historical drill holes at both TBN and TBS to confirm results and logging.
3.Apply the interpolation methodology developed for TBN to TBS in future updates, and transition the process of classifying blocks in future updates to consider local drill hole spacing over a distance to drill hole criterion.
4.Consider whether it is appropriate to develop an additional in-house standard – with higher grades of concentrate silica (8% consio2 to 10% consio2) and lower magnetic iron content – to the existing QA/QC program to assess the accuracy of ore and waste in high concentrate silica contents.
5.Consider implementing a check assay program with a secondary laboratory.
6.Continue to develop the QA/QC program to ensure that the program includes clearly defined limits when action or follow up are required, and that results are reviewed and documented in a report including conclusions and recommendations, regularly and in a timely manner.
7.Update both TBN and TBS Mineral Resource estimates to incorporate new drilling.
1.1.2.2Mining and Mineral Reserves
1.Review potential comingling of waste rock stockpiles between the TBN and TBS for opportunities to reduce the stockpile footprint created external to the open pits and reduce waste haulage profiles.

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1.1.2.3Mineral Processing
1.Plant operational performance including concentrate and pellet production and pellet quality continue to be consistent year over year. It is important to maintain diligence in process-oriented metallurgical testing and in plant maintenance going forward.
1.1.2.4Infrastructure
1.Prioritize the completion of an Operations, Maintenance and Surveillance (OMS) Manual for the tailings storage facility (TSF) with the Engineer of Record (EOR) in accordance with Mining Association of Canada (MAC) guidelines and other industry-recognized, standard guidance for tailings facilities.
2.Document, prioritize, track, and close out in a timely manner the remediation, or resolution, of items of concern noted in TSF audits or inspection reports.
3.Establish an External Peer Review Team (EPRT) with experience in tailings management facilities similar to other Cliffs properties.
1.2Economic Analysis
1.2.1Economic Criteria
An un-escalated technical-economic model was prepared on an after-tax discounted cash flow (DCF) basis, the results of which are presented in this subsection. Key criteria used in the analysis are discussed in detail throughout this TRS. General assumptions used are summarized in Table 1-1 with all pellets reported per wet long ton (WLT) pellet.
Table 1-1:    Technical-Economic Assumptions
Cleveland-Cliffs Inc. – United Taconite Property

Description	Value
Start Date	December 31, 2021
Mine Life	51 years
Three-Year Trailing Average Revenue	$98/WLT pellet
Operating Costs	$74.80/WLT pellet
Sustaining Capital (after six years)	$4/WLT pellet
Discount Rate	10%
Discounting Basis	End of Period
Inflation	0.0%
Federal Income Tax	20%
State Income Tax	None – Sales made out of state
Table 1-2 presents a summary of the estimated mine production over the 51-year mine life.

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Table 1-2:    LOM Production Summary
Cleveland-Cliffs Inc. – United Taconite Property

Description	Units	Value
Run of Mine (ROM) Crude Ore	MLT	774.6
Total Material	MLT	1,633.9
Grade	% MagFe	22.3
Annual Mining Rate	MLT/y	38.0
Table 1-3 presents a summary of the estimated plant production over the 51-year mine life.
Table 1-3:    LOM Plant Production Summary
Cleveland-Cliffs Inc. – United Taconite Property

Description	Units	Value
ROM Material Milled	MLT	774.6
Annual Processing Rate	MLT/y	15.5
Process Recovery	%	33.3
Standard Pellet	MLT	156.6
Mustang Flux Pellet	MLT	101.0
Total Pellet	MLT	257.6
Annual Pellet Production	MLT/y	5.1
1.2.2Cash Flow Analysis
The indicative economic analysis results, presented in Table 1-4, indicate an after-tax Net Present Value (NPV), using a 10% discount rate of $591 million at an average blended wet pellet price of $98/WLT. SLR notes that after-tax Internal Rate of Return (IRR) is not applicable as the Fairlane Facility has been in operation for a number of years. Capital identified in the economics is for sustaining operations and plant rebuilds as necessary.
The economic analysis was performed using the estimates presented in this TRS and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves.
Table 1-4:    LOM Indicative Economic Results
Cleveland-Cliffs Inc. – United Taconite Property

Description	$ Millions	$/WLT Pellet
Three-Year Trailing Revenue ($/WLT Pellet)		98
Pellet Production (MWLT)	257.6
Gross Revenue	25,247
Mining	(3,990)	15.49
Processing	(9,689)	37.62

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Description	$ Millions	$/WLT Pellet
Site Administration	(552)	2.14
Pellet Transportation and Storage	(2,644)	10.26
General / Other Costs	(2,394)	9.29
Total Operating Costs	(19,270)	74.80
Operating Income (excl. D&A)	5,977	23.20
Federal Income Tax	(1,195)	(4.63)
Depreciation Tax Savings	233	0.90
Accretion Tax Savings	41	0.16
Net Income after Taxes	5,046	19.59
Capital	(1,150)	(4.46)
Closure Costs	(74.0)	(0.29)
Cash Flow	3,831	14.87
NPV 10%	591
1.2.3Sensitivity Analysis
The UTAC operation is nominally most sensitive to market prices (revenues) followed by operating cost. For each dollar movement in sales price and operating cost, respectively, the after-tax NPV changes by approximately $41 million.
1.3Technical Summary
1.3.1Property Description
The Thunderbird Mine is located in St. Louis County, in Northeastern Minnesota, USA, on the Mesabi Iron Range, immediately northwest of the city of Eveleth, Minnesota. The Mine and offices are located just north of Eveleth at latitude 47°29'1.62" N, longitude 92°32'23.69" W. The Fairlane Facility is located approximately eight miles to the southeast near the unincorporated community of Forbes, Minnesota, at latitude 47°20'54.92" N, longitude 92°35'1.03" W. The Thunderbird Mine and Fairlane Facility have the capacity to produce approximately 5.3 MLT of iron ore pellets annually.
Cliffs owns 100% interest in the Property through mineral and surface leases held by its wholly owned subsidiary, United Taconite. This includes 4,908 acres of mineral rights and 14,344 acres of surface rights.
1.3.2Accessibility, Climate, Local Resources, Infrastructure, and Physiography
The Thunderbird Mine is easily accessed via paved roads from Eveleth, approximately one mile to the south, or the city of Virginia, approximately five miles to the north. Duluth, a major port city on Lake Superior, is 59 mi south of the Thunderbird Mine via US Highway 53. Duluth has a regional airport with several flights daily to major hubs in Minneapolis and Chicago.

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The Fairlane Facility is accessed via county-maintained paved roads from Eveleth and is located just outside of Forbes. A rail line operated by Canadian National Railway (CN) extends from the Thunderbird Mine to the Fairlane Facility and from the Fairlane Facility to the port in Duluth.
The climate in Northern Minnesota ranges from mild in the summer to winter extremes. The annual average temperature is 36.9°F. The annual average high temperature is 48.6°F, whereas the annual average low temperature is 25.1°F. By month, July is on average the hottest month (77°F), and January is the coldest (-4°F).
The operation employs 549 personnel who live in the surrounding cities of Virginia, Eveleth, Gilbert, and Hibbing. Personnel also commute from Duluth and the Iron Range. St. Louis County has an estimated population of 200,000 people.
The Property is located in a historically important, iron-producing region of Northeastern Minnesota. All the infrastructure necessary to mine and process significant commercial quantities of iron ore currently exists. Infrastructure items include high voltage electrical supplies, natural gas pipelines that connect to the North American distribution system, water sources, paved roads and highways, railroads for transporting ROM crude ore and finished products, port facilities that connect to the Great Lakes, and accommodations for employees. Local and State infrastructure also includes hospitals, schools, airports, equipment suppliers, fuel suppliers, commercial laboratories, and communication systems.
The Property is located at an elevation of approximately 1,700 feet above sea level (fasl). The generally gentle topography in the area is punctuated by hummocky hills and long, gentle moraines, remnants of glacial ingress and egress. The landscape ranges from semi-rugged, lake-dotted terrain with thin glacial deposits over bedrock, to hummocky or undulating plains with deep glacial drift, to large, flat, poorly drained peatlands. The Minnesota Department of Natural Resources characterizes the area as being within the Laurentian Mixed Forest Province (LMF). In Minnesota, the LMF is characterized by broad areas of conifer forest, mixed hardwood and conifer forests, and conifer bogs and swamps.
1.3.3History
Exploration for high-grade, direct-shipping iron ore (DSO) deposits in the Eveleth area began in the 1890s. Focused exploration for beneficiation-grade magnetite deposits, regionally known as taconite deposits, however, did not begin until the 1940s. Exploration activity at the Thunderbird deposits consisted solely of diamond core drilling campaigns commencing in the early 1950s.
The TBN mine and Fairlane Facility began production in November 1965, with an initial production rate of 1.6 MLT of iron ore pellets per year. UTAC was originally owned and operated by the Eveleth Taconite Co. (Eveleth Taconite), and developed through a joint effort between Oglebay Norton and the Ford Motor Co.
In 1977, with the addition of three concentrating lines, a second pelletizing line, and the opening of the adjacent TBS mine, annual production capacity was increased to 6.0 MLT of iron ore pellets per year. This expansion was funded by a joint venture agreement between Oglebay Norton and its partners Armco Steel, Steel Corporation of Canada, and Dominion Foundries and Steel Co., operating as Eveleth Expansion Co. (Eveleth Expansion). From 1977 to 1996 the two entities (Eveleth Taconite and Eveleth Expansion) operated as a single entity known as Eveleth Mines. In 1996, ownership was transferred to Eveleth Mines, LLC held by Rouge Steel, AK Steel, and Stelco and operated as EVTAC Mining.

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In 1991 the TBS mine was idled, and in May 1999 Eveleth Mines closed the Line 1 concentrating and pelletizing line, reducing production to 4.2 MLT of iron ore pellets per year. The remaining operations were idled in May 2003. The idled UTAC operations were purchased and re-opened by United Taconite (70% Cliffs and 30% Laiwu Steel (Laiwu)) in December 2003. Subsequently, refurbishment and reactivation of Line 1 in December 2004 increased the annual production to 6.0 MLT of iron ore pellets per year. In 2008, Cliffs purchased Laiwu’s 30% share, and Cliffs now holds a 100% interest in UTAC through its wholly owned subsidiary United Taconite.
1.3.4Geological Setting, Mineralization, and Deposit
The Thunderbird deposits are examples of Superior-type BIF deposits, specifically the Biwabik Iron Formation (Biwabik IF), which is interpreted to have been deposited in a shallow, tidal marine setting and is characterized as having four main members (from bottom to top): Lower Cherty, Lower Slaty, Upper Cherty, and Upper Slaty. Cherty units generally have a sandy, granular texture, are thickly bedded, and are composed of silica and iron oxide minerals. Slaty units are fine grained, thinly bedded, and comprised of iron silicates and iron carbonates, with local chert beds, and are typically uneconomic. The mineral of economic interest at UTAC is magnetite. The nomenclature of the members is not indicative of metamorphic grade; instead slaty and cherty are colloquial descriptive terms used regionally.
1.3.5Exploration
Exploration consists predominantly of diamond core drilling of the iron formations known to host locally economic mineralization. Near-mine exploration drilling is conducted on a 300 ft x 300 ft grid. In June 2021, Cliffs contracted EDCON-PRJ to fly a high-resolution aeromagnetic survey over the TBS deposit, alongside other Cliffs-held assets with the purpose of understanding large-scale structural features and BIF oxidation.
1.3.6Mineral Resource Estimates
Mineral Resource estimates for the Thunderbird deposits were prepared by Cliffs and audited and accepted by SLR using available data from 1952 to 2018. Mineral Resource estimates are based on the following drill hole information for each deposit:
•TBN: 673 diamond drill holes totaling 218,172 ft from 1952 to 2018 (620 drill holes with assays).
•TBS: 243 drill holes with a total of 77,768 ft from 1952 to 2010.
For the Thunderbird deposits, a stratigraphic model representing the Biwabik IF was constructed in Maptek’s Vulcan™ (Vulcan) software through the creation of wireframe surfaces representing the upper contact of each unit. Sub-blocked model estimates, also prepared in Vulcan, used inverse distance squared (ID2) and length-weighted, 10 ft uncapped composites (TBN) or assays (TBS) to estimate relevant analytical variables in a single search pass approach, using hard boundaries between subunits, ellipsoidal search ranges informed by variogram results, and search ellipse orientation informed by geology at TBS and geology and dynamic anisotropy at TBN. Average density values were assigned by lithological unit.
Mineral Resources were classified in accordance with the definitions for Mineral Resources in S-K 1300. Class assignment was based on criteria developed using continuity models (variograms), grade ranges for key economic variables (KEV), and geological understanding, and was accomplished using scripts that

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reference the distance of block centroid to a drill hole sample, and the number of drill holes and samples used to estimate a block, with some post processing to remove isolated and fringe blocks. All blocks at TBS were limited to a classification of Indicated or Inferred.
Wireframe and block model validation procedures including statistical comparisons with composite samples and parallel nearest neighbor (NN) estimates, swath plots, as well as visual reviews in cross-section and plan were completed for the Thunderbird deposits. A visual review, comparing blocks to drill holes completed after the block modeling work, was performed for the Thunderbird deposits to ensure general lithologic and analytical conformance.
The limit of Mineral Resources was optimized using pit shells that considered actual mining costs incurred in 2018 and a US$90/LT pellet value. In addition to SLR’s review, Cliffs’ technical site and corporate teams, and external consultants SRK Consultants (Ronald, 2019) have reviewed the input data, interpolation design and execution, as well as the resultant block model’s KEV.
The Mineral Resource estimate as of December 31, 2021 is presented in Table 1-5.
Table 1-5:    Summary of UTAC Mineral Resources - December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Category	Resources (MLT)	Grade (% MagFe)	Process Recovery (%)	Wet Pellets (MLT)
Measured	91.8	23.6	35.4	32.5
Indicated	638.6	22.2	31.2	199.2
Total M + I	730.4	22.3	31.7	231.8
Inferred	25.9	21.5	31.1	8.0
Notes:
1.Tonnage is reported in long tons equivalent to 2,240 lb.
2.Tonnage is reported exclusive of Mineral Reserves and has been rounded to the nearest 100,000.
3.Mineral Resources are estimated at a cut-off grade of 17% MagFe.
4.Mineral Resources are estimated using a pellet value of US$90/LT.
5.Pellets are reported as wet standard/flux mix, shipped pellets contain 2% moisture.
6.Tonnage estimate based on actual depletion from a surveyed topography on May 11, 2019.
7.Resources are crude ore tons as delivered to the primary crusher; pellets are as loaded onto lake freighters in Duluth.
8.Classification of Mineral Resources is in accordance with the S-K 1300 classification system.
9.Bulk density is assigned based on average readings for each lithology type.
10.Mineral Resources are 100% attributable to Cliffs.
11.Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
12.Numbers may not add due to rounding.
The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1.0 and 23.0 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.
1.3.7Mineral Reserve Estimate
Mineral Reserves in this TRS are derived from the current Mineral Resources. The Mineral Reserves are reported as crude ore and are based on open pit mining from the Thunderbird Mine. Crude ore is the unconcentrated ore as it leaves the Thunderbird Mine at its natural in situ moisture content. The UTAC Proven and Probable Mineral Reserves are estimated as of December 31, 2021, and summarized in Table 1-6.

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Table 1-6:    Summary of UTAC Mineral Reserves – December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Category	Crude Ore Mineral Reserves (MLT)	Crude Ore (% MagFe)	Process Recovery (%)	Wet Pellets (MLT)
Proven	143.1	23.1	34.7	49.6
Probable	631.5	22.1	32.9	208.0
Proven & Probable	774.6	22.3	33.3	257.6
Notes:
1.Tonnage is reported in long tons equivalent to 2,240 lb and has been rounded to the nearest 100,000.
2.Mineral Reserves are reported at a $90/LT wet standard pellet price freight-on-board (FOB) Lake Superior, based on the three-year trailing average of the realized product revenue rate.
3.Mineral Reserves are estimated at a cut-off grade of 17% MagFe and restricted to material with less than 10% concentrate silica.
4.Mineral Reserves include mining dilution of 16% and mining extraction losses of 14%.
5.The Mineral Reserve mining strip ratio (waste units to crude ore units) is at 1.1.
6.Mineral Reserves are Probable if not scheduled within the first 20 years.
7.Pellets are reported as wet standard/flux mix; shipped pellets contain approximately 2.0% moisture.
8.Tonnage estimate is based on actual depletion as of December 31, 2021 from a surveyed topography on May 11, 2019.
9.Mineral Reserve tons are as delivered to the primary crusher; pellets are as loaded onto lake freighters in Duluth, Minnesota.
10.Classification of the Mineral Reserves is in accordance with the S-K 1300 classification system.
11.Mineral Reserves are 100% attributable to Cliffs.
12.Numbers may not add due to rounding.
The pellet price used to perform the evaluation of the Mineral Reserves was based on the current mining model’s three-year (2016 to 2019) trailing average of the realized product revenue rate of US$90.42/LT wet standard pellet. The costs used in this study represent all mining, processing, transportation, and administrative costs including the loading of pellets into lake freighters in Duluth, Minnesota.
SLR is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.
1.3.8Mining Methods
The TBN and TBS are mined using conventional surface mining methods. The surface operations include:
•Overburden (glacial till) removal
•Drilling and blasting
•Loading and haulage
•Crushing and rail loading
The Mineral Reserve is based on the ongoing annual average crude ore production of approximately 15.4 MLT per year (MLT/y) from TBN and TBS, producing an average of 5.1 MLT/y of wet pellets for domestic consumption. Pellet production is based on producing approximately 3.1 MLT/y of wet standard pellets and 2.0 MLT/y of high-flux Mustang pellets. Market conditions and annual pellet

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nominations can change the flux/standard product mix, which will change the overall production in any given year.
Mining and processing operations are scheduled 24 hours per day, and the mine production is scheduled to directly feed the processing operations.
The current LOM plan has mining for 51 years and mines the known Mineral Reserve at a 1.1 strip ratio.
The final TBN pit is approximately 4.1 mi long along strike, 0.9 mi wide, and up to 700 ft deep. Primary production includes drilling 12.25 in.-diameter rotary blast holes. Production blast hole depth varies, as the pit is transitioning from 35 ft bench heights to 40 ft bench heights. Burden and spacing varies depending on the material being drilled. The holes are filled with explosive and blasted. Hydraulic shovels load the broken material into 240 ton payload mining trucks for transport from the pit.
The TBS pit is a currently inactive pit adjacent to the TBN pit. TBS operated for 16 years (from 1976 through 1991), producing 106 MLT of crude ore and 32.6 MLT of pellets. The final pit design for TBS is approximately 2.0 mi long, 1.3 mi wide, and up to 640 ft deep. The LOM plan assumes reopening of the TBS pit in 2030, which allows time for additional investigation work, dewatering, and re-establishing access for production traffic.
Both the TBN and TBS pits are relatively shallow and, structurally, the in situ crude ore and rock is of excellent quality. A final wall study was conducted in 2012 by Barr Engineering Co. (Barr, 2012), and a geotechnical review of the pit and final wall assumptions was conducted in 2019 by SRK (SRK, 2019). SLR is of the opinion that the design parameters used for the final pit design are reasonable.
The Thunderbird Mine requires strict crude ore blending requirements to ensure that the Fairlane Facility receives a uniform head grade. The two most important characteristics of the crude ore are magnetic iron content and predicted concentrate silica. Generally, three to four mining areas are mined at one time to obtain the best crude ore blend for the Fairlane Facility. Crude ore is hauled to the crushing facility and either direct tipped to the primary crusher or stockpiled in an area adjacent to the primary crusher. Haul trucks are alternated to blend delivery from the multiple crude ore loading points. The crude ore stockpiles are used as an additional source for blending and production efficiency.
The primary mine equipment fleet consists of large drills, diesel hydraulic shovels, and off-road dump trucks. In addition to the primary equipment, there are front end loaders (FELs), bulldozers, graders, water trucks, and backhoes for support. Additional equipment is on site for non-productive mining fleet tasks. Extensive maintenance facilities are available at the mine site to service the mine equipment. The current fleet is to be maintained with replacement units as the current equipment reaches its maximum operating hours.
Mining manpower is at 189 persons, which includes personnel in mine operations, mine maintenance, mine supervision, and technical services. Mine manpower will increase proportionately with future forecast increases in haul trucks to meet the LOM production schedule.
1.3.9Processing and Recovery Methods
Crude material is magnetite taconite with a ROM magnetic iron (ROM MagFe) feed grade of approximately 23% Fe. Magnetite concentrate production has ranged from 1.8 MWLT/y to 5.9 MWLT/y, with a 10-year average of 4.9 MWLT/y. Concentrate is fed to the pellet plant to produce final product pellets. Pellet production has ranged from 1.5 MWLT/y to 5.3 MWLT/y, with a 10-year average of 4.6

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MWLT/y. Sinter feed (pellet fines) are produced as a sub-product at a rate of 150,000 WLT/y. Concentrate and pellet production is reported as wet long tons at 8.75% and 2.00% moisture respectively.
Crude material is blended at the Thunderbird Mine and hauled to the primary crushing station where it is direct dumped into the primary gyratory crusher, followed by secondary crushing in three secondary gyratory crushers located directly beneath the primary crusher. The 80% passing (P80) four-inch product-size material is conveyed to a 20,000 LT conical surge pile. Crude material is reclaimed from the surge pile to rail car loading silos and hauled by train to the Fairlane Facility, eight miles away. The average feed rate of the primary crushing station is 3,200 LT per hour (LT/h). Two additional stages of crushing are provided at the Fairlane Facility consisting of Nordberg 7 ft shorthead crushers followed by screens producing a P80 0.5 in. product. The average throughput is 50,000 LT per day. The fine crusher product is processed in five separate rod mill – ball mill grinding and magnetic separation lines to produce final magnetite concentrate with a particle size distribution of 76% to 86% passing 325 mesh.
Concentrate slurry is dewatered with vacuum disc filters. Additives including bentonite, organic reagents, and limestone are used as binders. Concentrate is agglomerated into green balls in balling drums, screened on roller screens, and fed to the induration machines. Average final product induration rates in the two lines are 250 LT/h and 560 LT/h, respectively. Production tonnages are approximately 20% less when making the flux-grade product. The pellet indurating stages include a straight grate for drying and preheating followed by a rotary kiln to fire and indurate the pellets. Partial oxidation of the magnetite to hematite in the preheat zone provides some of the heat required in the processing of the pellets.
The partially oxidized, preheated pellets enter the rotary kiln and are rolled for even heat hardening of the balls to reach strength for shipping. Pellets leaving the kiln pass through an annular cooler. Cooled pellets are sampled, treated for dust suppression, conveyed to three pellet storage silos, and later loaded out to trains and shipped by rail to Duluth for loading into lake vessels. Alternatively, pellets can be directly shipped by rail to customers. During Mustang flux pellet production, fluxstone is mixed with the concentrate prior to the filters.
1.3.10Infrastructure
The Property is in a historically important, iron-producing region of Northeastern Minnesota. All the infrastructure necessary to mine and process significant commercial quantities of iron ore is in place.
Infrastructure items include:
•Thunderbird Mine and Fairlane Concentrator facilities near Eveleth, Minnesota.
•Power supplied by Minnesota Power. For the 80 MW power demand under full rate, there is a capacity of 100 MVA. The operating load at the Thunderbird Mine and Fairlane Facility is 3.9 MW and 75 MW, respectively.
•Natural gas supplied by Northern Natural Gas from pipelines that connect into the North American distribution system.
•Water supply for the sites consists of a combination of potable water from the local utility, groundwater wells, the St. Louis River, and mine pits.
•Paved roads and highways.

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•Cliffs has a contract with CN rail for operations and maintenance of the rail line between the Thunderbird Mine and the Fairlane plant, approximately eight miles. Unit trains are used for transporting crushed crude ore from the crushed ore stockpile at the Mine to the concentrator.
•Finished taconite pellets are transported by CN Rail to the CN port in Duluth, Minnesota, approximately 62 mi from the Fairlane facilities.
•The port is controlled and operated by CN Rail and includes pellet screening, 1.3 MLT of pellet storage, and ship loading either directly from rail cars to ship, or from stockpiles to ship. The vessels are 20,000 LT- to 60,000 LT-capacity Lakers that transport pellets to steel mills on the Great Lakes.
•Rail yards and workshops are operated by CN Rail.
•Tailings storage facility (TSF)
•Accommodations for employees.
•Local and State infrastructure also includes hospitals, schools, airports, equipment suppliers, fuel suppliers, commercial laboratories, and communication systems.
1.3.11Market Studies
Cliffs is the largest producer of iron ore pellets in North America. It is also the largest flat-rolled steel producer in North America. In 2020, Cliffs acquired two major steelmakers, ArcelorMittal USA (AMUSA), and AK Steel (AK), vertically integrating its legacy iron ore business with steel production and emphasis on the automotive end market.
Cliffs owns or co-owns five active iron ore mines in Minnesota and Michigan. Through the two acquisitions and transformation into a vertically integrated business, the iron ore mines are primarily now a critical source of feedstock for Cliffs’ downstream, primary steelmaking operations. Based on its ownership in these mines, Cliffs’ share of annual rated iron ore production capacity is approximately 28.0 million tons, enough to supply its steelmaking operations and not have to rely on outside supply.
The importance of the steel industry in North America and specifically the USA is apparent by the actions of the US federal government in implementing and keeping import restrictions in place. It is important for middle-class job generation and the efficiency of the national supply chain. It is also an industry that supports the country’s national security by providing products used for US military forces and national infrastructure. Cliffs expects the US government to continue recognizing the importance of this industry and does not see major declines in the production of steel in North America.
United Taconite pellets are shipped to Cliffs’ steelmaking facilities in the Midwestern USA.
For cash flow projections, Cliffs uses a blended pellet revenue rate of $98/WLT Free on Board (FOB) Mine based on a three-year trailing average for 2017 to 2019. Based on macroeconomic trends, SLR is of the opinion that Cliffs pellet prices will remain at least at the current three-year trailing average of $98/WLT or above for the next five years.
1.3.12Environmental Studies, Permitting and Plans, Negotiations, or Agreements with Local Individuals or Groups
United Taconite indicated that it presently has the requisite operating permits for the Thunderbird Mine and Fairlane Facility and estimates the mine life to be 51 years. Environmental monitoring during

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operations includes water and air quality monitoring. Closure plans and other post-mining plans are required to be prepared at least two years prior to the anticipated closure. Cliffs conducts an in-depth review every three years to ensure that the asset retirement obligation legal liabilities are accurately estimated based on current laws, regulations, facility conditions, and cost to perform services. These cost estimates are conducted in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 410. With respect to community agreements, Cliffs initiatives include agreements with local municipalities or organizations to make Cliffs-owned and leased land that is not utilized for mining available for local community use including trails used for snowmobiling, biking, and ATV use. SLR is not aware of any formal commitments to local procurement and hiring; however, Cliffs indicated that it has long-standing relationships with local vendors.
1.3.13Capital and Operating Cost Estimates
Productive and sustaining capital expenditure estimates for the remaining LOM are presented in Table 1-7. Starting in 2027, a sustaining capital cost of $4/WLT pellet or $20.5 million annually is used in the technical-economic model for an additional $902 million for the remaining mine life.
Table 1-7:    LOM Capital Costs
Cleveland-Cliffs Inc. – United Taconite Property

Type	Values	Total	2022	2023	2024	2025	2026	2027-2071
Productive	$ millions	65.3	11.2	12.6	28.5	7.1	6.0	0
Sustaining	$ millions	1,084.8	35.8	39.0	25.0	51.4	31.6	902.0
Total	$ millions	1,150.1	47.0	51.6	53.5	58.4	37.5	902.0
Operating costs are based on a full run rate with a combination of both standard and flux production consistent with what is expected for the LOM. A LOM average operating cost of $74.80/WLT pellet is estimated over the remaining 51 years of the LOM and is shown in Table 1-8.
Table 1-8:    LOM Operating Costs
Cleveland-Cliffs Inc. – United Taconite Property

Description	($/WLT Pellet)
Mining	15.49
Processing	37.62
Site Administration	2.14
Pellet Transportation and Storage	10.26
General/Other	9.29
Operating Cash Cost	74.80
Cliffs’ forecasted capital and operating costs estimates are derived from annual budgets and historical actuals over the long life of the current operation. According to the American Association of Cost Engineers (AACE) International, these estimates would be classified as Class 1 with an accuracy range of -3% to -10% to +3% to +15%.

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2.0INTRODUCTION
SLR International Corporation (SLR) was retained by Cleveland-Cliffs Inc. (Cliffs) to prepare an independent Technical Report Summary (TRS) on the United Taconite Property (UTAC or the Property), located in Northeastern Minnesota, USA. The operator of the Property, United Taconite LLC (United Taconite), is a wholly owned subsidiary of Cliffs.
The purpose of this TRS is to disclose year-end (YE) 2021 Mineral Resource and Mineral Reserve estimates for UTAC.
Cliffs is listed on the New York Stock Exchange (NYSE) and currently reports Mineral Reserves of pelletized ore in SEC 10-K filings. This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.
The Property includes the Thunderbird Mine North (TBN) and Thunderbird Mine South (TBS), collectively the Thunderbird Mine, in Eveleth, Minnesota and the Fairlane processing facility (Fairlane Facility or the Plant) in Forbes, Minnesota. The Thunderbird Mine is a large, operating, open-pit iron mine that produces pellets from a magnetite-bearing iron ore regionally known as taconite.
The Property commenced operations as an asset of Eveleth Taconite Company in 1965 before it was purchased by United Taconite (70% Cliffs and 30% Laiwu Steel (Laiwu)) in December 2003. The Property has been a wholly owned subsidiary of Cliffs since 2008.
The open-pit operation has a mining rate of approximately 15 million long tons (MLT) of ore per year and produces 5.3 MLT of iron ore pellets, which are shipped by freighter via the Great Lakes to Cliffs’ steel mill facilities in the Midwestern USA.
2.1Site Visits
SLR Qualified Persons (QPs) visited the Property on October 21, 2019. During the site visit, the SLR team all toured the tailings basin, Fairlane Facility laboratory, concentrator and pelletizing facilities plus rail pellet load-out site, and the Thunderbird North mine offices and operational areas. The SLR geologist also visited the core shack and reviewed core logging and sampling procedures as well as reviewed modeling procedures with the Cliffs’ mine geologist staff.
2.2Sources of Information
Technical documents and reports on the UTAC operation were obtained from Cliffs personnel. During the preparation of this TRS, discussions were held with the following Cliffs personnel:
•Kurt Gitzlaff, Director - Mine Engineering, Cliffs Technology Group (CTG)
•Michael Orobona, Principal Geologist, CTG
•Adam Schaum, Lead Mine Engineer, CTG
•Scott Gischia, Director - Environmental Compliance
•Dean Korri, Director - Basin & Civil Engineering
•Sandy Karnowski, District Manager - Public Affairs
•John Elton, Senior Director - Corporate Accounting & Assistant Controller

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•Tushar Mondhe, Senior Manager - Operations and Capital Finance
•Candice Maxwell, Environmental Manager
This TRS was prepared by SLR QPs. The documentation reviewed, and other sources of information, are listed at the end of this TRS in Section 24.0, References.

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2.3List of Abbreviations
The U.S. System for weights and units has been used throughout this report. Tons are reported in long tons (LT) of 2,240 lb unless otherwise noted. All currency in this TRS is US dollars (US$) unless otherwise noted.
Abbreviations and acronyms used in this TRS are listed below.

Unit Abbreviation	Definition	Unit Abbreviation	Definition
a	annum	LT/d	long tons per day
A	ampere	LT/h	long tons per hour
acfm	actual cubic feet per minute	M	mega (million); molar
bbl	barrels	Ma	one million years
Btu	British thermal units	MBtu	thousand British thermal units
d	day	MCF	million cubic feet
°F	degree Fahrenheit	MCF/h	million cubic feet per hour
fasl	feet above sea level	mi	mile
ft	foot	min	minute
ft2	square foot	MLT/y	million long tons per year
ft3	cubic foot	MPa	megapascal
ft/s	foot per second	mph	miles per hour
g	gram	MVA	megavolt-amperes
G	giga (billion)	MW	megawatt
Ga	one billion years	MWh	megawatt-hour
gal	gallon	MWLT	million wet long tons
gal/d	gallon per day	oz	Troy ounce (31.1035g)
g/L	gram per liter	oz/ton	ounce per short ton
g/y	gallon per year	ppb	part per billion
gpm	gallons per minute	ppm	part per million
hp	horsepower	psia	pound per square inch absolute
h	hour	psig	pound per square inch gauge
Hz	hertz	rpm	revolutions per minute
in.	inch	RL	relative elevation
in2	square inch	s	second
J	joule	ton	short ton
k	kilo (thousand)	stpa	short ton per year
kg/m3	Kilogram per cubic meter	stpd	short ton per day
kVA	kilovolt-amperes	t	metric tonne
kW	kilowatt	US$	United States dollar
kWh	kilowatt-hour	V	volt
kWLT	thousand wet long tons	W	watt
L	liter	wt%	weight percent
lb	pound	WLT	wet long ton
LT	long or gross ton equivalent to 2,240 pounds	y	year
		yd3	cubic yard

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Acronym	Definition
AACE	American Association of Cost Engineers
AK	AK Steel
AMUSA	ArcelorMittal USA
ANSI	American National Standards Institute
ARO	asset retirement obligation
ASC	Accounting Standards Codification
ASQ	American Society for Quality
ASTM	American Society for Testing and Materials
ATF	Bureau of Alcohol, Tobacco, Firearms and Explosives
BF	blast furnace
BFA	bench face angle
BH	bench height
BIF	banded iron formation
BLS	United States Bureau of Labor Statistics
CCD	counter-current decantation
CCP	Conceptual Closure Plan
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act
CFR	Cost and Freight
CN	Canadian National Railroad
COA	certificates of analysis
CRIRSCO	Committee for Mineral Reserves International Reporting Standards
D&A	depreciation and amortization
DDH	diamond drill hole
DMO	Department Maintenance Office
DRI	direct reduced iron
DSO	direct-shipping iron ore
EAF	electric arc furnace
EAP	Emergency Action Plan
EIS	Environmental Impact Statement
EMP	Environmental Management Plan
EMS	environmental management system
EPA	United States Environmental Protection Agency
ESOP	Environmental Standard Operating Procedures
EOR	Engineer of Record
FASB	Financial Accounting Standards Board
FOB	Free on Board
GHG	greenhouse gas
GIM	Geoscientific Information Management
GPS	global positioning system
GSI	Geological Strength Index
GSSI	General Security Services Corporation
HBI	Hot briquetted iron

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Acronym	Definition
HRC	hot-rolled coil
ID2	Inverse distance squared
ID3	Inverse distance cubed
IF	iron formation
IRA	inter-ramp angle
IRR	internal rate of return
ISO	International Standards Organization
KEV	key economic variables
LG	Lerchs-Grossmann
LiDAR	light imaging, detection, and ranging
LMF	Laurentian Mixed Forest
LOM	life of mine
MAC	Mining Association of Canada
MDH	Minnesota Department of Health
MLT	million long tons
MDNR	Minnesota Department of Natural Resources
MR	moving range
NAAQS	National Ambient Air Quality Standards
NAD	North American Datum
NGO	non-governmental organization
NNG	Northern Natural Gas
NOAA	National Oceanic and Atmospheric Administration
NOLA	Nuclear On-Line Analyzer
NPDES	National Pollution Discharge Elimination System
NPV	net present value
OMS	Operations, Maintenance and Surveillance
OSA	overall slope angle
PMF	probable maximum flood
QA/QC	quality assurance/quality control
QP	Qualified Person
RC	rotary circulation drilling
RCRA	Resource Conservation and Recovery Act
ROM	run of mine
RQD	rock quality designation
RTR	risk and technology review
SDS	State Disposal System Permit
SEC	United States Securities and Exchange Commission
SG	specific gravity
SMU	selective mining unit
SQL	Structured Query Language
TMDL	total maximum daily load
TRS	Technical Report Summary
TSF	tailings storage facility

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Acronym	Definition
TSP	total suspended particulates
UCS	uniaxial compressive strength
USCG	United States Coast Guard
USGAAP	United States General Accepted Accounting Principles
USGS	United States Geological Survey
XRF	x-ray fluorescence

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3.0PROPERTY DESCRIPTION
3.1Property Location
The Property is located in St. Louis County, Northeastern Minnesota, USA, on the Mesabi Iron Range, immediately northwest of the city of Eveleth, Minnesota. The Thunderbird Mine and offices are located just north of Eveleth at latitude 47°29’1.62” N, longitude 92°32’23.69” W. The Fairlane Facility is located approximately eight miles to the southeast near the unincorporated community of Forbes, Minnesota, at latitude 47°20’54.92” N, longitude 92°35’1.03” W. Figure 3-1 presents the location of the Thunderbird Mine and the Fairlane Facility.
3.2Land Tenure
3.2.1Mineral Rights
The Property consists of approximately 4,908 acres of mineral leases granted by private landowners and the State of Minnesota as illustrated in Figure 3-2 and Table 3-1. Mineral leases generally include surface mining rights. Where the mineral leases do not include surface mining rights, United Taconite controls the surface through ownership or surface leases with the owner of the surface. Approximately 703 acres of owned property is associated with the mineral lease acreage.
United Taconite mineral leases expire between 2037 and 2066, with the exception of the State of Minnesota mineral lease, which expires in 2027. United Taconite must continue to make minimum prepaid royalty payments each quarter and pay property taxes in order to maintain the mineral leases until expiration. When mining occurs, a royalty is due per long ton of crude ore mined, or long ton of pellets produced from the crude ore mined. Royalty rates per long ton fluctuate based on industry and economic indexes. Minimum prepaid royalty payments may be credited against royalties due when mining occurs. Specific terms and provisions of the mineral leases are confidential.
Table 3-1:    Land Tenure Summary
Cleveland-Cliffs Inc. – United Taconite Property

Lease Name	Expiration Date
State T-5080-N	2/28/2027
Whiteside 1962	2/26/2037
Alworth 1962	7/31/2037
RFMD&F 1962	7/31/2037
RGGS 1964	1/1/2039
RFMD&F 1964	3/16/2039
Higgins 1966	9/29/2041
Virginia 1966	11/1/2041
Alworth 1969	7/1/2044
RFMD&F 1969	8/1/2044
RFMD&F 1972	1/1/2045

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Lease Name	Expiration Date
Skubic	12/10/2057
RGGS 1974	12/31/2065
RGGS Auburn	12/31/2065
RGGS Boundary	12/31/2065
In order to maintain the mineral leases until expiration, UTAC must continue to make minimum prepaid royalty payments each quarter and pay property taxes. When mining occurs, a royalty is due per long ton of crude ore mined, or long ton of pellets produced from the crude ore mined, and payable to the respective lessors quarterly. Royalty rates per long ton fluctuate based on industry and economic indexes. Minimum prepaid royalty payments may be credited against royalties due when mining occurs. Specific terms and provisions of the mineral leases are confidential.
3.2.2Surface Rights
The Property consists of approximately 14,199 acres of owned property (703 acres associated with mineral leases) in and around the Thunderbird Mine and Fairlane Facility as illustrated in Figure 3-2. United Taconite also leases approximately 145 acres not associated with mineral leases through a surface lease granted by the State of Minnesota. Property taxes must be paid to St. Louis County, Minnesota to maintain ownership.

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Figure 3-1:    Property Location Map

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Legend:
UTAC Property Boundary
UTAC Owned Property
Mineral Leases with State of Minnesota
Mineral Leases with Private Landowners
Surface Lease with State of Minnesota
Township and Range
0
1.5
3
Miles
N
Thunderbird Mine
Leonida
Eveleth
58-17
57-19
57-18
57-17
56-18
56-17
Iron Junction
Fairlane Plant
Ely Lake
Pleasant Lake
Eveleth-Virginia Municipal Airport
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Mineral and Surface Rights Map
United Taconite
Lake of the Woods
Fargo
MINNESOTA
Minneapolis
Saint Paul
Sioux Falls
CLIFFS AUG. 14, 2019

December 2021 ***Source: Cliffs, 2019***

Figure 3-2:    Mineral and Surface Rights Map

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3.3Encumbrances
United Taconite grants leases, licenses, and easements for various purposes including miscellaneous community land uses, utility infrastructure, and other third-party uses that encumber the Property but do not inhibit operations. Certain assets of United Taconite serve as collateral as part of Cliffs’ asset-based lending (ABL) facility. Cliffs has outstanding standby letters of credit, which were issued to back certain obligations of United Taconite, including certain permits and tailings basin projects. Additionally, United Taconite has and may continue to enter into lease agreements for necessary equipment used in the operations of the mine.
3.4Royalties
Reference section 3.2 of this TRS for royalty information. No overriding royalty agreements are in place.
3.5Other Significant Factors and Risks
No additional significant factors or risks are known.
SLR is not aware of any environmental liabilities on the Property. Cliffs has all required permits to conduct the proposed work on the Property. SLR is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the Property.

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4.0ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY
4.1Accessibility
The Thunderbird Mine is easily accessed via paved roads from Eveleth, Minnesota approximately one mile to the south, or the city of Virginia, approximately five miles to the north. Duluth, a major port city on Lake Superior, is 59 mi south of the Thunderbird Mine via US Highway 53. Duluth has a regional airport with several flights daily to major hubs in Minneapolis and Chicago.
The Fairlane Facility is accessed via county-maintained paved roads from Eveleth and is located just outside of Forbes. A rail line operated by Canadian National Railway (CN) extends from the Thunderbird Mine to the Fairlane Facility and from the Fairlane Facility to the port in Duluth. Refer to section 3.1 of this TRS and Figure 3-1 for the location of roads providing access to the Thunderbird Mine and Fairlane Facility.
4.2Climate
The climate in Northern Minnesota ranges from mild in the summer to winter extremes. The annual average temperature is 36.9°F. The annual average high temperature is 48.6°F, whereas the annual average low temperature is 25.1°F. By month, July is on average the hottest month (77°F), and January is the coldest (-4°F) (National Oceanic and Atmospheric Administration [NOAA], 1991-2020). Table 4-1 presents complete climate data for the area for 1991 to 2020.
Table 4-1:    Northern Minnesota Climate Data (1991 to 2020)
Cleveland-Cliffs Inc. – United Taconite Property

Month	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
Average high (°F)	16.9	22.5	35.4	49.5	63.4	72.2	76.7	74.9	65.7	50.8	34.3	21.4	48.6
Daily mean (°F)	6.2	10.5	23.8	37.1	49.5	58.9	63.5	61.6	53	40.2	25.6	12.3	36.9
Average low (°F)	−4.4	−1.4	12.2	24.8	35.7	45.7	50.3	48.3	40.3	29.7	16.9	3.1	25.1
Precipitation (in.)	0.51	0.53	0.91	1.61	2.76	4.36	3.85	3.09	3.06	2.35	1.09	0.64	24.76
Snowfall (in.)	15	7.1	7.8	3.7	0	0	0	0	0	1.2	13.2	12.3	60.3
Source: NOAA, 2021
Precipitation as rain in Northern Minnesota ranges from less than one inch in December, January, and February, to approximately three inches to four inches per month during the summer, averaging approximately 25 in. annually. Annual snowfalls average 60 in. during November through March. Approximately half of the precipitation occurs during the summer months.
The Property is in production year-round.
4.3Local Resources
Labor is readily available in the project area. Medical facilities with trauma centers are located in the cities of Virginia, Hibbing, and Duluth, Minnesota. Table 4-2 presents a list of the major population centers and their distance by road to the Thunderbird Mine and Fairlane Facility.

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Table 4-2:    Nearby Population Centers
Cleveland-Cliffs Inc. – United Taconite Property

City/Town	Medical Center	Population 2010 Census	Miles to Thunderbird Mine	Miles to Fairlane Facility
Gilbert, MN	N/A	1,799	5	14
Eveleth, MN	N/A	3,718	1	12
Virginia, MN	Level IV	8,712	5	17
Duluth, MN	Level I and II	85,884	59	56
Hibbing, MN	Level III	16,361	28	23
Source: U.S. Census Bureau, Google Maps
The UTAC operation employs 549 personnel who live in the surrounding cities of Virginia, Eveleth, Gilbert, and Hibbing. Personnel also commute from Duluth and the Iron Range. St. Louis County has an estimated population of 220,000 people.
4.4Infrastructure
The Property is located in a historically important, iron-producing region of Northeastern Minnesota. All the infrastructure necessary to mine and process significant commercial quantities of iron ore currently exists. Infrastructure items include high-voltage electrical supplies, natural gas pipelines that connect to the North American distribution system, water sources, paved roads and highways, railroads for transporting run of mine (ROM) crude ore and finished products, port facilities that connect to the Great Lakes, and accommodations for employees. Local and State infrastructure also includes hospitals, schools, airports, equipment suppliers, fuel suppliers, commercial laboratories, and communication systems. Additional information regarding UTAC supporting infrastructure can be found in Section 15.0 of this TRS.
4.5Physiography
The Thunderbird Mine and Fairlane Facility are located in St. Louis County, Northeastern Minnesota at an elevation of approximately 1,700 fasl. The generally gentle topography in the area is punctuated by hummocky hills and long gentle moraines, remnants of glacial ingress and egress. The landscape ranges from semi-rugged, lake-dotted terrain with thin glacial deposits over bedrock, to hummocky or undulating plains with deep glacial drift, to large, flat, poorly drained peatlands. Topography includes rolling till plains, moraines and flat outwash plains formed by the Rainy Lobe glacier. Most striking is the Giants Range, a narrow bedrock ridge rising 200 ft to 400 ft above the surrounding area. Bedrock is locally exposed near terminal moraines but is generally rare. There are over 63 bodies of water with areas greater than 100 acres in the Nashwauk Uplands Ecological Subsection, which includes the area around Eveleth, Minnesota.
The Minnesota Department of Natural Resources characterizes the area as being within the Laurentian Mixed Forest Province (LMF), which covers over 23 million acres of Northeastern Minnesota. In Minnesota, the LMF is characterized by broad areas of conifer forest, mixed hardwood and conifer forests, and conifer bogs and swamps. Vegetation is a mixture of deciduous and coniferous trees. White pine-red pine forest and jack pine barrens are common on outwash plains. Aspen-birch forest

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and mixed hardwood-pine forest are present on moraines and till plains. Wetland vegetation includes conifer bogs, lowland grasses, and swamps. Prior to settlement, the area consisted of forest communities dominated by white pine, red pine, balsam fir, white spruce, and aspen-birch.
Brown glacial sediments form the parent material for much of the soils in the area. Soils are varied and range from medium to coarse textures. Soils are formed in sandy to fine-loamy glacial till and outwash sand. Soils on the Nashwauk Moraine have a loamy cap with dense basal till below at depths of 20 in. to 40 in. These soils are classified as boralfs (cold, well-drained soils developed under forest vegetation) (Minnesota Department of Natural Resources, 2011).

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5.0HISTORY
5.1Prior Ownership
UTAC was originally owned and operated by the Eveleth Taconite Co. (Eveleth Taconite), and developed through a joint effort between Oglebay Norton and the Ford Motor Co. Expansion in the 1970s was funded by a joint venture agreement between Oglebay Norton and its partners Armco Steel, Steel Corporation of Canada, and Dominion Foundries and Steel Co., operating as Eveleth Expansion Co. (Eveleth Expansion). From 1977 to 1996, the two entities (Eveleth Taconite and Eveleth Expansion) operated as a single entity known as Eveleth Mines. In 1996, ownership was transferred to Eveleth Mines, LLC held by Rouge Steel, AK Steel and Stelco, and operated as EVTAC Mining. In May 2003, the Property was idled and subsequently purchased and reopened by United Taconite (70% Cliffs and 30% Laiwu) in December, 2003. Cliffs purchased Laiwu’s 30% share in 2008, and Cliffs now holds a 100% interest in UTAC through its wholly owned subsidiary United Taconite.
5.2Exploration and Development History
Initial observations of iron-bearing rocks in the Mesabi Iron Range are attributed to Henry H. Eames, the first state geologist of Minnesota, in 1866. Mr. Eames mentioned that “enormous bodies of iron ore occurred” in the northern part of the state (Eames, 1866).
Exploration for high-grade, direct-shipping iron ore (DSO) deposits in the Eveleth area began in the 1890s. Test pitting, later diamond core and churn drilling, and dip-needle surveys were used to delineate DSO deposits. The understanding of this work in the immediate Property area is limited with poor documentation of activities maintained on site. Coincident with early exploration activity, the areal extent of the unenriched Biwabik Iron Formation (Biwabik IF) sub-crop was delineated, and the magnetite-bearing iron formation was documented. Focused exploration for beneficiation-grade magnetite deposits, regionally known as taconite deposits, however, did not begin until the 1940s. At that time exploration activity consisted largely of diamond core drilling on regular-spaced grids designed to delineate taconite and characterize its weight recovery and metallurgical properties. A brief history of the initial exploration can be found in the Field Trip 2 Guidebook (Severson et al., 2016) and references therein.
Exploration activity at the TBN and TBS deposits (Thunderbird deposits) consisted solely of diamond core drilling campaigns commencing in the early 1950s. Drilling since the 1950s has primarily consisted of infill diamond drilling for operational purposes. Cliffs and United Taconite have not evaluated detailed records or results of early, non-drilling prospecting methods used during initial exploration activities such as geophysical surveys, mapping, trenching, and test pits conducted prior to Cliffs’ ownership of UTAC.
5.3Historical Reserve Estimates
As Cliffs has been the operator of United Taconite since 2003, historical reserves are not relevant and are not included here. A brief history of UTAC Mineral Reserves, as reported by Cliffs, is included in section 12.2 of this TRS.

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5.4Past Production
The TBN mine and Fairlane Facility began production in November 1965, with an initial production rate of 1.6 MWLT per year (MWLT/y) of iron ore pellets. In 1977, with the addition of three concentrating lines, a second pelletizing line, and the opening of the adjacent TBS mine, annual production capacity was increased to 6.0 MWLT/y of iron ore pellets. In 1991 the TBS mine was idled, and in May 1999 Eveleth Mines closed the Line 1 concentrating and pelletizing, reducing production to 4.2 MWLT/y of iron ore pellets. The remaining EVTAC operations were idled in May 2003.
The idled EVTAC operations were purchased and re-opened by United Taconite (70% Cliffs and 30% Laiwu) in December 2003. Subsequently, refurbishment and reactivation of Line 1 in December 2004 increased the annual production to 6.0 MWLT/y of iron ore pellets. In 2008, Cliffs purchased Laiwu’s 30% share, and now holds a 100% interest in UTAC through its wholly owned subsidiary United Taconite.
UTAC historical production is presented in Table 5-1, while production by owner/operator is provided in Table 5-2.
Table 5-1:    Historical Production
Cleveland-Cliffs Inc. – United Taconite Property

Year	Stripping (kWLT)	Crude Ore Crushed (kWLT)	Process Recovery[1]	Wet Std. Pellet (kWLT)	Wet Flux Pellet (kWLT)
1965-1979	67,172	108,996	32.1%	34,997	-
1980-1989	95,185	131,151	32.4%	42,542	-
1990-1999	94,419	141,287	31.2%	44,146	-
2000-2009	103,081	127,260	32.6%	41,450	-
2010	15,038	15,233	33.6%	5,112	-
2011	16,813	15,592	33.0%	5,150	-
2012	17,327	15,735	34.0%	5,355	-
2013	17,607	15,124	34.4%	5,204	-
2014	17,460	14,342	34.5%	4,944	-
2015	10,736	8,297	37.1%	3,078	-
2016	4,679	5,061	31.5%	1,548	-
2017	15,073	13,710	33.7%	3,314	1,516
2018	16,633	14,543	33.9%	3,163	2,056
2019	22,595	15,916	31.9%	3,326	1,921
2020	20,870	15,220	33.8%	3,582	1,715
2021	22,422	15,143	35.2%	3,725	1,599
Total	557,110	672,610	32.6%	210,636	8,807
Note:
1.Process recovery is calculated by dividing wet standard pellets by crude ore crushed for the period. Fluxstone added (approximately 14%) to produce wet flux pellets is removed to calculate a standard equivalent pellet.

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Table 5-2:    Historical Production by Owner
Cleveland-Cliffs Inc. – United Taconite Property

Years	Ownership	Wet Pellets (kWLT)
1965-2003	Eveleth Taconite Co.	135,557
2004-Present	United Taconite LLC	78,562
Total through 2021		219,443

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6.0GEOLOGICAL SETTING, MINERALIZATION, AND DEPOSIT
6.1Regional Geology
Essential aspects of the regional geology in the Lake Superior region have been understood since the early 1900s, and the geologic understanding of the area has remained relatively unchanged over the years.
Iron ores produced within the region range from high-grade, structurally controlled ore bodies amendable to direct shipping to more disseminated, stratigraphically controlled, low-grade iron ores regionally termed taconite. Taconite is observed in a sequence of Paleoproterozoic metasedimentary rocks overlying Archean granitic rocks in the Lake Superior region. A fold and thrust belt attributed to the Penokean orogeny (1,880 Ma to 1,830 Ma) developed a northward migrating foreland basin known as the Animikie Basin (Ojakangas, 1994, Figure 6-1). Sedimentary rocks within this basin include the basal Pokegama Quartzite (POK), the overlying Biwabik IF, and argillite and graywacke of the Virginia Formation (Jirsa & Morey, 2003).
The Mesabi Iron Range is a term used to reference the outcrop of the Animikie group, and is defined as a northeast-trending and southeast-dipping homocline, dipping 8° to 12° to the west or northwest in TBN and 5° to 7° to the south or southwest in TBS. The Biwabik IF is sectioned by a number of post-Penokean orogeny, high-angle normal and reverse faults associated with near-vertical, reactivated faults in the Archean basement (Morey, 1999). The most notable structural feature of the Biwabik IF is located east of Hibbing, between Virginia and Eveleth, where the paired Virginia syncline and Eveleth anticline result in an S-curve surface trace of the Biwabik IF (Jirsa and Morey, 2003, Figure 6-2).

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96°
94°
92°
90°
88°
49°
48°
47°
46°
CANADA
UNITED STATES
PROVINCE
SUPERIOR
ANIMIKIE
BASIN
?Extent uncertain?
A'
A
Fold and Thrust Belt
GLTZ
0
31
62
93
Miles
A
A'
SOUTH
NORTH
PENOKEAN FOLD-AND-THRUST BELT (1880-1830 Ma)
FORELAND BASIN
migrating to north
PERIPHERAL BULGE
Sediment from south
Sediment from north
Turbidites
Basal quartzose sands and iron formation
Archean Continental crust
Rifts
0
6
12
18
Miles

Legend:

EARLY PROTEROZOIC

Biwabik Iron Formation Exposure

December 2021

Source: Ojakangas, 1994

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Figure 6-1:    Location of the Animikie Basin and Schematic Cross-section Showing Development of the Basin

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92°37'30"
92°30'00"
92°22'30"
92°15'00"
47°37'30"
47°37'00"
LAURENTIAN FAULT
BIWABIK FAULT
PIKE RIVER FAULT
DORR FAULT
FAYAL FAULT
Virginia
Biwabik
McKinley
Gilbert
Eveleth
Genoa
PALEOPROTEROZOIC
Animikie Group
Virginia Formation
Biwabik Iron Formation
Pokegama Quartzite
unconformity
NEOARCHEAN
Undifferentiated
MINES
Taconite pits
Natural iron-ore mines
0
Miles
5
0
5
Kilometres

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Regional Geological Map

December 2021 ***Source: Modified from Jirsa and Morey, 2003***

Note. UTAC pits in green
Figure 6-2:    Regional Geological Map

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6.2Local Geology
The Early Proterozoic Biwabik IF is a narrow belt of iron-rich strata varying in width from 0.25 mi to 3.2 mi and extending approximately 125 mi from Grand Rapids eastward past Babbitt, Minnesota. The true thickness varies from approximately 150 ft to 700 ft. The Biwabik IF is interpreted to have been deposited in a shallow, tidal marine setting and is characterized as having four members (from bottom to top): Lower Cherty, Lower Slaty, Upper Cherty, and Upper Slaty (Severson, Heine, and Patelke, 2009). “Cherty” members have a sandy granular texture, are typically thickly bedded, and are composed of silica and iron oxide minerals. “Slaty” members are fine grained, thinly bedded, and comprised of iron silicates and iron carbonates, with local chert beds, and are typically uneconomic. The cherty units are representative of deposition in a high-energy environment, whereas the slaty units were probably deposited in a muddy, lower-energy environment below the wave base. Interbedding is ubiquitous, and contacts are generally gradational. The iron content for the cherty units is approximately 31%, while iron content of the slaty units is approximately 26%. SLR notes that nomenclature of the members is not indicative of metamorphic grade; instead, slaty and cherty are colloquial, descriptive terms used regionally.
The four members of the Biwabik IF are further divided into 22 subunits within the Thunderbird Mine area. Figure 6-3 illustrates the stratigraphy of these subunits and their general descriptions. Nomenclature for these subunits is based on their relative location within the four members. They are subdivided based on geologic characteristics observed in diamond drill core. Many of the contacts between subunits are gradational and do not provide a sharp geologic contact. Geologic contacts are occasionally adjusted to fit assay data once received.
Isolated DSO material exists within the lower-grade taconite ores, the origins of which have been debated for many years. Some of the more recent publications suggest a genesis linked to crustal-scale groundwater convection related to igneous activity. Much of the evidence supporting this conclusion comes from the isotopic analysis of leached and replaced silicate and carbonate minerals (Morey, 1999). Within the Biwabik IF, metamorphic processes produced assemblages diagnostic of greenschist facies to the west, increasing in metamorphic grade to the east. Mineralogy in unaltered taconite is dominated by quartz, magnetite, hematite, siderite, ankerite, talc, chamosite, greenalite, minnesotaite, and stilpnomelane (Perry, et al., 1973).
The Thunderbird deposits are located in the Virginia Horn region, noted for the drastic change in the general northeast trend of the Biwabik IF (Figure 6-2). To the west of Virginia, Minnesota, the Biwabik IF dips approximately 6° to the southeast. To the east of Gilbert, Minnesota, the dip is approximately 12° to the southeast. Still further east, the Biwabik IF is essentially flat lying. Between Virginia and Eveleth, however, the Biwabik IF strikes to the southwest and dips to the northwest. In this area, the Biwabik IF forms the paired Virginia syncline and Eveleth anticline (Jirsa and Morey, 2003). A number of publications suggest that the occurrence of isolated DSO material is related to the structural complexity in this region and the movement of fluids along faults that remobilized and concentrated iron.

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United Taconite Company
Biwabik Iron Formation
Thunderbird Mine
CLIFFS
Upper Slaty
Upper Cherty
Lower Slaty
Lower Cherty
V1 Virginia Formation
US1 Upper Slaty
UC8 Cherty - Grey Thick Bedded
UC7 Cherty - Red Thick Bedded
UC6 Cherty - Stromatolite Horizon
UC5 Cherty/Slaty
UC4 Cherty/Slaty - Thin Bedded
UC3 Cherty - Thick Bedded
UC2 Cherty/Slaty - Thin Bedded
UC1 Cherty - Thick Bedded
LUC3 Cherty/Slaty - Thin Bedded
LUC2 Cherty - Thin Bedded
LUC1 Slaty
LS2 Green Lower Slaty
LS1 Black Lower Slaty
LC8 Cherty/Slaty - Thick Bedded
LC7 Cherty - Thick/Thin Bedded
LC6 Cherty - Pink Massive
LC5 Cherty - Thick Bedded
LC4 Cherty - Thick/Thin Bedded
LC3 Slaty
LC2 Cherty - Thin Bedded
LC1 Cherty/Slaty - Thin Bedded
Quartzite

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Stratigraphic Column

December 2021

Source: Cliffs, 2019

Figure 6-3:    Stratigraphic Column

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6.3Property Geology
The iron ore deposit exploited on the Property was originally subdivided into two areas, TBN and TBS. United Taconite still retains the Thunderbird nomenclature in a number of publications and unpublished company reports. The following geological interpretation is based on the observations of mine geologists at the Thunderbird deposits since 1960.
6.3.1Surficial Geology
The Thunderbird deposits are overlain by Pleistocene glacial till, outwash, and lacustrine sediment. Overburden thicknesses average approximately 50 ft; however, thicknesses up to 199 ft have been drilled at TBS. Glacial sediment is generally thinnest on the northern portion of the Property and thickens to the south and west.
6.3.2Bedrock Geology
Current mining operations exploit stratigraphic units of the Upper Cherty (44% of total mining) and Lower Cherty (56%) members. Mineable crude ore intercepts are generally identified by their thickness, crude ore magnetic iron content (MagFe), and concentrate silica content. Each unit and subunit is described based on extensive historical drilling and mining. When unoxidized, each subunit has recognizable physical and chemical characteristics.
The subunits are described by Larson (2010) as follows.
6.3.2.1Lower Cherty
The Lower Cherty member is approximately 200 ft to 250 ft thick in the Thunderbird deposits and is subdivided into eight subunits:
LC-1 is a pink-green-gray, heterogeneous subunit comprised of interbedded, thin-bedded slaty and thin-bedded cherty carbonate-silicate (minnesotaite-talc-stilpnomelane) iron formation. LC-1 comprises the basal 46 ft of the iron formation. LC-1 is defined as the footwall of the Biwabik IF. LC-1 is, in general, poorly described, as the majority of exploration and development drilling terminates in the upper few feet of this subunit.
LC-2 is a gray, thin-bedded, cherty carbonate-silicate (minnesotaite-talc)-magnetite iron formation. Magnetite occurs as disseminated and diffuse idiomorphic granules and as replacement of thin slaty laminae. Magnetite (slaty) laminae often have thin stringers of white talc. LC-2 averages 20 ft in thickness but varies across the extent of the Thunderbird deposits. A notable feature of LC-2 is the presence of wispy laminae of magnetite, likely a later diagenetic overprint of early burial stylolites.
LC-3 is composed of interbedded, greenish-gray, thin-bedded cherty- and green, medium-laminated slaty iron formation. LC-3 is weakly magnetic, with the cherty beds conspicuously low in magnetite. LC-3 averages 23 ft in thickness but varies across the Thunderbird deposits. In the western extent of the Thunderbird deposits, LC-3 is up to 30 ft thick and predominantly composed of slaty iron formation. In the northern extent of the TBN deposit, LC-3 thins to less than 10 ft and is composed predominantly of alternating thin beds of slaty material and nonmagnetic, granular chert. Within the LC-3 subunit, ubiquitous bedding-parallel quartz-carbonate veins up to one inch thick are conspicuous in mine exposures. The top and bottom of the LC-3 subunit is defined by the first and last appearance of green, nonmagnetic slaty iron formation containing thin-bedded, nonmagnetic, granular chert.

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LC-4 is composed of gray, medium-bedded, cherty carbonate (ankerite)-silicate (minnesotaite-talc)-magnetite iron formation with minor, irregular thin beds of slaty (magnetite) iron formation. Magnetite occurs as disseminated idiomorphic granules, patchy halos cored by coarse slaty intraclasts, and replacement of thin slaty laminae. LC-4 averages 50 ft to 60 ft thickness.
LC-5 is composed of pink-gray, medium- to thick-bedded cherty oxide-chert-carbonate (ankerite) iron formation. Magnetite occurs as disseminated grains and in mottles. LC-5 averages 50 ft to 60 ft in thickness. LC-5 contains a small but variable amount of “primary” (i.e., pre-supergene oxidation) hematite. LC-5 has appreciably more matrix chert than the underlying LC-4 subunit.
LC-6 is a pink, massive, thick-bedded, cherty oxide-chert-carbonate (kutnohorite) iron formation, averaging six feet in thickness. LC-6 is composed principally of coarse-grained intraclasts, reflecting a relatively high-energy depositional environment. LC-6 contains an appreciable content of “primary” hematite and has relatively low magnetite recovery. The base of the LC-6 subunit is defined by the appearance of discreet, thin- to medium-laminated shaly material within the coarsening LC-5 succession. The top of the LC-6 subunit is defined by the abrupt transition to green, thin- to medium-bedded slaty and cherty iron formation of the LC-7 subunit.
LC-7 is composed of interbedded, thick, irregular, magnetite-carbonate-silicate slaty and green, thin- to medium-bedded cherty carbonate (siderite)-silicate (greenalite) iron formation. LC-7 averages 13 ft in thickness. LC-7 is notable in that magnetite occurs predominantly in the thick, slaty laminae. Green LC-7 sharply overlies the pink LC-6, and the contact is a highly visible stratigraphic marker throughout the Virginia Horn area. The transition from thick-bedded, coarse-grained to thin-bedded, fine-grained iron formation, as well as the contrasting mineralogical assemblages at the LC-6/LC-7 contact, suggests an abrupt transition in the depositional environment. The top of the LC-7 subunit is defined by the last occurrence of magnetite-bearing slaty iron formation in the Lower Cherty succession.
LC-8 is visually similar to LC-7, consisting of interbedded green, medium- to thick-laminar massive slaty and greenish-gray, thin-bedded, granular cherty carbonate (siderite)-silicate (greenalite) iron formation. However, LC-8 contains little or no magnetite. LC-8 averages a thickness of 19 ft. The base of the LC-8 subunit is defined by the top of the last magnetic slaty layer in the Lower Cherty succession. The top of the LC-8 subunit is defined by the last occurrence of thin-bedded, granular cherts, and the last occurrence of exclusively green slaty material.
6.3.2.2Lower Slaty
The Lower Slaty member averages 50 ft to 60 ft thick, comprising the nonmagnetic rock between the Lower Cherty and Upper Cherty member subunits.
LS-1 is composed of predominantly black, massive to thinly laminated, slaty carbonate (siderite)-silicate (stilpnomelane-minnesotaite)-sulfide iron formation. LS-1 averages 23 ft in total thickness and is divisible into a lower half composed of thick-bedded, massive, intraformational debris flow breccias and an upper half composed of thinly laminated, planar-bedded slaty iron formation. Locally, thin- to medium-bedded, black flinty chert is present in the lower portion. Such flinty cherts typically occur in pod-like bodies extending a few hundred feet on strike.
The upper portion of LS-1 has undergone extensive bedding-parallel deformation, with the entire subunit serving as a low-angle fault plane. Small-scale folds are common, as are bedding-parallel, syntectonic quartz-carbonate (ankerite-siderite) veins. The thinly laminated, planar-bedded slaty iron

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formation in the upper portion, referred to as the “intermediate slate,” is a district-scale marker interval. LS-1 is notable in that it contains a relatively high percentage of aluminum oxide (approximately 1.8% Al2O3) and other elements indicative of clastic input, suggesting the basin experienced either an influx of clastic detritus, or a sharp reduction in the rate of iron formation deposition. The top of the LS-1 subunit is defined by an interval of fissile shale, approximately one foot thick, containing abundant 0.04 in. to 0.1 in lenticular concretions.
LS-2 is composed of a green to greenish-gray, well-cemented, very thinly laminated, slaty carbonate-silicate (minnesotaite) iron formation. LS-2 averages 26 ft in thickness. The top of the LS-2 subunit is defined by the appearance of significant magnetic slaty iron formation. The base of the LS-2 subunit is defined by the first well-cemented shale in the Lower Slaty succession.
6.3.2.3Upper Cherty
The Upper Cherty member comprises several taconite subunits situated above the Lower Slaty subunits. The Upper Cherty unit is approximately 350 ft thick. The lowermost 100 ft of the Upper Cherty units as defined at TBN consists of alternating beds of slaty- and cherty-iron formation dominant intervals. The Upper Cherty unit is subdivided into 11 subunits at the Thunderbird deposits.
LUC-1 is composed of gray, laminar, thin-bedded slaty chert-silicate (stilpnomelane)-magnetite iron formation. LUC-1 averages 22 ft in thickness and is notable for producing a high-silica magnetic concentrate (up to approximately 10% SiO2). LUC-1, in common with the other slaty iron formation in the Upper Cherty unit, has a relatively high Al2O3 content (approximately 0.5% Al2O3).
LUC-2 is a heterogeneous subunit, composed variously of green-gray, thin-bedded, slaty iron formation; interbedded, green-gray, thin-bedded slaty iron formation and thin-bedded cherty iron formation; and gray, thick-bedded, chert-magnetite iron formation. LUC-2, as a whole, varies from five feet to 40 ft in thickness. Thin-bedded, granular cherty intervals predominate over thin- to medium-laminated shales. The abundance and frequency of cherty intervals generally increases up-section within the subunit. Locally, pink, massive- to thick-bedded, coarse-grained, granular chert bodies up to 20 ft thick are present within the LUC-2 subunit. These beds are characterized by significantly higher weight recovery and significantly lower concentrate silica grades than the subunit as a whole. The base of the LUC-2 subunit is defined by the common appearance of thin-bedded, granular chert. Coincident with this transition, bedding in the shaly iron formation changes from predominantly planar to wavy. The top of the LUC-2 subunit is defined by a relatively abrupt decrease in the frequency and abundance of thin-bedded granular chert.
LUC-3 is composed of dark, reddish-brown, thin, planar-bedded, slaty chert-silicate iron formation. LUC-3 averages 27 ft in thickness; however, thickness over the subunit varies from seven feet to 72 ft. Increasing up-section, nodules and beds of chert are increasingly abundant, and the LUC-3 subunit hosts a one-foot- to two-feet-thick interval containing thin-bedded, flinty chert. The variable thickness of LUC-3 is due to erosion and removal of a portion of the subunit prior to the deposition of the overlying UC-1 subunit. LUC-3 at TBS is correlative with the LUC-3 and UC-2 subunits at the TBN deposit.
UC-1 is composed of pinkish-gray, thick-bedded, cherty oxide-chert-silicate iron formation. UC-1 is notable in that it contains appreciable “primary” hematite content. This hematite is intimately intergrown with magnetite and, so, is recovered in the Fairlane Facility concentrator circuit. The UC1 is interpreted as a channel deposit that cuts into the underlying subunits and is not continuous across the

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Thunderbird Mine area. As a result, the UC-1 subunit’s thickness is variable, and the underlying subunit may be thinned out or missing.
UC-2 is a dark, reddish-brown, thin-bedded, slaty silicate iron formation, averaging 33 ft in thickness, but ranging from 11 ft to 60 ft thick. The UC-2 subunit typically has a low magnetic iron (<17% MagFe).
UC-3 is composed of gray, thick-bedded, cherty oxide-silicate iron formation, with a conspicuous increase in magnetite content from bottom to top. UC-3 is further subdivided into UC-3 and UC-3A based on magnetite content, and these subdivisions are modeled separately. Concentrate silica values in the overall UC-3 subunit are neutral (4% to 6%), making this a desirable blend component when available. The overall UC-3 subunit is interpreted as a channel deposit that cuts into the underlying subunits and is not continuous across the Thunderbird Mine area. As a result, UC-3 subunit’s thickness is variable, and the underlying subunit may be thinned out or missing.
UC-4 is a dark, reddish-brown, thin-bedded, slaty silicate iron formation, averaging 25 ft in thickness. UC-4 typically has a relatively low magnetic iron (<17% MagFe). The top of the UC-4 subunit is marked by a black, thin-bedded, nonmagnetic, slaty silicate iron formation, averaging eight feet in thickness, but ranging from one foot to 18 ft thick. This black, slaty top of the subunit at TBN is an important marker interval, correlative with the Upper Cherty Marker Slate subunit (Ucms) at TBS (described below).
UC-5 consists of interbedded and alternating reddish-brown, thin-bedded, slaty silicate iron formation and thin-bedded, cherty iron formation. UC-5 averages 28 ft in thickness but ranges from five feet to 52 ft thick. The thin cherty beds commonly contain abundant, coarse-grained jasper intraclasts.
UC-6 is composed of red, medium- to thick-bedded, coarse-grained intraclast conglomerates. Clasts in the conglomerate are composed predominantly of re-sedimented cherty algal stromatolites (spherical oncolites). The conglomeratic matrix is composed predominantly of manganiferous carbonate. The top and bottom of the UC-6 subunit are defined by the first and last appearances of coarse-grained oncolite breccia within the Upper Cherty succession.
UC-7 is composed of gray to red, thick-bedded, oolitic, cherty oxide-chert-carbonate iron formation. The subunit consists of a lower, red (hematitic), oolitic cherty iron formation and an upper, gray, magnetite-bearing, oolitic chert-carbonate (ankerite) cherty iron formation. The lower portion of the subunit averages 29 ft in thickness. The upper portion of the subunit averages 46 ft in thickness and contains abundant coarse poikiloblasts of ankerite. In some instances these are weathered away, leaving vugs in the oolitic chert.
UC-8 consists of interbedded, green-red, thin-bedded, slaty silicate iron formation and thin-bedded cherty iron formation. UC-8 averages 32 ft in thickness. UC-8 is known only from (commonly) oxidized drill hole intercepts. The thin, cherty beds commonly contain abundant, coarse-grained jasper intraclasts. The contact between UC-8 and the overlying US-1 is poorly defined.
6.3.2.3.1Upper Cherty at TBS
The Ucm series occurs at TBS and is defined in place of the UC2 to UC5 stratigraphy used at TBN.
Ucml – The “middle lower” subunit consists of dark reddish-brown, thin-bedded, slaty silicate iron formation, averaging 33 ft in thickness, but ranging from 11 ft to 60 ft thick.

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Ucms – The “Marker Slate” is a black, thin-bedded, nonmagnetic slaty silicate iron formation subunit, averaging eight feet in thickness, but ranging from one foot to 18 ft thick. The Ucms subunit is an important marker interval, and is correlative with the top of the UC-4 subunit at the TBN deposit.
Ucmu – The “Middle Upper” subunit consists of interbedded, reddish-brown, thin-bedded, slaty silicate iron formation and thin-bedded, cherty iron formation averaging 28 ft in thickness but ranging from five feet to 52 ft thick. The thin cherty beds commonly contain abundant coarse-grained jasper intraclasts.
6.3.2.4Upper Slaty
The Upper Slaty unit in the vicinity of the Thunderbird deposits is only known from oxidized intercepts in limited drill holes and is not exposed in outcrops. The Upper Slaty unit is comprised predominantly of reddish-brown, thin-bedded, slaty iron formation and is approximately 50 ft thick.
6.4Mineralization
Magnetite-bearing taconite is currently the principal iron-bearing rock of economic interest on the property. In line with other Superior-type iron formations, magnetite-bearing intervals within the Biwabik IF occur as laterally extensive, stratiform intervals. Economically mineable magnetite occurs exclusively within granular iron-formation (cherty) units of the Biwabik IF.
Magnetite formed during diagenesis of precursor iron hydroxides, carbonates, and silicates in the primary iron-formation chemical sediment. Reduction of ferric iron and subsequent ferrous iron mobility within the sedimentary package played a key role in magnetite formation. Units with high primary permeability and porosity display a predilection to formation of magnetite. The high total iron content of the highest magnetite content ores suggests that ferrous iron mobility locally enriched the iron content of the primary iron-formation chemical sediment (Larson, 2010).
Figure 6-4 presents geologic cross-sections for TBN and TBS.

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2000ft
1500ft
1000ft
500ft
A
A'
Overburden
Upper Slaty
Upper Cherty
Lower Slaty
Lower Cherty
Back Fill
Quartzite - Pokegama
OB
UC8
UC7
UC6
UC5
UC4
UC2
UC1
LUC3
LUC2
LUC1
LS2
LS1
LC8
LC7
LC6
LC5
LC4
LC3
LC2
LC1
POK
CLIFFS
CLEVELAND-CLIFFS INC.
United Taconite
TBN Section 700
August 2019

1750ft
1500ft
1250ft
1000ft
750ft
500ft
A
A'
Stockpile
Overburden
Upper Cherty
Lower Slaty
Lower Cherty
Quartzite - Pokegama
OB
UC8
UC7
UC6
UC5
UC4
UC2
UC1
LUC3
LUC2
LUC1
LS2
LS1
LC8
LC7
LC6
LC5
LC4
LC3
LC2
LC1
POK
CLIFFS
CLEVELAND-CLIFFS INC.
United Taconite
TBS Section
August 2019

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

TBN and TBS Geologic Cross-sections

December 2021 **Source: Cliffs, 2019**

Figure 6-4:    TBN and TBS Geologic Cross-sections

Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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In the Thunderbird deposits, the four members of the Biwabik IF comprise a total thickness of over 600 ft. Average thicknesses of the four members at the Thunderbird deposits are presented in Table 6-1.
Table 6-1:    Relative Thicknesses of the Four Members of the Biwabik IF at the Thunderbird Deposits
Cleveland-Cliffs Inc. – United Taconite Property

Unit	TBN Thickness (ft)	TBS Thickness (ft)
Upper Slaty	63	58
Upper Cherty	307	329
Lower Slaty	50	46
Lower Cherty	213	230
SLR notes that due to the dip of the Biwabik IF, portions of the units were eroded and do not exist uniformly across the mining area. Thickness of the Upper Slaty member is an average of drilled thickness for the relatively few holes that have intersected the unit. All other member thicknesses are summations of the subunit thicknesses tabulated in Table 6-2 and Table 6-3. Slaty subunits (US-1, LS-2, and LS-1) are always considered to be waste at TBN and TBS. All other subunits are mined and processed if they meet cut-off grade (section 11.8). Within the currently operating TBN pit, exposed LC-1 does not meet cut-off grade, and UC-8 is not encountered. There is no mining currently occurring in the TBS pit. The average thickness and magnetic iron content of the subunits at the Thunderbird deposits are presented in Table 6-2 and Table 6-3.
Table 6-2:    Relative Thicknesses and Iron Content of Subunits of the Biwabik IF at the TBN Deposit
Cleveland-Cliffs Inc. – United Taconite Property

Subunits of the Biwabik IF	Average Thickness (ft)	Average Magnetic Iron Content
US-1	63	9.1%
UC-8	22	13.1%
UC-7	36	14.4%
UC-6	11	8.6%
UC-5	15	15.5%
UC-4	19	14.3%
UC-3	37	13.7%
UC-3a	42	24.4%
UC-2	31	15.5%
UC-1	22	16.9%
LUC-3	16	17.8%
LUC-2	39	22.2%
LUC-1	17	17.8%

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Subunits of the Biwabik IF	Average Thickness (ft)	Average Magnetic Iron Content
LS-2	35	7.2%
LS-1	15	0.9%
LC-8	20	5.5%
LC-7	13	17.4%
LC-6	7	19.8%
LC-5	49	24.4%
LC-4	48	24.5%
LC-3	11	14.1%
LC-2	16	20.9%
LC-1	59	11.6%
Table 6-3:    Relative Thicknesses and Iron Content of Subunits of the Biwabik IF at the TBS Deposit
Cleveland-Cliffs Inc. – United Taconite Property

Subunits of the Biwabik IF	Average Thickness (ft)	Average Magnetic Iron Content
US-1	58	5.8%
UC-8	28	16.1%
UC-7u	41	18.9%
UC-7l	31	17.5%
UC-6	9	11.2%
UC-Mu	26	13.2%
UC-Ms	8	15.2%
UC-Ml	30	18.1%
UC-1	66	23.0%
LUC-3	27	17.2%
LUC-2	42	21.1%
LUC-1	21	15.0%
LS-2	24	7.6%
LS-1	22	0.8%
LC-8	19	5.7%
LC-7	13	14.9%
LC-6	6	18.7%
LC-5	58	20.7%
LC-4	58	22.5%

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Subunits of the Biwabik IF	Average Thickness (ft)	Average Magnetic Iron Content
LC-3	23	8.1%
LC-2	18	18.3%
LC-1	13	10.5%
6.5Deposit Types
6.5.1Mineral Deposit
The TBN and TBS deposits are examples of Lake Superior-type banded iron formation (BIF) deposits. Lake Superior-type BIFs occur globally and are exclusively Precambrian, deposited from approximately 2,400 Ma to 1,800 Ma. Although the genesis of iron formations has been debated over the years, it is certain that they were deposited relatively contemporaneously and in similar marine depositional environments. Some of the most prolific iron districts in the world are hosted in these rocks, such as those found in the Pilbara district of Australia and the Animikie Group of Minnesota. Theories regarding their formation center on the hypothesis that at stages in the Earth’s history the oceans were acidic and contained tremendous amounts of dissolved iron. The conventional explanation for the majority of these iron deposits is that oxygen-producing life forms such as stromatolites, found fossilized in BIFs, began to produce sufficient oxygen to oxidize the sulfide or free ion forms of iron within seawater. The iron content in seawater rose and fell for over a billion years, and the last of the Precambrian BIFs is thought to have been deposited around 1,800 Ma (Guilbert and Park, 1986).
While there are some remaining high-grade iron deposits in the area, the majority of the iron ore is regionally referred to as taconite. Taconite is a type of BIF that is characterized as an iron-bearing sedimentary rock with greater than 15% Fe, where the iron minerals are interbedded with silicates or carbonates. Iron content (FeO + Fe2O3) in taconite is generally 25% to 30%. Higher-grade DSO deposits are believed to have formed from the leaching and dissolution of silica found in the taconites, resulting in smaller zones that can contain greater than 60% Fe (Morey, 1999). These high-grade ore bodies are predominantly related to the high-angle, steeply dipping faults common along the Mesabi Iron Range.
Geological classification of BIFs is made on the basis of mineralogy, tectonic setting, and depositional environment. The original facies concept provided for oxide-, silicate-, and carbonate-dominant iron formations that are thought to pertain to the environment of deposition listed below (James, 1954).
•Oxide-rich BIF typically consists of alternating bands of hematite [Fe23+O3] with or without magnetite [Fe2+Fe23+O4]. Where the iron oxide is dominantly magnetite, siderite [Fe2+CO3] and iron silicate are usually also present.
•Silicate-rich BIF is usually dominated by the minerals greenalite, minnesotaite, and stilpnomelane. Greenalite [(Fe2+,Mg)6Si4O10(OH)8] and minnesotaite [(Fe2+,Mg)3Si4O10(OH)2] are ferrous analogs of antigorite and talc, respectively, while stilpnomelane [K(Fe2+Mg,Fe3+)8(Si,Al)12(O,OH)27•n(H2O)] is a complex phyllosilicate.
•Carbonate-rich BIF is usually dominated by the minerals ankerite [CaFe2+(CO3)2] and siderite, both of which display highly variable compositions. Similar proportions of chert and ankerite (and/or siderite) are typically expressed as thinly bedded or laminated alternating layers (James, 1966).

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These classification schemes commonly overlap within Lake Superior-type deposits, defying classification by this method. Nearly all of the minerals described in the three classifications can be found in many of the deposits of the Mesabi Iron Range. Lake Superior-type deposits are generally classified based on their size and depositional environments (Guilbert and Park, 1986). These deposits are typically large and are associated with other sedimentary rocks. Deposition of the Lake Superior-type deposits occurred in shallow marine conditions, with transgressive sequences commonly observed in the regional stratigraphy (Simonson and Hassler, 1996). It is common to observe shallow marine bedforms and sedimentary depositional textures in these deposits.

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7.0EXPLORATION
7.1Exploration
Cliffs does not maintain detailed records or results of early, non-drilling prospecting methods used during initial exploration activities, such as geophysical surveys, mapping, trenching, test pits, and sampling conducted prior to Cliffs’ ownership of UTAC. Most exploration work by Cliffs has been and continues to be near-mine diamond core drilling conducted using a 300 ft x 300 ft grid. In May 2021, Cliffs contracted EDCON-PRJ to fly a high-resolution, fixed-wing aeromagnetic survey over the Virginia Horn area, which included the TBS deposit, among other adjacent Cliffs-held assets, with the purpose of understanding large-scale structural features and oxidation of the BIF.
The survey covers an area of 90 mi2 in St. Louis County Minnesota. It includes the towns of Eveleth, Virginia, Gilbert, McKinley, and Biwabik. The survey area is centered over the faulted and folded zone of the Biwabik IF known as the Virginia Horn. Current and historical mine workings are scattered throughout the area.
A total of 1,767 line-miles of aeromagnetic data was acquired, flown at 328 ft (100 m) spacings and oriented north-south. The resultant airborne magnetic survey map is shown in Figure 7-1.

Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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2756000
2760000
2764000
2768000
2772000
2776000
696000
690000
684000
678000
672000
N
CLIFFS
Reduced To Pole Magnetic Anomaly
Airborne Magnetic Survey
Life of Mine Pit Boundary
Permit to Mine Boundary

0 0.3 0.6 0.9 1.2
Miles

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Airborne Magnetic Survey

December 2021 ***Source: Cliffs, 2021***

Figure 7-1:    Airborne Magnetic Survey

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7.2Drilling
7.2.1Type and Extent
Table 7-1 presents a summary of drilling on the Property. All holes were completed using diamond drills. Collar locations at TBN and TBS are shown in Figure 7-2 and Figure 7-3, respectively.
Table 7-1:    Drilling Summary
Cleveland-Cliffs Inc. – United Taconite Property

Year	TBN		TBS
	Holes	Footage	Holes	Footage
2021[1]	21	7,807	21	7,805
2020	19	6,579	-	-
2019	20	5,341	-	-
2018	19	5,399	-	-
2017	25	3,767	-	-
2016	18	4,218	-	-
2015	7	3,436	-	-
2014	-	-	-	-
2013	1	508	-	-
2012	7	2,969	5	3,937
2011	9	5,347	1	737
2010	5	2,880	5	2,935
2009	12	6,088	-	-
2008	15	5,666	-	-
2007	6	2,760	-	-
2006	-	-	-	-
2005	1	149	8	2,227
1952-2004[2]	548	174,988	224	67,933
TOTAL	733	237,902	264	85,574
Note:
1.January to September 2021
2.Historical drilling prior to Cliffs ownership
7.2.2Procedures
Drilling practices have remained consistent over the history of the Property. The core size has varied over the years but is currently drilled with BTW-sized tools (1.656 in. core diameter).

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7.2.2.1Collar Surveying
Diamond drill hole (DDH) collar locations are recorded on the original drill logs created at the time of drilling, including easting and northing coordinates in local grid (modified Minnesota State Plane, NAD 27 datum) and elevation of collar in feet above sea level National Geodetic Datum of 1929 (NGVD29).
Surveying methods have evolved over the years with advancements in technology, moving from optical methods to electronic distance measurement and to global positioning system (GPS), which is currently in use. SLR is of the opinion that, for the deposit type, all survey methods used for the collar locations would be expected to provide adequate accuracy for the drill hole locations. All drilling follows applicable Minnesota Department of Health and Minnesota Department of Natural Resources (MDNR) regulations and requirements.
Currently, the location of the drill hole is set by the geologist, with collars marked and surveyed using a Trimble R10 GNSS receiver and a TC3 data collector. Drill collars are planned using Vulcan™ (Vulcan) software, and final collar data are stored digitally, in an acQuire database. Drill hole locations are staked in the field and marked with a lath. Maps of staked hole locations as well as field tours of hole locations are provided to drilling contractors, who, upon completion of a hole, place the lath into the drill hole, which is subsequently surveyed with a GPS, marking the final location.
Due to the relatively shallow depth and vertical nature of all drill holes, no downhole deviation survey is conducted. Drill holes pierce the generally flat-lying Biwabik IF at near perpendicular angles.

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N
70000ftN
65000ftN
60000ftN
LOM pit
LOM pit
Drilling Period
pre - 1960 and Unknown
1960 - 1969
1970 - 1979
1980 - 1989
1990 - 1999
2000 - 2009
2010 - present
Roads
Structures
0
2,500
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
TBN Drill Hole Collar Locations

December 2021

Source: Cliffs, 2021

Figure 7-2:    TBN Drill Hole Collar Locations

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52000ftN
50000ftN
48000ftN
46000ftN
44000ftN
42000ftN
32000ftE
34000ftE
36000ftE
38000ftE
40000ftE
42000ftE
N
Resource Areas
LOM Pit
Drilling Period
pre - 1960 and Unknown
1960 - 1969
1970 - 1979
1980 - 1989
1990 - 1999
2000 - 2009
2010 - present
Roads
Structures
0
1,000
2,000
Feet

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

TBS Drill Hole Collar Locations

December 2021

Source: Cliffs, 2021

Figure 7-3:    TBS Drill Hole Collar Locations

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7.2.2.2Drill Site Reclamation
During Cliffs’ ownership of the Property, there have been no exploration drill holes completed outside of United Taconite’s Permit to Mine boundary; therefore, under applicable regulations, no drill site reclamation has been required.
7.2.2.3Drill Core Sample Collection
All drilling follows Minnesota department of Health (MDH) and any MDNR regulations and requirements.
During drilling, core samples are boxed with depths marked in feet using wooden run blocks. The core is transported from the drill site by the mine geologist or by the drilling company. The mine geologist confirms procedures for packaging and handling of core in the boxes, including the inclusion of footage markers at the end of core runs, labeling core boxes with sequential numbering and footage of core included in the box.
Drilling footages are verified visually. Core recovery is generally very good. Core is sometimes lost in zones of intense oxidation.
7.2.2.4Drill Core Logging
Logging includes rock types (lithologic unit and subunit), magnetic characteristics, degree of oxidation, mineralogy, textures, structural information, and a general geologic description. Boundaries of geological subunits are often gradational (e.g., more slaty than cherty versus more cherty than slaty, thin beds becoming more prevalent than thick beds) and may not provide a sharp geologic contact. As magnetite is the primary mineral of interest, a hand magnet is utilized while core logging and indicates relative magnetic iron content of a sample interval prior to assaying (e.g., slight, moderate, good).
Core is photographed digitally, and images are archived with a drill hole number and box number to a network drive for future reference. Core was not photographed prior to 2004.
Geological logging of the drill core is completed by mine geologists, manually on paper logs prior to import into an acQuire database.
7.2.2.5Drill Core Sampling
The sample length is ideally 10 ft, but can range from two to fifteen feet within a defined geological subunit. Samples are labeled and bagged for delivery to the contracted, independent analytical laboratory. Sample tags, reflecting the hole number and from/to sample interval, are placed inside the sample bag. Additionally, sample information is labeled on the outside of the bag. The unique sample ID includes the drill hole ID and depth interval. An example of a sample ID from drill hole 22N1901 is “22N1901_151_158”.
The following methods have been utilized at TBN and TBS:
7.2.2.5.11960 to Present Sampling Method - TBN
The current practice is to sample and assay whole recovered drill core from the iron formation subunits that can potentially be converted to a Mineral Resource. Intervals are typically sampled at

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approximately 10 ft lengths; however, intervals deemed as waste by the logging geologist are occasionally sampled at approximately 20 ft intervals. These waste intervals are determined by either the classified subunit or by lack of strong attraction of a hand magnet to the drill core intervals. Assay intervals do not cross lithologic contacts. Split core and/or excess material is saved for future use when available.
7.2.2.5.21966 to 1991 Sampling Method - TBS
During the 1966 to 1967 and 1973 to 1991 drilling programs, waste rock units and intervals with significant oxidation and magnetite destruction were frequently not sampled, nor assayed. Potentially economic-grade intersections were sampled at approximately 10 ft intervals. Sampling intervals were selected to respect recognized lithologic contacts. Split core and/or excess material was saved for future use when available.
7.2.2.5.32005 to Present Sampling Method - TBS
The current practice is to sample and assay all iron formation material. Subunits with Mineral Resource potential are sampled at approximately 10 ft intervals. Waste units are sampled at approximately 20 ft intervals. Assay intervals are selected with respect to lithologic contacts. Split core and/or excess material is saved for future use when available.
7.2.2.6Sample Storage and Data Security
Drill core is transported directly from the drill rig to the core logging facility at TBN by either the drilling contractor or Cliffs’ personnel. Temporary core storage is located at the TBN logging facility.
Whole core is placed in labeled bags for submission to the assay laboratory. Selected drill cores have been disposed of from a historical practice of periodically disposing of drill core once cored intervals were mined out. Some archived drill core is consumed during re-assaying programs conducted sporadically for specific local areas of the mine.
Core samples are currently prepared and analyzed at the independently owned Lerch Brothers Inc (Lerch) facilities in Hibbing, Minnesota, where they are transported by United Taconite operations personnel. Lerch is accredited with ASQ/ANSI ISO-9001:2015 for their system of quality management. Each shipment of core samples is accompanied by a sample sheet with dispatch number recording all the sample information and required analyses. The data are stored digitally on United Taconite’s shared servers. Unused sample materials are saved and stored in barrels at Lerch’s facilities in Hibbing, Minnesota.
Digital copies of drill core analyses received from Lerch are stored in a backed-up network drive with restricted permissions, as well as within an acQuire database, which retains daily, weekly, monthly, and yearly backups.
Electronic storage of an as-drilled collar location file for each annual drilling program is accomplished using the database management system acQuire. A hard copy printout of the collar file with other documents relevant to the drill holes is stored in file cabinets at the UTAC Mine Geology office.
Exceptions to the above are the original coordinates recorded on U.S. Steel DDH logs, with easting and northing coordinates in a U.S. Steel local grid and elevations using Lake Superior datum. A list of U.S. Steel DDH with locations in transformed coordinates (hard copy) was completed historically by previous
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mine engineering personnel. While there is no reference to the parameters of the conversion, these coordinates are used for locations of U.S. Steel drill holes and provide geologic contacts in reasonable locations based on surrounding holes drilled by United Taconite or its predecessors. Most of these drill holes are within mined-out areas, and site confirmation of collar location is not possible.
It is the QP’s opinion that there are no known drilling, sampling or recovery factors that could materially affect the accuracy and reliability of the results and that the results are suitable for use in the Mineral Resource estimation.
7.3Hydrogeology and Geotechnical Data
Refer to section 13.2 Pit Geotechnical and section 15.4 Tailings Disposal for this information.
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8.0SAMPLE PREPARATION, ANALYSES, AND SECURITY
8.1Sample Preparation and Analysis
Sampling of iron formation to evaluate the magnetite-bearing taconite ore potential is performed to characterize the metallurgical properties of the material. Therefore, conventional whole-rock elemental assaying approaches utilized in evaluating most metallic ore deposits are eschewed in favor of methods designed to qualify and characterize recoverable magnetic concentrate.
8.1.11963 to 2001 Assaying (In-House Fairlane Facility Laboratory) - TBN and TBS
Fairlane Facility laboratory (Fairlane Laboratory) samples were prepared by splitting the sample into three splits and grinding each split for successively longer intervals in a bench-top ball mill. The percent passing 325 mesh was calculated for each split. A Davis Tube (DT) concentrate was prepared from each timed grind sample, and weight recovery, concentrate total iron, and concentrate silica were measured for each concentrate. Grind-grade relationships for weight recovery, total iron, and concentrate silica were generated, and the values corresponding to a grind of 82% passing 325 mesh were calculated; these calculated values are used to populate the assay database.
No crude ore standards or field or preparation duplicates were analyzed and reported by the Fairlane Laboratory.
8.1.21952 to 1976 U.S. Steel
U.S. Steel provided United Taconite’s predecessors with assay information and some saved samples on numerous drill holes, primarily in the north portion of TBN. These holes were drilled and assayed by U.S. Steel on lands they owned and later leased to United Taconite and its predecessors. U.S. Steel’s procedures differed from those used by the Fairlane Laboratory. U.S. Steel core was analyzed on the basis of 95% passing 270 mesh, whereas the Fairlane Laboratory analyzed core to 82% passing 325 mesh. The Fairlane Laboratory re-analyzed saved samples from 18 diamond drill holes in the 1990s, and the results were used to determine factors for the adjustment of concentrate silica and total iron in samples that were not re-analyzed. These factors for grading variables are subunit-dependent. Upon review of these adjusted values, they fall within reasonable ranges of values expected for the sampled subunit.
8.1.31966 to 1967 Assaying (Caddy Orelab) - TBS
Caddy Orelab samples were prepared by grinding a single head sample to 100% passing -200 mesh, screening the sample into +325 and -325 mesh fractions, and obtaining a DT magnetic concentrate for each fraction. Each concentrate was analyzed for weight percent total iron and concentrate silica; weight recovery (as a fraction of the total sample) was calculated. Total sample weight recovery, concentrate total iron, and concentrate silica were calculated by weighting the results of the two DT concentrates.
Ninety-eight samples originally assayed by Caddy Orelab were re-assayed by the Fairlane Laboratory in 1988. Caddy Orelab and Fairlane Laboratory magnetic iron analyses were similar; however, concentrate silica assays differed slightly but systematically. A correction factor was calculated in 2010 for converting Caddy Orelab concentrate silica assays to equivalent Fairlane Laboratory silica assays.
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8.1.41973 to 1974 Assaying (Pittsburgh Pacific Orelab) - TBS
Pittsburgh Pacific Orelab samples were prepared by grinding a single head sample for a specified period of time ranging from eight to 22 minutes; grind times were selected to achieve approximately 90% to 95% passing 325 mesh. The percent passing 325 mesh was calculated for the sample, and a DT concentrate was obtained. Weight recovery, concentrate total iron, and concentrate silica were measured for the single concentrate.
Seventy-seven samples originally assayed by the Pittsburgh Pacific Orelab were re-assayed by the Fairlane Laboratory in 1988. Pittsburgh Pacific and Fairlane Laboratory magnetic iron analyses were very similar; however, concentrate silica assays differed materially, but systematically. A correction factor was calculated for converting Pittsburgh Pacific Orelab concentrate silica assays to equivalent Fairlane Laboratory silica assays. This correction factor was applied in 2010 to the remaining 815 Pittsburgh Pacific Orelab concentrate silica assays used in the current Mineral Resource estimate.
8.1.52005 to Present Assaying (Lerch Brothers Inc) - TBN and TBS
Drill core samples are currently analyzed at Lerch, an independent laboratory located in Hibbing, Minnesota. Lerch is accredited with ASQ/ANSI ISO-9001:2015 for its system of quality management. Samples are assayed using different methods depending on whether they are judged to possibly meet magnetite-bearing taconite crude ore grade criteria (≥17% magnetic iron and ≤10% concentrate silica) or are deemed not of economic interest. Potential non-economic versus crude ore sample determinations are made by either the classified subunit of core intervals, or by response of a hand magnet to the intervals of the drill core.
8.1.5.1Liberation Index Study
Potential crude ore grade samples are prepared according to Lerch Lab Procedures (LLP) for Liberation Index Study (LIS). Crude samples are stage crushed to -0.25 in. using jaw and roll crushers (LLP-60-02, LLP-60-03, and LLP-60-04). A subsample of approximately 1,400 g is split out (LLP-60-05) and further reduced to -20 mesh (LLP-60-06) using a roll crusher and pulverizer. The -20 mesh sample is separated through a 325-mesh screen, and the oversize and undersize fraction weights are recorded, and the sample is recombined (LLP-60-08).
After the sample is recombined and following LLP-60-09, three 200 g (0.44 lb) subsamples are split from the sample. The individual 200 g subsamples are charged separately into four-inch by six-inch grinding ball mills along with 100 mL (0.0264 Gal) of water, seventy-seven 25/32 in. balls (2,300 g to 2,450 g), and one hundred and seventeen 17/32 in. balls (1,100 g to 1,160 g). The three subsamples are ground for different lengths of time: the first for six minutes, the second for 10 minutes, and the third for 14 minutes. The grinding mills are calibrated to run at 96 revolutions per minute. After the end of each timed grind, the mill charge is screened through a #4 mesh screen to recover the grinding balls. If greater than 82% -325 mesh is not achieved by the 14 minute grind, a fourth 200 g subsample is ground at the same mill specifications for 17 minutes.
Each ground subsample is wet screened through a 325 mesh screen, dried, and weighed to determine the percent passing 325 mesh. Subsamples are split from the 10-minute grind for Saturation Magnetization Analyzer (Satmagan) magnetite determination (LLP-60-12) (LLP-30-02). A 15 g (0.359 oz) split is obtained from each subsample for DT magnetic separation testing (LLP-60-11). Each DT
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concentrate is weighed and assayed for total iron (LLP-30-02) and silica (LLP-30-05). Weight recovery is calculated as the ratio of recovered DT concentrate to DT head sample weight.
The percent passing 325 mesh for each timed grind is calculated from the post-grinding screen results. For each principal assay parameter (weight recovery, DT concentrate iron, and DT concentrate silica). A linear regression is calculated for the three (or four) data points, and the grade value corresponding to 82% -325 mesh is determined. DT magnetic iron is calculated as the product of the percent weight recovery and percent concentrate iron at 82% -325 mesh and represents the magnetic iron of the crude ore. This process is shown in Figure 8-1.
8.1.6Davis Tube Magnetic Separation Method
Procedure LLP-60-11 is followed for measuring magnetic iron using the DT (Eriez Model EDT with a 1.5 in. inner diameter). The magnet is electric and is set at 100% strength with 115 V DC. The DT test is used to calculate magnetic iron using wet chemistry methods instead of instrumentation. The various products of the test include head material, tails, and concentrate. The excess head material is analyzed with the Satmagan for magnetic iron. The DT tails are usually discarded but can be saved for future testing upon request. The concentrate is tested for:
•Total Fe
•Silica
Sample preparation is described in section 8.1.
A 15 g (0.529 oz) sample (100% passing 200 mesh) is put through the DT magnetic separator. Wash water of 19 psig is used for testing. The water flow is verified prior to each use. After the sample is run in the DT, the sample is dried and demagnetized. A weight is taken of the DT-retained sample, and a total iron of the concentrate is determined by wet chemistry. The DT magnetic iron is calculated using the following equation:
Davis Tube magnetic iron = (A) ÷ (100) x (B)
Where:
A = % Davis Tube weight recovery = (Weight of concentrate recovered ÷ Starting weight x 100)
B = Total concentrate iron
8.1.7Satmagan Magnetic Iron Determination
A direct measure of the magnetic iron of the crude ore is measured with a Satmagan, which measures the total magnetic force acting on a sample to a precision of 0.1%. The Satmagan magnetic iron measurement is used as a check on the DT magnetic iron, which can provide overestimates in oxidized samples. The Satmagan magnetic iron value is used in modeling only where it is less than 93% of the DT produced value.
The Satmagan is a magnetic balance in which the sample is weighed gravitationally and in a magnetic field. The ratio of the two weights is linearly proportional to the amount of magnetic material in the magnetically saturated sample. Magnetic iron is measured in the potential crude ore samples only.
Samples are prepared for Satmagan analysis per Lerch procedure LLP-60-11. A minimum of two grams of sample ground to 100% -200 mesh is needed for Satmagan analysis. Any oversize material is further
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processed with a mortar and pestle, and the sample to be tested is placed in a plastic testing container. Per LLP-60-12, the prepared sample is demagnetized using the demagnetization coil (demag coil). While the demag coil is on, the sample is moved into and out of the magnetic field until the sample is demagnetized. A blank sample is run on the Satmagan on a daily basis to ensure the device is zeroed. The sample is placed on the magnetic balance, and the strength of the magnetic field is noted.
The Satmagan calibration is verified daily by Lerch laboratory technicians using two Hibbing Taconite Company magnetic iron standards with a known magnetic iron content to ensure the machine is operating within specification. The machine is re-calibrated every six months, or as necessary, using 17 Hibbing Taconite standards. The labeled standards have a known weight percent magnetic iron, and each of the 17 standards are measured once. The results are plotted, and the equation used to calculate a calibration curve. The explanation of the calibration procedures is supplied in the user’s manual for the Satmagan instrument. If the results of verification standards are not within specifications, the Satmagan is re-calibrated.
8.1.8Total Iron Determination Using Dichromate Titration
Total Iron (Titanium Trichloride) Titration is based on ASTM E246-10, Standard Test Method for Determination of Iron in Iron Ores and Related Materials by Dichromate Titrimetry; and Test Method– B - Iron by the Stannous Chloride Reduction Dichromate Titration Method (Modified).
Per procedure LLP-30-02, in the titrimetric method, iron oxide samples are digested in hydrochloric acid and reduced to Fe2+ by SnCl2 in a nearly boiling solution. After cooling, Fe2+ is titrated with a potassium dichromate solution of known concentration. When all Fe2+ is consumed by potassium dichromate, violet color indicates the titration endpoint in the presence of the indicator sodium diphenylamine sulfonate. The percent total iron is a direct reading off the titrating solution burette. The value is corrected against percent total iron based on the analyses of three total iron standards analyzed each shift.
8.1.9Hydrofluoric Acid Silica Determination
Silica values reported are based on ASTM E247-96, Standard Test Method for Determination of Silica in Manganese Ores, Iron Ores, and Related Materials by Gravimetry. Per procedure LLP-30-05, samples are first partially digested in Hydrochloric Acid to dissolve the non-silica components of the sample. The sample is then filtered and rinsed with more hydrochloric acid. The rinsed sample is then treated with hydrofluoric acid and sulfuric acid to dissolve the silica and remove residual iron, aluminum, and titanium. The silica is desiccated to drive off water, and the weight is recorded.

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United Taconite
Liberation Index Drill Core Procedure
Samples will be delivered to Lerch Bros.
Sample will be in canvas bags with labels inside and outside of bags
Labels will denote drill hole number, footage, and assay type
Transmittal listing samples in shipment and type of testing required will be emailed
Procedures & Q.C Standards
Dry sample if necessary
Equipment
LLP-60-02
LLP-60-03
LLP-60-04
Stage Crushing to -1/4"
-Jaw crush to -1"
-Jaw crush to -1/2"
-Roll crush to -1/4"
LB-11
LB-12
LB-13
LLP-60-05
Sample Splitting
Working Sample approximately 1400g
Save excess material in labelled heavy-duty poly bags. Store in 55 gal. drums for each year's program
LB-14
LB-33
LLP-60-06
Roll Crush to -20 mesh
LB-13
LLP-60-08
Measure exact starting weight of working sample measure % - 325 mesh in working sample
LB-16
LB-15
LLP-60-09
LLP-60-08
Liberation Index Grinding
Separate ball mill timed grinds of 6,10,14, *17 minutes, 200g charge each
Filter and dry ground products
-Measure %-325 mesh
*17 minute grind performed when necessary
LB-1A/1B/2A/2B/3A/3B
LB-46
LB-23
LB-40/41/42/43/44
LLP-60-08
LLP-60-12
LLP-30-02
CCI Q.C. Standards:
-Wet screening Std.
-Satmagan Std.
Sample Splitting
For each of the 6,10,14, and *17 min. grind samples
A. ~25g for assays and measurements:
-Head Satmagan magnetic iron(10min. grind sample only)
-Head total iron (10min. grind sample only)
B. ~35g Davis Tube head sample
C. Excess grind remains - bagged, labelled, and stored in 55gal. drum
LB-16
LB-15
LB-22
LB-26
Hot plate
LLP-60-11
Davis Tube magnetic seperation
For each grind sample split B. from above. Discard tailing
LB-24
LB-34/35/36/37/38/39
LLP-30-05
LLP-30-02
NIST SRM:
690/692/693
Assay concentrates
-Silica for each concentrate grind
-Total iron for each concentrate grind
Silica Hot Plate
Iron Hot Plate
Data Results
%-325 mesh in feed prior to grinding
%-325 mesh - each grind
Davis Tube concentrate weight - each grind
Head Satmagan magnetic iron - 10 min. grind only
Davis Tube concentrate silica - each grind
Head and Davis Tube concentrate total iron - each grind
Results Report
Raw data
Final spreadsheet with calculations:
-Digital and hard copy

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Liberation Index Drill Core Procedure

December 2021

Source: Cliffs, 2019

Figure 8-1:    Liberation Index Drill Core Procedure
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8.1.10Davis Tube Drill Core Procedure
Samples designated by the logging geologist to have magnetic iron contents significantly below 17%, or concentrate silica contents significantly above 10%, are assayed using the single-sample DT assay method. The DT method provides the same primary data as the LIS method at a greatly reduced cost. The single sample analysis does not provide the ability to target a specific grind and therefore has the potential to have more variation in the results than would be expected from the LIS method. The potential variation of the DT method limits the use of this testing method to only samples expected to be below economic cut-off grades.
The samples are initially reduced using stage crushing with jaw and rolls crushers to -0.25 in. (LLP-60-02, LLP-60-03, LLP-60-04). From a working sample of 800 g, a 50 g sample is split out for further size reduction (LLP-60-05). Using a pulverizer, the 50 g subsample is ground to 100% passing 20 mesh (LLP-60-07). Using a buckboard and muller (LLP-60-10), the subsample is processed to 100% passing 200 mesh. Subsamples are split from the 100% passing 200 mesh sample for Satmagan magnetic iron analysis (LLP-60-12) and crude ore total soluble iron assay (LLP-30-02). A 15 g (0.529 oz) split is measured and utilized for the DT magnetic separation (LLP-60-11). Each DT concentrate is weighed, and total iron (LLP-30-02) and silica (LLP-30-05) assays are performed. Weight recovery is calculated as the ratio of recovered DT concentrate to DT head sample weight.
Sample preparation requires using a buckboard and muller to grind the sample to 100% -200 mesh. The buckboard is a cast iron plate with three steel sides and a smooth upper surface. It measures 18 in. by 24 in. The buckboard and muller pulverization method is used to reduce small amounts of -20 mesh material to -200 mesh under controlled conditions. The sample to be pulverized is poured on a 200 mesh screen, and oversize material is placed on the buckboard. The muller is passed over the sample 15 times, and the ground material is screened on the 200 mesh screen. Material that is +200 mesh is returned to the buckboard, and the process is repeated until the entire sample is ground to -200 mesh. The buckboard and muller grinding method provides a more consistent particle size distribution than a pulverizer and requires less time than grinding mills. Figure 8-2 presents the United Taconite DT drill core procedure.

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United Taconite
Davis Tube Drill Core Procedure

Samples will be delivered to Lerch Bros.
Samples will be in bags with labels inside and outside of bags
Transmittal listing samples in shipment and type of testing required will be emailed
Procedures & Q.C. Standards
Dry sample if necessary
Equipment
LLP-60-02
LLP-60-03
LLP-60-04
Stage Crushing to -1/4"
-Jaw crush to -1"
-Jaw crush to -1/2"
-Roll crush to -1/4"
LB-11
LB-12
LB-13
LLP-60-05
Splitting
Working Sample ~50g
Save excess material in labelled poly bags. Store in 55gal. drums.
LB-14
LB-33
LLP-60-07
Crush to -10 mesh with Pulverizer
LB-18
LLP-60-05
Sample Splitting
50g. Working Sample
LB-14
LB-21
LLP-60-10
CCI Q.C. Standards:
-Buckboard Std.
Grind to 100% -200 mesh
Buckboard and Muller
LB-58
LLP-60-11
LLP-60-12
LLP-30-02
CCI Q.C. Standards:
-Satmagan Std.
NIST SRM:
690/692/693
100% - 200 mesh head sample
-Satmagan magnetic iron
-Total iron
LB-26
Hot plate
LLP-60-11
Davis Tube magnetic separation
Sample Size =15g.
LB-34/35, LB-36/37
LB-38/39, LB-24
Hot plate
LLP-60-12
LLP-30-02
LLP-30-05
NIST SRM :
690/692/693
Davis Tube Concentrate
Assays:
-Satmagan magnetic iron
-Total iron
-Silica (SiO2)
LB-26
Hot plate
Results Report:
Davis Tube concentrate weight
Crude total iron
Crude Satmagan magnetic iron
Davis Tube concentrate total iron
Davis Tube concentrate silica
Raw data and calculated values reported
Completed certificates emailed

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Davis Tube Drill Core Procedure

December 2021

Source: Cliffs, 2019

Figure 8-2:    Davis Tube Drill Core Procedure
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8.1.11Density
A water immersion method has been used by United Taconite to determine the density of drill core samples in order to obtain individual density factors for each subunit. The procedure used by United Taconite weighs the entire core sample interval suspended from a spring scale in air and while immersed in water. The density of the sample is calculated with the difference of the submerged weight of the sample and the dry weight of the sample. The density is calculated using the dry weight divided by the difference in the dry and suspended weight:
Density (sample) = density (water) * (dry weight) / (dry - immersed weight)
In the QP’s opinion, the sample preparation, analysis, and security procedures at UTAC are adequate for use in the estimation of Mineral Resources.
8.2Quality Assurance and Quality Control Procedures
Quality assurance (QA) consists of evidence to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used in order to have confidence in a resource estimate. Quality control (QC) consists of procedures used to ensure that an adequate level of quality is maintained in the process of collecting, preparing, and assaying the exploration drilling samples. In general, quality assurance and quality control (QA/QC) programs are designed to prevent or detect contamination and allow assaying (analytical), precision (repeatability), and accuracy to be quantified. In addition, a QA/QC program can disclose the overall sampling-assaying variability of the sampling method itself.
Prior to the 2010 drilling program, no standards, blanks, or duplicate samples were inserted into the sample stream at TBS. Similarly, prior to the 2008 drilling program, no standards, blanks, or duplicate samples were inserted into the sample stream at TBN. Beginning with the 2008 drilling program at TBN and the 2011 drilling program at TBS, duplicate samples were inserted into the sample stream. A custom standard was developed and has been included as part of the QA/QC program at UTAC since 2009 at TBN and 2010 at TBS, excluding 2011 through 2015. Due to the use of a metallurgical test procedure over traditional assays at UTAC, blanks are not used, nor are they relevant.
8.2.1Reference Materials (Standards)
A crude ore standard (UTACCOS) was prepared from a ten-tonne (222,046 lb) sample of ore grade material collected from the TBN mine. The sample was crushed to -0.25 in., homogenized, and split into five-kilogram subsamples by the Coleraine Mineral Research Laboratory of the University of Minnesota. The standard is not certified, and the process of certification is challenged by the custom nature of the test procedure at UTAC.
Control charts of standard results from 2009 to 2018 for crude magnetic iron, sample weight recovery, concentrate silica, and grind time were prepared by Cliffs’ Principal Geologist and are shown in Figure 8-3. Failures are defined as samples beyond three standard deviations (3SD) of the dataset: upper control limit (UCL; + 3SD) and lower control limit (LCL; -3SD).
In general, failures are rare, and the results show reasonable precision, with improved precision in both DT concentrate silica (consio2) and grind from sample 55, corresponding to autumn of 2016 when, prompted by learnings at neighboring Cliffs mines as well as a careful review of QA/QC results collected to that date, Cliffs implemented a series of process improvements, including measures to monitor wear
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in milling equipment and size distribution of samples (sample preparation) ahead of milling, and calibration improvements in Satmagan (MagFe) measurements.

% Calculated Crude Magnetic Fe (target Grind % -325M)
% Magnetic Fe (Davis Tube Weight %)
MagFe
Mean
1 SD
UCL/LCL

DT % Weight Recovery at Target Grind (%-325M)
% Wtrec
DT% wtrec
Mean
1 SD
UCL/LCL

DT Concentrate % SiO2 at Target Grind (%-325M)
% SiO2
SiO2
Mean
1 SD
UCL/LCL

Grind %-325M at Target DT Concentrate SiO2
% -325 mesh
Grind %-325M
Mean
1 SD
UCL/LCL

Figure 8-3:    Standard Control Charts of Selected Variables (2009 to 2018)
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8.2.2Duplicate Samples
Beginning with the 2007 TBN drilling program, a program of assaying duplicate samples was incorporated into the standard United Taconite work program. Preparation duplicate samples consist of paired assays split from the -10 mesh material and then processed and assayed in the same sample batch. Concentrate duplicate samples are simple re-assays of iron and silica wet chemistry of DT concentrates from timed grinds. To date, all duplicate sample pairs were assayed by Lerch in Hibbing, Minnesota.
8.2.3Preparation Duplicates
Preparation duplicate samples were analyzed using basic statistical comparisons, scatter plots, relative difference plots, and absolute difference plots (Figure 8-4) by Cliffs’ Principal Geologist and reviewed by the QP. In general, precision of weight recovery and crude magnetic iron assays is very good at all value ranges; however, the grind and silica in concentrate duplicate pairs, which are both measured following recovery of concentrate, show decreased precision. Precision of % SiO2 in DT concentrate was also observed to decrease with higher values. This suggests the key analytical flowsheet variable controlling the accuracy of the SiO2 analysis is the reduction to -10 mesh and liberation grinding of the sample.

% MAGFE	WTREC AT TARGET GRIND (-325M)

% Grind at Target SiO2	% SiO2 in DT Concentrate at Target Grind (-325m)

Figure 8-4:     Absolute Difference Plots of Preparation Duplicates Results for Samples Analyzed
(2007 to 2018)
The grade-precision relationship of these key variables indicates that greater confidence can be placed in potential crude ore grade assay values than potential waste rock grade assay values.
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8.2.4Concentrate Duplicates
A similar compilation of comparative statistics for concentrate duplicates following a 10-minute LIS grind was compiled by Cliffs and reviewed by SLR for consio2 and iron in concentrate (confe). Like with the preparation duplicates, the precision of consio2 duplicate sample pairs decreases with increasing values, although overall precision was markedly improved as compared to the preparation duplicates. Precision of the confe samples was very high. Scatter plots of results are shown in Figure 8-5.

Figure 8-5:    Scatter Plots of Paired Concentrate Duplicate Samples (2007 to 2018)
8.3Conclusions
The QP makes the following conclusions with respect to the sample collection, preparation, analysis, and security, as well as the QA/QC measures in place at UTAC:
•Exploration sampling, preparation, and analyses are appropriate for the style of mineralization and are sufficient to support the estimation of Mineral Resources.
•Sample and data security are consistent with industry best practice.
•The QA/QC program at UTAC is well developed, long standing, and involves the use of a single crude material standard (UTACCOS) developed from on-site material, as well as regularly inserted coarse and concentrate duplicate samples. Results are monitored, and enacted on where warranted. Results as compiled by Cliffs personnel and reviewed by the QP indicate a good level of accuracy for magnetic iron, silica in concentrate, and weight recovery at the grade of the crude material standard and a good level of repeatability in both the coarse and fine preparation stages.
8.4Recommendations
The QP makes the following recommendations with respect to the sample collection, preparation, analysis, and security, as well as the QA/QC measures in place at UTAC:
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1.Consider whether it is appropriate to develop an additional in-house standard with higher grades of concentrated silica (approximately 8% to 10% consio2) and lower magnetic iron content to add to the existing QA/QC program to assess the accuracy of ore and waste delineation based on consio2 content.
2.Consider implementing a check assay program with a secondary laboratory.
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9.0DATA VERIFICATION
The SLR QP visited the Property on October 21, 2019. While at site, the QP reviewed drill core logging and sampling procedures, including chain of custody. The QP also compared two recent drill holes against lithology logging and analytical results in the database.
Approximately 5% of the drill holes within the current LOM pit were selected for database verification. Holes were selected to provide spatial coverage of the future mining areas and represent holes from a variety of time periods. The following aspects were reviewed:
•Collar survey information relative to historical logs or paper-recorded logging. Note that drill hole casings are typically removed, and most historical collar locations are now mined out, preventing ground truthing of historical drill hole locations.
•A comparison of original lithology logging to the current database, with consideration of the 2004 classification system of the Biwabik IF that uses 22 subunits, based on lithologic, metallurgical, and mineralogical characteristics within the local mine area. Pre-2004 holes were converted during the initial 2004 classification scheme integration, and their original logs were compared against the final recorded digital log. Conversion considered stratigraphy, analytical results, lithology description, and historical classification scheme descriptors. Some very minor discrepancies were noted and corrected.
•Metallurgical assay data in the database with focus on DT MagFe, weight recovery (wtrec), and consio2. Analytical results were compared considering:
◦Calculation of grind-grade relationships at targeted plant grinds (82% -325 mesh),
◦Ownership phase and procedural differences in historical drill holes (including adjustment factors),
◦Tracking of results from assay certificates, through potential re-assays and updated calculations and factoring.
Some minor discrepancies were identified and corrected.
The SLR QP is of the opinion that database verification procedures at UTAC comply with industry standards and are adequate for the purposes of Mineral Resource estimation.

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10.0MINERAL PROCESSING AND METALLURGICAL TESTING
10.1Historical Metallurgical Testing
As the Fairlane Facility has been in production since the 1960s, metallurgical sampling and testing is primarily used in support of plant operations and product quality control.
10.2Sampling and Metallurgical Testing
10.2.1Drill Sample Preparation and Testing
Drill sampling and testing procedures are presented in detail in section 8.1 of this TRS.
10.2.2Process Sampling and Quality Control
10.2.2.1Concentrator Sampling and Analysis
The following is a summary of the routine samples collected and analyzed by the Fairlane Laboratory for process control. Rod mill feed is sampled as a 24-hour composite every day by the line attendants. This is a three-cut composite sampled every eight hours from all five mill lines. It is taken at the point where the rod mill feed conveyor discharges into the rod mill feed chute and is taken with a purse-style cutter. The total 24-hour sample is roughly enough to fill up a three-gallon pail. This sample is analyzed for particle size, then ground down, and a liberation index, DT silica, and MagFe analysis is performed.
The finisher concentrate is sampled once per eight-hour shift. It is taken from a sample valve on the main line that goes from the concentrator to the pellet plant. Each eight-hour shift sample fills up a 20 in. plastic bottle. The sample is submitted for a complete chemical analysis including iron, silica, CaO, MgO, and all relevant trace elements. It is also analyzed for particle size.
10.2.2.2Pellet Plant Sampling and Analysis
Pellets are sampled every two hours from each of the two pelletizing lines. Chemical analyses are performed on the Line 2 sample every two hours (it is assumed that the chemistry is the same on Line 1). The 12 samples are composited for each line for each day, and a full screen analysis is performed, followed by a tumble test, which measures pellet degradation due to impact breakage and abrasion, and another size analysis following the tumble test. Compressive strength tests are performed on each two-hour sample for both lines. Some pellets from each 24-hour composite are saved for a weekly composite, and metallurgical tests are run on them (LTD, dR40). The LTD is a measure of "Low Temperature Degradation." It is an indication of how well the pellets will stand up to the early conditions in a blast furnace. The dR40 test is a measure of the pellet's ability to convert from iron oxide to iron, or a measure of how fast the pellets will convert to molten iron in the blast furnace. The pellet samples are taken with an automatic sampler – the laboratory employee presses a button, and the sampler passes through the stream of pellets as it comes off a belt. Each sample is approximately 25 lb.
Besides grab sampling, the Fairlane Facility utilizes automatic pellet samplers on each line that sample the pellets every two hours. The concentrator also has a Nuclear On-Line Analyzer (NOLA) for continuous silica assays. The sample for NOLA is taken from the final concentrate on each line. Silica grade is controlled at 5.30% nominally and is directly proportional to particle size. If the silica grade is above the target value, throughput is decreased to produce a finer grind and lower silica grade.
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Conversely, if silica grade is below 5.30%, throughput is increased to produce a coarser grind and consequently to bring silica grade to the target value.
10.2.2.3Pellet Quality Control Procedures
Figure 10-1 provides a schematic outline of the quality control procedures that are in place at UTAC.

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Figure 10-1:    Quality Standard Procedure for Pellets

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11.0MINERAL RESOURCE ESTIMATES
11.1Summary
Mineral Resource block models for the Thunderbird deposits were prepared by Cliffs in 2016 (TBS) and 2018 (TBN) and audited and accepted by SLR using available data from 1952 to 2020. Mineral Resource block models are based on the following drill hole information for each deposit:
•TBN: 673 diamond drill holes totaling 218,172 ft from 1952 to 2018 (620 drill holes with assays).
•TBS: 243 drill holes with a total of 77,768 ft from 1952 to 2010.
For the Thunderbird deposits, a stratigraphic model representing the Biwabik IF was constructed in Maptek’s Vulcan software through the creation of wireframe surfaces representing the upper contact of each unit. Sub-blocked model estimates, also prepared in Vulcan, used inverse distance squared (ID2) and length-weighted, 10 ft uncapped composites (TBN) or assays (TBS) to estimate relevant analytical variables in a single search pass approach, using hard boundaries between subunits, ellipsoidal search ranges informed by variogram results, and search ellipse orientation informed by geology at TBS and geology and dynamic anisotropy at TBN. Average density values were assigned by lithological unit.
Mineral Resources were classified in accordance with the definitions for Mineral Resources in S-K 1300. Class assignment was based on criteria developed using continuity models (variograms), grade ranges for key economic variables (KEV), and geological understanding, and was accomplished using scripts that reference the distance of block centroid to a drill hole sample, and the number of drill holes and samples used to estimate a block, with some post processing to remove isolated and fringe blocks. All blocks at TBS were limited to a classification of Indicated or Inferred.
Wireframe and block model validation procedures including statistical comparisons with composite samples and parallel nearest neighbor (NN) estimates, swath plots, as well as visual reviews in cross-section and plan were completed for the Thunderbird deposits. A visual review, comparing blocks to drill holes, was completed after the block modeling work was performed for the Thunderbird deposits to ensure general lithologic and analytical conformance.
The limit of Mineral Resources was optimized using pit shells that considered actual mining costs incurred in 2018 and a US$90/LT pellet value. In addition to SLR’s review, Cliffs’ technical site and corporate teams and external consultants SRK Consultants (Ronald, 2019) have reviewed the input data, interpolation design and execution, as well as the resultant block model’s KEV.
The UTAC Mineral Resource estimate as of December 31, 2021, is presented in Table 11-1.
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Table 11-1:    Summary of UTAC Mineral Resources – December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Class	Resources (MLT)	Grade (% MagFe)	Process Recovery (%)	Wet Pellets (MLT)
TBN
Measured	91.8	23.6	35.4	32.5
Indicated	87.2	23.0	35.1	30.6
Total M + I	179.0	23.3	35.3	63.1
Inferred	1.3	20.9	32.6	0.4
TBS
Measured	-	-	-	-
Indicated	551.4	22.0	30.6	168.7
Total M + I	551.4	22.0	30.6	168.7
Inferred	24.6	21.6	31.0	7.6
Combined TBN + TBS
Measured	91.8	23.6	35.4	32.5
Indicated	638.6	22.2	31.2	199.2
Total M + I	730.4	22.3	31.7	231.8
Inferred	25.9	21.5	31.1	8.0
Notes:
1.Tonnage is reported in long tons equivalent to 2,240 lb.
2.Tonnage is reported exclusive of Mineral Reserves and has been rounded to the nearest 100,000.
3.Mineral Resources are estimated at a cut-off grade of 17% MagFe.
4.Mineral Resources are estimated using a pellet value of US$90/LT.
5.Pellets are reported as wet standard/flux mix; shipped pellets contain 2% moisture.
6.Tonnage estimate based on actual depletion as of December 31, 2021 from a surveyed topography on May 11, 2019.
7.Resources are crude ore tons as delivered to the primary crusher, pellets are as loaded onto lake freighters in Duluth.
8.Classification of Mineral Resources is in accordance with the S-K 1300 classification system.
9.Bulk density is assigned based on average readings for each lithology type.
10.Mineral Resources are 100% attributable to Cliffs.
11.Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
12.Numbers may not add due to rounding.
The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1.0 and 23.0 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.
11.2Resource Database
Geologic and/or assay data from a total of 673 diamond drill holes totaling 218,172 ft are incorporated into the current TBN geologic block model. The TBS Mineral Resource database consists of geologic and/or assay data from 243 drill holes with a total of 77,768 ft and is unchanged from the 2016 model update.
Drilling at both TBN and TBS has been completed on an approximate 300 ft x 300 ft grid. The drill holes are located on a non-rotated local mine grid. Not all variables have been analyzed in the intervals, and
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several historical drill holes, missing downhole information for both lithology and analytical tables, have been ignored.
Since the block models were completed in 2018 (TBN) and 2016 (TBS), additional drilling campaigns were undertaken by Cliffs, and at the time of writing, were ongoing with analytical results pending. Additionally, ten holes at TBS, totaling 7,436 ft drilled in 2010 through 2012, as well as some historical holes north of TBN were not yet incorporated into the model. The QP has reviewed the available lithology and analytical results related to drill holes that have not been used for the resource estimate and found them to have general conformance with the Thunderbird deposit block models and is of the opinion that the exclusion of this data will not have a significant impact on the resource block model. Nevertheless, the QP recommends updating the Mineral Resource estimates to include this information once the 2021 drilling program is complete.
11.3Geological Interpretation
Cliffs’ geologists have developed geological models for the Thunderbird deposits by modeling the upper contact of each of the stratigraphic subunits in the resource area. Stratigraphic cross-sections are presented in Figure 11-1 (TBN) and Figure 11-2 (TBS). Using Maptek’s Vulcan software, lithological logs from drill holes were used to define the top contact surfaces of each stratigraphic subunit, using the Integrated Stratigraphic Modeler tool. Surfaces are modified using a post-processing script to account for hole terminations mid-unit (both collar and end of hole), missing units due to pinched or eroded subunits, weathering or oxidation obscuring subunit characteristics, very thin subunits, and/or lost data.
The stratigraphic subunits at TBN include:
•Lower Cherty: LC1 through LC8
•Lower Slaty: LS1 and LS2
•Lower Upper Cherty: LUC1 through LUC3
•Upper Cherty: UC1 through UC8
•Upper Slaty: US1
The subunits at TBS are:
•Lower Cherty: LC1 through LC8
•Lower Slaty: LS1 and LS2
•Lower Upper Cherty: LUC1 through LUC3
•Upper Cherty: UC1 through UC8
•Upper Slaty: US1

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A
A'
1500ft
1000ft
500ft
Overburden
Upper Slaty
Upper Cherty
Lower Slaty
Lower Cherty
Quartzite - Pokegama
Back Fill
7N1001
7N1501
7N1201
7L4
7N0703
7N0703A
7UL10
7UL9
7L3
7L8
7L7
7L2
7L6
7L5
7L1
OB
UC8
UC7
UC6
UC5
UC4
UC2
UC1
LUC3
LUC2
LUC1
LS2
LS1
LC8
LC7
LC6
LC5
LC4
LC3
LC2
LC1
POK
A
A'
Section 7N
0
200
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
TBN Cross-section

December 2021

Source: Cliffs, 2021

Figure 11-1:    TBN Cross-section
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Looking West
1750ft
1500ft
1250ft
1000ft
750ft
500ft
A
A'
Stockpile
Overburden
Upper Cherty
Lower Slaty
Lower Cherty
Quartzite - Pokegama
TBS1204
10TS03
119UL55
119U4
120L39
119U3
119UL2
119U1
119L41
119U0
119L3
119L2
118L59
119L4
OB
US1
UC8
UC7
UC6
UC5
UC4
UC3
UC2
UC1
LUC3
LUC2
LUC1
LS2
LS1
LC8
LC7
LC6
LC5
LC4
LC3
LC2
LC1
POK
A'
Section 119
A
0
200
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
TBS Cross-section
December 2021
Source: Cliffs, 2021

Figure 11-2:    TBS Cross-section
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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11.4Compositing and Capping
11.4.1Treatment of High Value Assays
Raw assays were reviewed by Cliffs and SRK (Ronald, 2019) using basic statistics, histograms, and probability plots to determine whether value restriction using capping was warranted. Final capping limits are presented in Table 11-2, and a log probability chart of grind assay values is presented in Figure 11-3.
No upper value restriction was applied at TBS. The QP recommends reviewing treatment of high value assays at TBS in subsequent updates.
Table 11-2:    TBN Capping Limits for Key Economic and Selected Minor Variables
Cleveland-Cliffs Inc. – United Taconite Property

Variable	Upper Limit	Justification
MagFe (%)	none	No capping is applied for MagFe based upon capping analysis. While there is outlier data, the limited number does not detrimentally affect the population.
wtrec (%)	none	No capping is applied for wtrec based upon capping analysis. While there is outlier data, the limited number does not detrimentally affect the population.
consio2 (%)	none	No capping is applied for consio2 based upon capping analysis. While there is outlier data, the limited number does not detrimentally affect the population.
grind (%)	172	An upper cap of 172 is used for grind based upon: 1) 166 statistically calculated outliers, 2) A log probability plot indicating disintegration at 172, and 3) the variable being a percentage, so theoretical values greater than 150 are extremely rare.
confe (%)	72.4	An upper cap of 72.4 % Fe is used, as the theoretical limit of iron content in pure magnetite is 72.36% confe.
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Source: Ronald, 2019.
Figure 11-3:    Log Probability Plot of Grind Analytical Results
Table 11-3 (TBN) and Table 11-4 (TBS) present the capped, length-weighted assay statistics for the KEV.
Table 11-3:    TBN Assay Statistics
Cleveland-Cliffs Inc. – United Taconite Property

Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	Std Dev (%)	CV
UC8	wtrec	107	0.82	36.93	21.13	8.18	0.39
	MagFe	108	0.56	23.85	13.07	5.40	0.41
	consio2	85	2.06	15.60	6.58	2.79	0.42
UC7	wtrec	315	1.40	40.70	23.28	8.82	0.38
	MagFe	323	0.89	27.60	14.41	6.56	0.45
	consio2	262	2.30	13.40	6.72	2.13	0.32
UC6	wtrec	109	0.69	45.90	13.94	6.65	0.48
	MagFe	112	0.59	31.30	8.62	4.63	0.54
	consio2	95	2.10	19.80	7.41	3.81	0.51
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	Std Dev (%)	CV
UC5	wtrec	192	3.67	46.70	25.49	7.71	0.30
	MagFe	199	2.03	31.70	15.46	5.85	0.38
	consio2	169	1.80	21.50	7.34	3.64	0.50
UC4	wtrec	321	0.60	46.20	23.76	9.21	0.39
	MagFe	324	0.40	32.10	14.32	6.28	0.44
	consio2	291	2.10	26.10	10.27	4.75	0.46
UC3A	wtrec	532	3.87	61.20	35.96	9.57	0.27
	MagFe	532	1.10	42.80	24.43	6.95	0.28
	consio2	517	1.70	20.10	4.07	1.68	0.41
UC3	wtrec	423	0.70	50.73	20.96	8.46	0.40
	MagFe	425	0.50	34.83	13.66	5.90	0.43
	consio2	414	1.90	17.00	6.50	2.52	0.39
UC2	wtrec	698	1.70	44.40	24.45	6.57	0.27
	MagFe	703	0.89	29.50	15.51	4.59	0.30
	consio2	662	2.30	17.60	8.34	2.35	0.28
UC1	wtrec	455	2.20	45.20	26.07	7.22	0.28
	MagFe	455	1.50	29.10	16.85	5.06	0.30
	consio2	440	1.80	16.10	6.98	2.20	0.31
LUC3	wtrec	524	4.00	48.60	27.84	6.74	0.24
	MagFe	525	2.50	33.10	17.83	4.55	0.26
	consio2	507	1.90	20.16	8.26	2.83	0.34
LUC2	wtrec	1665	0.24	62.80	32.83	9.32	0.28
	MagFe	1680	0.16	43.39	22.18	6.49	0.29
	consio2	1636	1.60	20.00	4.89	2.32	0.48
LUC1	wtrec	686	0.17	49.13	28.69	8.30	0.29
	MagFe	695	0.31	33.48	17.81	5.46	0.31
	consio2	669	1.80	25.24	11.58	3.53	0.31
LC8	wtrec	629	0.03	37.70	8.59	7.35	0.86
	MagFe	608	0.08	25.61	5.54	4.60	0.83
	consio2	548	2.70	28.20	8.77	2.97	0.34
LC7	wtrec	564	0.40	45.40	28.08	6.75	0.24
	MagFe	583	0.20	30.40	17.42	4.58	0.26
	consio2	570	2.70	14.20	6.61	1.78	0.27
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	Std Dev (%)	CV
LC6	wtrec	359	4.00	45.70	31.40	8.37	0.27
	MagFe	368	2.01	30.40	19.84	5.76	0.29
	consio2	358	2.70	20.47	7.87	2.64	0.34
LC5	wtrec	2216	0.30	59.64	37.63	8.06	0.21
	MagFe	2255	0.21	40.21	24.43	5.63	0.23
	consio2	2191	1.16	19.43	6.20	2.12	0.34
LC4	wtrec	2352	1.67	49.38	35.57	4.63	0.13
	MagFe	2391	1.22	34.69	24.54	3.66	0.15
	consio2	2324	0.70	11.10	2.25	0.97	0.43
LC3	wtrec	596	1.35	44.42	20.98	8.02	0.38
	MagFe	606	0.87	31.27	14.11	5.77	0.41
	consio2	586	1.58	9.50	3.77	1.13	0.30
LC2	wtrec	708	1.90	45.70	30.38	4.86	0.16
	MagFe	723	1.33	29.20	20.88	3.92	0.19
	consio2	694	1.20	9.60	2.64	0.75	0.28
LC1	wtrec	1115	0.60	39.87	17.34	4.89	0.28
	MagFe	1170	0.30	25.20	11.57	3.58	0.31
	consio2	1028	1.30	22.50	4.32	2.94	0.68
Table 11-4:    TBS Assay Statistics
Cleveland-Cliffs Inc. – United Taconite Property

Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC8	MagFe	43	0.01	29.19	16.14	6.99	0.43
	wtrec	43	0.01	43.05	24.27	10.27	0.42
	consio2	40	3.00	12.20	5.80	2.12	0.37
UC7u	MagFe	68	7.08	28.97	18.91	4.61	0.24
	wtrec	68	10.17	42.10	28.62	6.87	0.24
	consio2	66	2.51	11.70	6.68	2.29	0.34
UC7l	MagFe	108	0.01	33.07	17.52	7.37	0.42
	wtrec	109	0.01	47.78	26.06	10.86	0.42
	consio2	100	1.10	15.00	5.08	2.51	0.49
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC6	MagFe	43	0.01	20.95	11.23	5.39	0.48
	wtrec	44	0.01	31.50	17.27	8.46	0.49
	consio2	41	2.40	16.86	6.63	3.64	0.55
UCmu	MagFe	176	0.01	22.80	13.15	4.24	0.32
	wtrec	176	0.01	38.80	20.79	6.79	0.33
	consio2	167	1.40	22.20	7.53	4.24	0.56
UCms	MagFe	103	3.01	29.66	15.24	4.24	0.28
	wtrec	103	8.80	48.01	25.56	6.66	0.26
	consio2	101	1.80	34.80	11.88	6.49	0.55
UCml	MagFe	323	0.01	36.20	18.05	5.85	0.32
	wtrec	323	0.01	50.20	27.86	7.98	0.29
	consio2	317	1.20	26.63	8.23	4.89	0.59
UC1	MagFe	1008	0.01	36.83	22.97	6.33	0.28
	wtrec	1009	0.01	50.90	33.36	8.82	0.26
	consio2	988	1.10	18.70	3.45	2.25	0.65
LUC3	MagFe	560	0.01	32.18	17.15	5.66	0.33
	wtrec	564	0.01	47.00	25.93	8.29	0.32
	consio2	547	1.50	23.90	7.20	3.99	0.55
LUC2	MagFe	681	0.01	32.32	21.05	5.34	0.25
	wtrec	685	0.01	46.70	31.17	7.74	0.25
	consio2	665	1.50	32.20	5.64	3.43	0.61
LUC1	MagFe	362	0.01	28.14	15.04	6.25	0.42
	wtrec	363	0.01	43.60	24.28	8.73	0.36
	consio2	356	1.40	33.10	12.22	5.68	0.47
LC8	MagFe	65	0.01	26.23	5.74	6.05	1.05
	wtrec	75	0.01	41.40	8.01	9.48	1.18
	consio2	54	2.10	13.00	7.25	2.46	0.34
LC7	MagFe	76	0.01	29.32	14.90	8.35	0.56
	wtrec	77	0.01	46.70	22.66	12.77	0.56
	consio2	68	2.30	9.90	6.28	1.61	0.26
LC6	MagFe	46	3.84	31.50	18.73	8.20	0.44
	wtrec	47	0.79	47.10	27.67	12.72	0.46
	consio2	43	2.00	12.60	5.89	2.43	0.41
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
LC5	MagFe	467	0.01	34.51	20.67	6.26	0.3
	wtrec	468	0.01	50.90	30.75	9.53	0.31
	consio2	445	1.60	12.60	5.14	2.19	0.43
LC4	MagFe	537	1.97	30.80	22.53	4.33	0.19
	wtrec	537	4.10	43.92	32.27	5.99	0.19
	consio2	514	0.90	15.25	2.42	1.36	0.56
LC3	MagFe	137	0.01	26.78	8.13	5.72	0.70
	wtrec	148	0.01	37.94	11.69	8.52	0.73
	consio2	116	1.60	11.50	5.37	1.78	0.33
LC2	MagFe	164	0.01	25.63	18.29	4.47	0.24
	wtrec	164	0.01	37.00	26.37	6.29	0.24
	consio2	153	1.20	9.50	3.55	1.48	0.42
LC1	MagFe	205	0.01	21.89	10.53	5.05	0.48
	wtrec	204	0.01	31.13	15.99	7.29	0.46
	consio2	163	2.00	26.40	6.42	4.43	0.69
11.4.2Compositing
At TBN, capped assays were composited to 10 ft and broken at stratigraphic boundaries using the Vulcan run length algorithm. A total of 23,034 composites within BIF subunits were created, ranging in length from less than 0.1 ft to 12 ft, and averaging 8.9 ft.
At TBS, no compositing was completed; however, assays were processed through the straight compositing algorithm in Vulcan to flag values by modeled unit. At TBS there are 4,609 composites within BIF subunits, ranging in length from less than 0.1 ft to 85.4 ft, and averaging 7.8 ft.
Table 11-5 and Table 11-6 present the statistics of the main grading variables in the composite file.
Table 11-5:    TBN Composite Statistics
Cleveland-Cliffs Inc. – United Taconite Property

Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC8	wtrec	178	0.82	36.25	20.24	7.87	0.39
	MagFe	179	0.56	22.28	12.53	5.25	0.42
	consio2	123	2.50	15.60	6.69	2.67	0.40
UC7	wtrec	431	1.20	43.22	22.10	8.82	0.40
	MagFe	441	0.82	29.43	13.71	6.47	0.47
	consio2	324	2.20	13.25	6.58	2.07	0.32
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC6	wtrec	170	0.69	46.19	14.60	6.56	0.45
	MagFe	175	0.59	31.45	9.02	4.59	0.51
	consio2	142	1.80	19.80	7.55	3.84	0.51
UC5	wtrec	273	3.67	44.51	24.93	7.50	0.30
	MagFe	281	2.00	30.46	15.33	5.68	0.37
	consio2	227	2.20	21.50	7.27	3.52	0.48
UC4	wtrec	463	0.60	46.20	22.97	9.39	0.41
	MagFe	468	0.40	32.15	14.03	6.39	0.46
	consio2	389	2.10	26.10	9.93	4.55	0.46
UC3A	wtrec	0	0	0	0	0	0
	MagFe	0	0	0	0	0	0
	consio2	0	0	0	0	0	0
UC3	wtrec	522	0.70	50.73	20.77	8.20	0.40
	MagFe	525	0.50	34.83	13.53	5.71	0.42
	consio2	488	1.90	16.60	6.62	2.41	0.36
UC2	wtrec	855	1.20	43.88	24.11	6.56	0.27
	MagFe	862	0.70	29.10	15.34	4.58	0.30
	consio2	773	2.79	17.60	8.30	2.20	0.27
UC1	wtrec	588	1.20	42.93	25.51	7.09	0.28
	MagFe	588	0.70	29.10	16.53	4.92	0.30
	consio2	551	1.80	14.20	7.08	2.07	0.29
LUC3	wtrec	658	4.00	46.00	27.67	6.51	0.24
	MagFe	660	2.50	31.70	17.83	4.43	0.25
	consio2	614	1.91	19.08	8.03	2.72	0.34
LUC2	wtrec	1855	0.24	60.24	32.68	8.21	0.25
	MagFe	1875	0.16	41.69	22.08	5.72	0.26
	consio2	1775	1.60	20.00	4.99	2.26	0.45
LUC1	wtrec	833	0.17	49.13	27.65	8.49	0.31
	MagFe	844	0.31	33.48	17.22	5.50	0.32
	consio2	773	2.08	25.24	11.79	3.44	0.29
LC8	wtrec	961	0.03	36.05	8.47	6.82	0.80
	MagFe	942	0.10	24.49	5.44	4.25	0.78
	consio2	838	2.70	38.59	9.09	3.17	0.35
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
LC7	wtrec	727	0.40	45.40	28.05	6.89	0.25
	MagFe	748	0.20	30.40	17.49	4.61	0.26
	consio2	706	2.70	15.70	6.70	1.83	0.27
LC6	wtrec	456	4.30	45.70	31.07	8.52	0.27
	MagFe	465	2.01	30.40	19.71	5.76	0.29
	consio2	436	2.70	20.47	7.82	2.53	0.32
LC5	wtrec	2593	0.30	59.64	37.02	8.19	0.22
	MagFe	2633	0.21	40.21	24.12	5.67	0.23
	consio2	2486	1.70	17.17	6.13	2.04	0.33
LC4	wtrec	2666	3.21	49.20	35.33	4.60	0.13
	MagFe	2706	1.50	34.69	24.38	3.67	0.15
	consio2	2543	0.70	10.71	2.26	0.93	0.41
LC3	wtrec	764	1.35	44.42	21.45	8.24	0.38
	MagFe	775	0.87	31.27	14.48	5.95	0.41
	consio2	712	1.50	9.50	3.76	1.17	0.31
LC2	wtrec	903	1.80	41.30	29.86	4.83	0.16
	MagFe	928	1.24	29.20	20.51	3.96	0.19
	consio2	861	1.20	7.45	2.64	0.70	0.26
LC1	wtrec	1603	0.60	39.87	16.92	4.80	0.28
	MagFe	1671	0.30	25.20	11.26	3.47	0.31
	consio2	1374	1.30	20.48	4.75	3.08	0.65
Table 11-6:    TBS Composite Statistics
Cleveland-Cliffs Inc. – United Taconite Property

Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC8	MagFe	64	7.25	29.19	18.62	5.94	0.32
	wtrec	64	10.93	43.05	27.76	8.60	0.31
	consio2	64	2.70	12.20	5.70	2.02	0.35
UC7u	MagFe	102	7.08	28.97	19.25	4.68	0.24
	wtrec	103	4.55	42.82	28.91	7.24	0.25
	consio2	102	2.51	11.70	6.42	2.28	0.36
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
UC7l	MagFe	149	2.68	33.07	17.28	6.68	0.39
	wtrec	152	4.55	47.78	25.54	9.99	0.39
	consio2	148	1.10	16.86	5.36	2.66	0.50
UC6	MagFe	115	2.68	23.49	12.28	4.77	0.39
	wtrec	116	4.00	35.50	18.58	7.08	0.38
	consio2	115	1.30	17.80	5.44	3.12	0.57
UCmu	MagFe	258	1.42	29.66	13.46	3.97	0.30
	wtrec	258	2.10	48.01	21.73	6.74	0.31
	consio2	255	1.40	34.80	8.65	5.48	0.63
UCms	MagFe	223	3.01	33.25	15.57	4.45	0.29
	wtrec	223	5.40	48.01	25.50	6.63	0.26
	consio2	221	1.20	34.80	10.94	5.68	0.52
UCml	MagFe	460	0.10	35.96	18.76	6.07	0.32
	wtrec	460	0.20	50.53	28.82	8.14	0.28
	consio2	458	1.20	26.63	7.82	5.03	0.64
UC1	MagFe	1180	0.10	36.83	22.29	6.43	0.29
	wtrec	1183	0.20	50.90	32.46	8.95	0.28
	consio2	1166	1.10	21.70	3.87	2.68	0.69
LUC3	MagFe	770	0.10	32.18	17.77	5.78	0.33
	wtrec	774	0.20	47.00	26.75	8.35	0.31
	consio2	762	1.50	32.20	6.74	3.98	0.59
LUC2	MagFe	894	0.10	32.32	20.31	5.62	0.28
	wtrec	900	0.10	46.70	30.22	8.13	0.27
	consio2	884	1.40	32.20	6.16	3.80	0.62
LUC1	MagFe	532	0.10	29.27	15.55	6.80	0.44
	wtrec	534	0.10	42.50	24.74	9.48	0.38
	consio2	527	1.40	33.10	11.47	5.72	0.50
LC8	MagFe	120	0.06	28.89	6.93	7.16	1.03
	wtrec	134	0.05	43.60	9.88	11.02	1.12
	consio2	112	2.10	17.00	7.46	2.63	0.35
LC7	MagFe	163	0.06	31.08	14.44	8.54	0.59
	wtrec	166	0.10	46.70	21.75	12.98	0.60
	consio2	155	2.00	13.00	6.46	1.93	0.30
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Unit	Variable	Count	Minimum (%)	Maximum (%)	Mean (%)	St Dev (%)	CV
lC6	MagFe	132	0.06	32.06	18.14	8.15	0.45
	wtrec	134	0.10	47.30	27.08	12.48	0.46
	consio2	128	2.00	12.60	6.22	2.05	0.33
LC5	MagFe	537	1.23	34.51	20.55	6.30	0.31
	wtrec	540	0.30	50.90	30.41	9.67	0.32
	consio2	528	1.30	12.60	4.97	2.23	0.45
LC4	MagFe	616	0.35	30.80	21.56	5.36	0.25
	wtrec	616	0.50	43.92	30.97	7.44	0.24
	consio2	604	0.90	15.25	2.70	1.52	0.56
LC3	MagFe	211	0.35	26.78	13.39	6.97	0.52
	wtrec	222	0.08	38.27	19.01	10.28	0.54
	consio2	202	1.20	11.50	4.80	1.91	0.40
LC2	MagFe	236	0.45	25.63	16.19	5.51	0.34
	wtrec	238	0.42	37.00	23.42	7.81	0.33
	consio2	231	1.20	11.50	4.13	1.86	0.45
LC1	MagFe	207	0.45	24.96	13.17	4.14	0.31
	wtrec	207	0.80	35.08	19.68	5.45	0.28
	consio2	205	1.40	23.70	5.94	4.20	0.71
11.5Variography
Trend analysis was completed by Cliffs and SRK (Ronald, 2019) at TBN to inform the search strategy and classification for KEV within each subunit, as well as to understand principal continuity trends. Outcomes of the Ronald (2019) study indicated variable nugget effects for MagFe, wtrec, and consio2 across the ore-bearing domains with most being considered low to moderate nugget values (20% to 40% of sill).
Predominant anisotropy is aligned with the geological strike of the lithostratigraphy at TBN with a mean directionality of 030° azimuth and a 5° dip to the northwest. The preferred modeled directional semi-variograms were observed to be isotropic in the X and Y directions (horizontal) with a separate direction for Z (vertical), as expected for variable thickness units. Overall, most variables in ore-bearing zones displayed long ranges, typically approximately 1,000 ft.
Current estimation practices at UTAC do not incorporate modeled semi-variogram results within the estimation, as all variables are interpolated using an inverse distance weighted (IDW) approach. Anisotropy and modeled semi-variogram parameters were used to optimize search neighborhoods during IDW estimates.
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11.6Block Models
Sub-blocked models are created in Vulcan for the Thunderbird deposits with dimensions and origins as presented in Table 11-7. The TBN model was built in 2018, and the TBS model was created in 2016. All blocks are 50 ft by 50 ft in the X and Y directions, and the vertical dimension (Z) is variable depending on the thickness of the stratigraphic unit. The Thunderbird deposit block models incorporate vertical Z-axis sub-blocking to one foot, to better respect geologic contacts in the gently dipping orebody. The QP is of the opinion that the block model extents and the block dimensions are reasonable.
Table 11-7:    Block Model Parameters
Cleveland-Cliffs Inc. – United Taconite Property

Parameter	TBN			TBS
	X	Y	Z	X	Y	Z
Origin	30,700	52,000	20	30,725	38,925	620
Length (ft)	12,900	17,500	2000	12,850	13,100	1,240
Block Size (ft)	100	100	20	50	50	40
Number	129	175	50	257	262	31
Sub-block (ft)	50	50	2	50	50	1
Number	258	350	2000	257	262	1240
Codes are assigned to the following variables during block model creation:
•Stratigraphic units from the modeled surfaces
•Stockpiles/backfill
•Lease boundaries from triangulation solids
•Air blocks from overburden roof surface
11.7Search Strategy and Grade Interpolation Parameters
ID2 weighting is employed at TBN to estimate the following variables:
•MagFe: Magnetic Iron % from Davis test tube concentrate or Satmagan
•Consio2: concentrate calculated at 82% -325 mesh
•wtrec: Weight recovery calculated at 82% -325 mesh
•confe: Total iron in concentrate
•Al2O3: Total Al2O3 in concentrate
•CaO: Total CaO in concentrate
•CO2: Total CO2 in concentrate
•Grindability
•K2O: Total K2O in concentrate
•Kwh_lt: kWh/LT calculated at 82% -325 mesh.
•MgO: Total MgO in concentrate
•Mn: Total Mn in concentrate
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•P: Total P in concentrate
The search neighborhood criteria used at TBN is based on recommendations from the SRK study (Ronald, 2019) and includes use of Vulcan tetra modeling, which modifies the search ellipsoid anisotropy based upon geological wireframe orientations. Search ellipsoids are based on variogram results and range in size from 500 ft x 500 ft x 20 ft to 2,000 ft x 2,000 ft x 20 ft, are variable and domain dependent, and use hard boundaries between each subunit. Blocks were estimated using a minimum of three to four composites, and a maximum or 12, 16, 20, or 24 composites, and were limited to two, three, or four composites per drill hole, depending on the variable and domain. Composite samples were length-weighted during estimation to reduce the impact of short composites.
At TBS, ID2 is employed in a single search ellipse oriented 000°/000°/90° of dimensions 1,000 ft x 1,000 ft x ¼ height of subunit. Using hard boundaries, a minimum of one and maximum of 10 samples are used to estimate KEV such as MagFe, consio2, wtrec, crudefe, and confe. While the QP finds this approach acceptable for Indicated Mineral Resources, they recommend updating the interpolation approach at TBS to align with the more robust processes at TBN.
11.7.1Bulk Density
Results from a density study on 391 samples of TBN drill core completed in 2007, via the water immersion method described in section 8.1.11, have been applied to Thunderbird deposit models. Density is assigned based on the average value for each stratigraphic subunit (Table 11-8). Bulk densities for TBS subunits are taken from values for correlative subunits in the TBN deposit given the lateral continuity of the Biwabik IF in the Virginia Horn area and the similarity between the grade characteristics of crude ore and rock units at the Thunderbird deposits. In addition to the unit densities presented in Table 11-8, default densities are assigned for DSO at 0.085 WLT/ft3, overburden (0.055 WLT/ft3), and the underlying quartzite (0.072 W LT/ft3).
Table 11-8:    Density by Lithology
Cleveland-Cliffs Inc. – United Taconite Property

Geologic Unit	Specific Gravity	Cubic Feet per LT (ft3/LT)	LT per Cubic Foot (LT/ft3)
US1	3.21	11.19	0.0894
UC8	3.39	10.62	0.0942
UC7	3.39	10.61	0.0943
UC6	3.41	10.54	0.0949
UC5	3.29	10.91	0.0917
UC4	3.14	11.54	0.0867
UC3A	3.41	10.55	0.0948
UC3	3.45	10.41	0.0961
UC2	3.47	10.86	0.0921
UC1	3.39	10.62	0.0942
LUC3	3.27	10.99	0.0910
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Geologic Unit	Specific Gravity	Cubic Feet per LT (ft3/LT)	LT per Cubic Foot (LT/ft3)
LUC2	3.38	10.64	0.0940
LUC1	3.27	10.98	0.0911
LS2	3.13	11.47	0.0872
LS1	3.01	11.92	0.0839
LC8	3.15	11.42	0.0876
LC7	3.32	10.82	0.0924
LC6	3.35	10.71	0.0934
LC5	3.44	10.45	0.0957
LC4	3.43	10.47	0.0955
LC3	3.28	10.95	0.0913
LC2	3.33	10.78	0.0928
LC1	3.32	10.82	0.0924
11.8Cut-off Grade
The cut-off grade used for the estimation of Mineral Resources is 17.0% MagFe. This cut-off grade has been developed as a measure of maintaining product tonnage with constraints on the delivery of crude to the concentrator. This cut-off grade is verified through a break-even cut-off grade calculation (Figure 11-4):
Figure 11-4:    Cut-Off Grade Formula
Actual realized costing and recoveries from 2018 were used with the three-year trailing average product revenue rate:
•Cash Costs =         US$21.84/LT crude ore milled
•Revenue Rate =     US$92.27/LT dry pellets
•Pellet %Fe =         65.4%
•Sale Costs =         US$4.01/LT dry pellets
•Crude Ore Milled =     14,561 LT
•MagFe =         23.3%
•Pellets Produced =    5,203 LT dry pellets
The calculated break-even cut-off grade for crude ore and waste determination using the formula in Figure 11-4 and the assumptions listed above is approximately 17.0% MagFe.
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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11.9Classification
Definitions for resource categories used in this TRS are those defined by SEC in S-K 1300. Mineral Resources are classified into Measured, Indicated, and Inferred categories.
UTAC Mineral Resource classification is based primarily on drill hole spacing and influenced by geologic continuity, ranges of economic criteria, and reconciliation. Some post processing is undertaken to ensure spatial consistency and remove isolated and fringe blocks. Limits of drill hole spacing are derived from variogram models, most of which have a range of continuity from 800 ft to 1,200 ft. Classification criteria are listed in Table 11-9 and illustrated in Figure 11-5.

Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Plan View: Level 1,000
+30000 E
+40000 E
+50000 E
+70000 N
+60000 N
+50000 N
+40000 N
TBN
TBS
Resource Pit Shell
Drillhole
Legend:
Class
Measured
Indicated
Inferred
0
2,500
5,000
7,500
10,000
Feet

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Mineral Resource Classification

December 2021

Source: SLR, 2021

Figure 11-5:    Mineral Resource Classification
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Table 11-9:    TBN and TBS Classification Criteria
Cleveland-Cliffs Inc. – United Taconite Property

Criteria	Measured	Indicated	Inferred
Distance to Drill hole (ft)	< 400	< 800	> 800
Geological Understanding	Very good geology and stratigraphic continuity
Range in Values	Narrow range in KEV (MagFe, grindability, consio2) and density
Interpolation Constraints	Block values based on a minimum of 3 samples and two drill holes	N/A	N/A
Reconciliation (measured at mill vs. estimated)	F2 within 10%	N/A	N/A
Some uncertainty is present in the TBS model, where mining has not occurred since 1991 and most supporting drill hole data is historical or uses an older analytical technique than is currently in place at site (LIS, section 8.1.5.1). To address this, Cliffs has limited all Mineral Resources at TBS to Indicated and Inferred.
As Cliffs prepares to update the TBS block model in 2022 to incorporate approximately 35 new drill holes totaling approximately 12,500 ft from an ongoing 2021 drilling campaign over the TBS deposit, an additional 1,300 samples have been collected from 65 pre-2005 drill holes, which were analyzed before the current LIS procedure was initiated. Following receipt of these tests, Cliffs will undertake the task of comparing and analyzing the pre-2005 data within the context of the current, standard LIS test procedures in place for the Thunderbird deposits, as well as confirm previous results. The QP strongly supports this initiative.
The QP is of the opinion that the classification at UTAC is generally acceptable, although some post-processing to remove isolated blocks of different classification is warranted. The QP recommends transitioning the classification process in future updates to consider local drill hole spacing over a distance to drill hole criterion.
11.10Model Validation
Blocks were validated using industry-standard techniques including:
•Visual inspection of assays and composites versus block grades (Figure 11-6 to Figure 11-9)
•Visual comparison of 2019 and 2020 drill hole analytical results (drilled subsequent to current model) and block grades
•Comparison between ID2, NN, and composite means (Table 11-10 and Figure 11-10)
•Swath plots
SLR reviewed the MagFe and consio2 grades and proportions relative to blocks, drilled grades, and composites. SLR observed that the block grades exhibited general spatial agreement with drilling and sampling and did not appear to smear significantly across sampled grades.
Swath plots generally demonstrated good correlation, with block grades being somewhat smoothed relative to composite grades, as expected.
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Plan View: Level 1,000
+30000 E
+35000 E
+40000 E
+65000 N
+60000 N
+55000 N
Resource Pit Shell
Assay
Legend:
MagFe (%)
≥ 30.0
≥ 27.5
≥ 25.0
≥ 22.5
≥ 20.0
≥ 17.0
≥ 0.0
0
1,250
2,500
3,750
5,000
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Plan View of TBN Assay and Block MagFe Grades
December 2021
Source: SLR, 2021

Figure 11-6:    Plan View of TBN Assay and Block MagFe Grades
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    93

North Facing Cross Section View: 64,370
5x Vertical Exaggeration
+1500
+1500
Resource Pit Shell
+36000 E
+37500 E
+39000 E
Plunge 00
Looking North
North Section +64370.00
Legend:
MagFe (%)
≥ 30.0
≥ 27.5
≥ 25.0
≥ 22.5
≥ 20.0
≥ 17.0
≥ 0.0
0
500
1,000
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Cross-section of TBN Assay and Block MagFe Grades
December 2021
Source: SLR, 2021

Figure 11-7:    Cross-section of TBN Assay and Block MagFe Grades
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    94

Plan View: Level 1,000
+51000 N
+48000 N
+45000 N
+42000 N
+36000 E
+39000 E
+42000 E
Assay
Resource Pit Shell
Legend:
MagFe (%)
≥ 30.0
≥ 27.5
≥ 25.0
≥ 22.5
≥ 20.0
≥ 17.0
≥ 0.0
0
1,000
2,000
3,000
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Plan View of TBS Assay and Block MagFe Grades
December 2021
Source: SLR, 2021

Figure 11-8:    Plan View of TBS Assay and Block MagFe Grades
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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West Facing Cross Section View: 37,000
+44000 N
+46000 N
+48000 E
Plunge 00
Looking West
East section +37000.00
Resource Pit Shell
Legend:
MagFe (%)
≥ 30.0
≥ 27.5
≥ 25.0
≥ 22.5
≥ 20.0
≥ 17.0
≥ 0.0
0
500
1,000
Feet
Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Cross-section of TBS Assay and Block MagFe Grades
December 2021
Source: SLR, 2021

Figure 11-9:    Cross-section of TBS Assay and Block MagFe Grades
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Table 11-10:    TBN Comparative Statistics of Composites and Blocks for Key Economic Variables
Cleveland-Cliffs Inc. – United Taconite Property

Variable	Data	Count	Min (%)	Max (%)	Mean (%)	% Variance
MagFe	Block Model	1,006,367	0.033	40.33	14.6	-14.9%
MagFe	Composites	20,507	0.02	41.69	17.15
grind	Block Model	2,082,576	17.19	171.7	103.8	8.9%
grind	Composites	4,562	12	267.6	95.3
confe	Block Model	1,039,071	31.31	72.32	65.15	-1.0%
confe	Composites	19,892	30.83	77.66	65.81
Source: Ronald (2019)
The mean grades in composites and blocks compare favorably for the KEV evaluated in the LS and UC units. Higher-percent-variance block grade means in the LUC and LC subunits, which led to an overall -15% difference, is observed due to the average of a larger number of low-grade blocks versus the composites (clustering). This variance is not observed in comparing the ID2 estimate with a NN estimate. Overall, the statistical evaluation provides acceptable validation of the model results.
Figure 11-10:    Whisker Plots for MagFe Composites and Blocks in All TBN Subunits
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11.11Model Reconciliation
Reconciliation results, comparing actual production results versus model-predicted values of crude ore, pellet production, and wtrec or process recovery for both 2019 and 2020 are presented in Table 11-11. Model values were determined by reporting tons and grade from solids of the actual mined areas for each year. The models used were the budget mine planning block models, which were modified from the geologic model to account for crude ore loss and dilution.
Table 11-11:    2019 to 2020 Model Reconciliation
Cleveland-Cliffs Inc. – United Taconite Property

Year	Variable	Model	Actual	Variance
2019	Crude Ore (MLT)	15.4	15.1	-2.0%
	Pellets Dry (MLT)	5.2	5.0	-4.0%
	Weight Recovery	34.6%	33.6%	-3.0%
2020	Crude Ore (MLT)	14.6	15.7	7.0%
	Pellets Dry (MLT)	4.8	4.9	2.0%
	Weight Recovery	34.0%	33.5%	-1.5%
The QP offers the following conclusions with respect to the UTAC Mineral Resource estimates:
•The block model’s KEV for TBN and TBS compare well with the source data in most areas, with zones of possible conservative estimation in the LUC and LC stratigraphic zones.
•The methodology used to prepare the block model is appropriate and consistent with industry standards.
•Validations compiled by Ronald (2019) and the QP indicate that the block model is reflecting the underlying support data appropriately.
•The classification at UTAC is generally acceptable; however, the extension of classified material beyond drilling limits is slightly aggressive, and some post-processing to remove isolated blocks of different classification is warranted. Classified blocks which extend beyond the drilling limits are generally outside the Resource Pit Shell.
•Some uncertainty is present in the TBS model, where mining has not occurred since 1991, and most supporting drill hole data is historical or uses an older analytical technique than is currently in place at site. To address this, Cliffs has limited all Mineral Resources at TBS to Indicated and Inferred.
•The block model represents an acceptable degree of smoothing at the block scale for prediction of quality variables at TBS. Visually, blocks and composites in cross-section and plan view compare well.
•In both 2019 and 2020, actual versus model-predicted values of crude ore, pellet production, and wtrec or process recovery were accurate to between 1.5% to 7.0%, depending on the year and variable.
The QP offers the following recommendations with respect to the UTAC Mineral Resource estimates:
1.Apply the interpolation methodology developed for TBN to TBS in future updates.
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2.Transition the process of classifying blocks in future updates to consider local drill hole spacing over a distance-to-drill-hole criterion.
3.Prepare model reconciliation over quarterly periods and document methodology, results, and conclusions and recommendations.
11.12Mineral Resource Statement
Mineral Resource estimates for the Thunderbird deposits were prepared by Cliffs and audited and accepted by SLR using available data from 1952 to 2018.
The limit of Mineral Resources was optimized using pit shells that considered actual mining costs incurred in 2018 and a US$90/LT pellet value. In addition to SLR’s review, Cliffs’ technical site and corporate teams, and external consultants SRK (Ronald, 2019) have reviewed the input data, interpolation design and execution, as well as the resultant Thunderbird deposit block model’s KEV.
The UTAC Mineral Resource estimate as of December 31, 2021 is presented in Table 11-12.
Table 11-12:    Summary of UTAC Mineral Resources – December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Class	Resources (MLT)	Grade (% MagFe)	Process Recovery (%)	Pellets (MLT wet)
TBN
Measured	91.8	23.6	35.4	32.5
Indicated	87.2	23.0	35.1	30.6
Total M + I	179.0	23.3	35.3	63.1
Inferred	1.3	20.9	32.6	0.4
TBS
Measured	-	-	-	-
Indicated	551.4	22.0	30.6	168.7
Total M + I	551.4	22.0	30.6	168.7
Inferred	24.6	21.6	31.0	7.6
Combined TBN + TBS
Measured	91.8	23.6	35.4	32.5
Indicated	638.6	22.2	31.2	199.2
Total M + I	730.4	22.3	31.7	231.8
Inferred	25.9	21.5	31.1	8.0
Notes:
1.Tonnage is reported in long tons equivalent to 2,240 pounds.
2.Tonnage is reported exclusive of Mineral Reserves and has been rounded to the nearest 100,000.
3.Mineral Resources are estimated at a cut-off grade of 17% MagFe.
4.Mineral Resources are estimated using a pellet value of US$90/LT.
5.Pellets are reported as wet standard/flux mix; shipped pellets contain 2% moisture.
6.Tonnage estimate based on actual depletion on December 31, 2021 from a surveyed topography on May 11, 2019.
7.Resources are crude ore tons as delivered to the primary crusher, pellets are as loaded onto lake freighters in Duluth.
8.Classification of Mineral Resources is in accordance with the S-K 1300 classification system.
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9.Bulk density is assigned based on average readings for each lithology type.
10.Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability.
11.Numbers may not add due to rounding.
A portion of the UTAC Mineral Resource is located in proximity to towns, roads, and other infrastructure, which may impact utilization. A 500 ft boundary to nearby residential and community buildings restricts the defined Mineral Resources.
The SLR QP is of the opinion that with consideration of the recommendations summarized in Sections 1.0 and 23.0 of this TRS, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.
11.12.1Mineral Resource Sensitivity
Mineral Resource sensitivity is represented using grade tonnage curves in Figure 11-11 (TBN) and Figure 11-12 (TBS) and have been prepared considering inclusive Mineral Resources.

Measured & Indicated
Product
Avg MagFe
Measured & Indicated Material (in million long tons)
1,000
900
800
700
600
500
400
300
200
100
0
Average MagFe
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
5
7
9
11
13
15
17
19
21
23
25
27
29
31
33
35
MagFe Cutoff

Figure 11-11:    TBN Grade Tonnage Curve (Measured and Indicated)
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Measured & Indicated
Product
Avg MagFe
Measured & Indicated Material (in million long tons)
Average MagFe
MagFe Cutoff
1,600
1,400
1,200
1,000
800
600
400
200
0
40.0
35.0
30.0
25.0
20.0
15.0
10.0
5.0
0.0
5
7
9
11
13
15
17
19
21
23
25
27
29
31
33
35

Figure 11-12:    TBS Grade Tonnage Curve (Indicated)

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12.0MINERAL RESERVE ESTIMATES
Mineral Reserves in this TRS are derived from the current Mineral Resources. The Mineral Reserves are reported as crude ore and are based on open pit mining from the Thunderbird Mine. Crude ore is the unconcentrated ore as it leaves the Thunderbird Mine at its natural in situ moisture content. The UTAC Proven and Probable Mineral Reserves are estimated as of December 31, 2021, and summarized in Table 12-1.
Table 12-1:    Summary of UTAC Mineral Reserves - December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Category	Crude Ore Mineral Reserves (MLT)	Crude Ore (% MagFe)	Process Recovery (%)	Wet Pellets (MLT)
TBN
Proven	143.1	23.1	34.7	49.6
Probable	225.6	23.3	34.9	78.8
Proven & Probable	368.7	23.2	34.8	121.2
TBS
Proven	-	-	-	-
Probable	405.9	22.0	31.8	129.3
Proven & Probable	405.9	22.0	31.8	129.3
TBN + TBS
Proven	143.1	23.1	34.7	49.6
Probable	631.5	22.1	32.9	208.0
Proven & Probable	774.6	22.3	33.3	257.6
Notes:
1.Tonnage is reported in long tons equivalent to 2,240 lb and has been rounded to the nearest 100,000.
2.Mineral Reserves are reported at a $90/LT wet standard pellet price freight-on-board (FOB) Lake Superior, based on the three-year trailing average of the realized product revenue rate.
3.Mineral Reserves are estimated at a cut-off grade of 17% MagFe and restricted to material with less than 10% concentrate silica.
4.Mineral Reserves include mining dilution of 16% and mining extraction losses of 14%.
5.The Mineral Reserve mining strip ratio (waste units to crude ore units) is at 1.1.
6.Mineral Reserves are Probable if not scheduled within the first 20 years.
7.Pellets are reported as wet standard/flux mix; shipped pellets contain approximately 2.0% moisture.
8.Tonnage estimate based on actual depletion as of December 31, 2021 from a surveyed topography on May 11, 2019.
9.Mineral Reserve tons are as delivered to the primary crusher; pellets are as loaded onto lake freighters in Duluth, Minnesota.
10.Classification of the Mineral Reserves is in accordance with the S-K 1300 classification system.
11.Mineral Reserves are 100% attributable to Cliffs.
12.Numbers may not add due to rounding.
The pellet price used to perform the evaluation of the Mineral Reserves was based on the current mining model’s three-year (2016 to 2019) trailing average of the realized product revenue rate of US$90.42/LT wet standard pellet. The costs used in this study represent all mining, processing, transportation, and administrative costs including the loading of pellets into lake freighters in Duluth, Minnesota.
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SLR is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.
12.1Conversion Assumptions, Optimization Parameters, and Methods
Using the mine planning block model for TBN and TBS, pit optimizations and pit designs are conducted to convert the Mineral Resources to Mineral Reserves.
New mine planning block models were constructed for TBN and TBS in July 2019 and form the basis for the current Mineral Reserve estimate. The mine planning block models are based on the Mineral Resource block models. TBN is based on the July 17, 2019 geologic model (geo_07172019B_all_blocks.bmf), while the TBS geologic model has remained unchanged since 2016 (tbs_2016.bmf, dated May 9, 2016).
Scripts within Vulcan are executed that add variables for economic evaluation and mine planning, flag in-pit stockpile backfills, flag the current topography, re-block the model to represent the selective mining unit (SMU), incorporate crude ore loss and dilution impacts, and reinforce cut-off grades. Scripts also assign restrictions to blocks outside of the lease areas, inside facilities areas, and inside geologic boundaries – assigning blocks as restricted or waste when appropriate. The resulting block models are evaluated using the pit optimization and Chronos scheduling packages in Vulcan.
Iron formation can only be initially considered as “candidate” crude ore if the stratigraphy is one of the following geologic subunits (as detailed in Section 6.0):
•UC - uc8, uc7, uc6, uc5, uc4, uc3a, uc3, uc2, uc1, luc3, luc2
•TLC - lc6, lc5
•BLC - lc4, lc3, lc2, or lc1
The geologic subunits luc1 and lc7 contain mineralization that meets the cut-off criteria as well; however, there is contamination due to the adjacent lower slaty subunit, and thus luc1 and lc7 are considered to be waste. All other geologic subunits are considered to be waste.
Candidate crude ore must then meet the following additional criteria to be considered crude ore blocks:
•Satisfy the metallurgical cut-off grades as described in section 11.8; in summary, candidate crude ore with MagFe lower than 17% or concentrate silica greater than or equal to 10% is considered to be waste.
•Be classified as a Measured or Indicated Mineral Resource (Inferred Mineral Resources are considered to be waste).
•Not occur within a mining-restricted area.
•Generate a net block value greater than the cost of the block as if it were mined as waste.
The analysis for the Mineral Reserve estimate includes both crude ore loss and mining dilution in the final reported tonnage and grades.
•Crude ore loss is material that meets all criteria for crude ore but is sent to the waste stockpile. Typically, thin layers of crude ore or individual blocks that are not separable with the current mining equipment are considered as unrecoverable and become crude ore loss. Percent crude
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ore loss is calculated by the amount of unrecoverable crude ore divided by the original crude ore content.
•Mining dilution is waste material that is mined and delivered as crude ore. Small areas of waste that cannot be separated from crude ore – and when the combined material still satisfies the cut-off criteria – become mining dilution. Percent mining dilution is defined as the diluted waste divided by the final scheduled and mined block of crude ore, which contains the diluted waste.
A reconciliation of the geologic block model to graded blast patterns from 2017 through 2018 blasted material demonstrated that UTAC has an average crude ore loss of 13% and an average mining dilution of 15%. To incorporate the crude ore loss and mining dilution assumptions into the Mineral Reserve estimate, the mine planning model used a SMU to re-block the model and better reflect mining selectivity. The mine planning model was re-blocked to 150 ft by 150 ft by 20 ft and 17.5 ft (i.e., half the bench height). The resultant mine planning model includes a crude ore loss of 14% and mining dilution of 16%.
UTAC has a long history of plant recovery, which is used as part of the pit optimization. The following summarizes the empirical relationship for pellet production based on crude ore tons and DT weight recovery:
Dry Standard Concentrate tons = crude ore tons x (DT Weight Recovery - 1.35)
Wet Standard Concentrate tons = (Dry Standard Concentrate Tons) / (1 - Concentrate Moisture)
Wet Standard Pellet tons = Wet Standard Concentrate tons / 1.09
Where:
•Concentrate moisture = 8.75
•Pellet Moisture = 2.0%
•Historical wet standard concentrate to dry standard pellet ratio is 1.09.
From 2010 through 2018, the equation has reconciled within 2% of the production years when comparing calculated dry standard concentrate production to actual dry standard concentrate production. Figure 12-1 shows the variance of calculated versus actual concentrate.
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Figure 12-1:    Concentrate Recovery
All Measured and Indicated Mineral Resources within the final designed pit that meet the above criteria are converted into Mineral Reserves. The only additional criteria for Measured Mineral Resources converting into Proven Mineral Reserves is that they must be scheduled within the first 20 years of the mine life prior to depletion. Table 12-2 shows the criteria to convert Mineral Resource classifications to Mineral Reserve classifications.
Table 12-2:    Mineral Resource to Mineral Reserve Classification Criteria
Cleveland-Cliffs Inc. – United Taconite Property

Mineral Resources	Criteria for Conversion	Mineral Reserves
Measured	Scheduled Within the First 20 Years	Proven
Measured	Scheduled After 20 Years	Probable
Indicated	As Scheduled	Probable
Inferred	As Scheduled	Waste
12.2Previous Mineral Reserve Estimates by Cliffs
Cliffs has periodically updated the UTAC Mineral Reserve estimates since its acquisition of the Property in 2003. The SEC-reported Mineral Reserves for the past five updates are shown in Table 12-3. Prior to 2019, these Mineral Reserves were not prepared under the recently adopted SEC guidelines; however, they followed SEC Guide 7 requirements for public reporting of Mineral Reserves in the United States.
The most recent prior update to the LOM plan and Mineral Reserves was in 2019; the Mineral Reserves in Cliffs' 10-K filings have been updated net of depletion since.
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Table 12-3:    Previous Cliffs UTAC Mineral Reserve Estimates
Cleveland-Cliffs Inc. – United Taconite Property

	Proven & Probable Crude Ore (MLT)	Process Recovery (%)	Dry Standard Equivalent Pellets (MLT)
2020[1]	789.1	31.4	248.2
2019[1]	805.0	31.8	253.3
2019[2]	814.8	31.5	256.5
2016[3]	847.9	31.9	270.8
2013[4]	504.1	33.6	169.2
2010[5]	425.6	32.6	138.8
2008[6]	486.0	30.6	148.9
2005[7]	420.7	30.9	130.0
Notes:
1.As of December 31 of respective year; updated via depletion
2.As of May 11, 2019; Source: Cliffs UTAC 2019 MRR TR
3.As of January 1, 2016; Source: Cliffs_MMMR_TR_UTAC 2016 FINAL
4.As of January 10, 2013; Source: Cliffs 2013 Reserve Base Analysis
5.As of July 1, 2010; Source: Cliffs 2010 Reserve Base Analysis
6.As of January 1, 2008; Source: Cliffs 2008 Reserve Base Analysis
7.As of January 1, 2005; Source: Cliffs 2005 Reserve Base Analysis
In 2016, the TBS pit was added to the reportable Mineral Reserves for the first time, resulting in a significant increase from the previously reported reserves.
The change in Mineral Reserves from 2016 to date is primarily attributable to mining depletion.
12.3Pit Optimization
Pit optimizations were carried out on both the TBN and TBS pit areas in Vulcan using the current mine planning block model. Inputs used for the optimization use a cost structure based on 2018 actual production and the 2019 five-year plan.
12.3.1Summary of Pit Optimization Parameters
The pit optimization parameters are summarized as follows:
•Dry standard concentrate tons = crude ore tons x (DT weight recovery - 1.35).
•Product moisture = 2.0%.
•Base case product average price = $90/LT standard pellets (based on the mine planning model’s three-year trailing average of the realized product revenue rate of US$90.42/LT wet standard pellet).
•In situ waste mining cost = $1.69/LT mined.
•Unconsolidated waste mining cost = $1.41/LT mined.
•Crude ore mining cost (includes primary crushing and transportation to the mill) = $3.72/LT crude ore.
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•Fine crushing and concentrating cost = $7.50/LT crude ore.
•Pelletizing and general cost = $30.64/LT dry pellet.
•Replacement capital cost = $4.75/LT dry pellet.
•Product mix (percent fluxed) at 39% (2018 actual).
•Maximum overall pit slope angle = 49° for in situ rock and 18° for surface overburden.
In addition, the TBN pit limits are constrained by the local community, thus opportunity to expand the pit with higher pellet values is limited. The TBS is currently limited by the extent of down-dip exploration.
The TBN and TBS pits are physically unconnected with each other and are optimized independently from one another.
12.3.2Pit Optimization Results and Analysis
Pit optimization results are used as a guide for pit and stockpile designs. Pit optimizations were run by varying the base case product price with a block revenue factor. The risk profile and revenue-generating potential of the deposits is evaluated by looking at the relationship between crude ore and waste rock and the associated relative discounted cash flows (DCF) generated at each incremental pit (a discount rate of 10% utilized for the optimization analysis).
The results from the TBN optimization are summarized in Table 12-4, listing the pit shell results from a price range of $66.60/LT to $93.60/LT of standard pellets, with pit shell 24 highlighted to indicate the selected pit shell to be used as a guide for final pit design. A pit-by-pit graph showing tonnages and relative DCFs is provided in Figure 12-2.
The results from the TBS optimization are summarized in Table 12-5, listing the pit shell results from a price range of $70.20/LT to $97.20/LT of standard pellets, with pit shell 21 highlighted to indicate the selected pit shell to be used as a guide for final pit design. A pit-by-pit graph showing tonnages and relative DCF is provided in Figure 12-3.
Table 12-4:    TBN Pit Optimization Results
Cleveland-Cliffs Inc. – United Taconite Property

Pit Shell	Revenue Factor	Product Price ($/WLT pellets)	Crude Ore (MLT)	Stripping (MLT)	Total Tons (MLT)	Strip Ratio	Process Recovery (%)	Dry Pellets (MLT)
10	0.74	66.60	19	6	25	0.3	37.1	7
11	0.75	67.50	30	10	40	0.3	36.6	11
12	0.76	68.40	41	16	56	0.4	36.2	15
13	0.77	69.30	51	22	73	0.4	35.8	18
14	0.78	70.20	69	33	102	0.5	35.3	24
15	0.79	71.10	91	50	141	0.5	34.9	32
16	0.80	72.00	154	107	260	0.7	34.4	53
17	0.81	72.90	186	144	331	0.8	34.3	64
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Pit Shell	Revenue Factor	Product Price ($/WLT pellets)	Crude Ore (MLT)	Stripping (MLT)	Total Tons (MLT)	Strip Ratio	Process Recovery (%)	Dry Pellets (MLT)
18	0.82	73.80	224	192	416	0.9	34.1	76
19	0.83	74.70	267	257	524	1.0	33.9	91
20	0.84	75.60	345	399	744	1.2	33.8	117
21	0.85	76.50	391	470	861	1.2	33.5	131
22	0.86	77.40	426	522	948	1.2	33.3	142
23	0.87	78.30	445	548	993	1.2	33.2	148
24	0.88	79.20	460	568	1,028	1.2	33.1	152
25	0.89	80.10	474	592	1,065	1.2	33.0	156
26	0.90	81.00	489	620	1,108	1.3	32.9	161
27	0.91	81.90	493	627	1,120	1.3	32.8	162
28	0.92	82.80	505	650	1,154	1.3	32.7	165
29	0.93	83.70	508	656	1,164	1.3	32.7	166
30	0.94	84.60	510	659	1,169	1.3	32.7	167
31	0.95	85.50	515	666	1,181	1.3	32.6	168
32	0.96	86.40	516	669	1,185	1.3	32.6	168
33	0.97	87.30	521	679	1,200	1.3	32.5	169
34	0.98	88.20	521	682	1,204	1.3	32.5	170
35	0.99	89.10	522	683	1,204	1.3	32.5	170
36	1.00	90.00	522	684	1,207	1.3	32.5	170
37	1.01	90.90	531	714	1,244	1.3	32.5	172
38	1.02	91.80	531	715	1,246	1.3	32.5	172
39	1.03	92.70	531	715	1,246	1.3	32.5	172
40	1.04	93.60	532	719	1,250	1.4	32.5	173
Note. Numbers may not add due to rounding.
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Total Ore
Total Waste
Disc.cash flow-Best
Disc.cash flow-Worst
Disc.cash flow-Lag
Pit Tonnage (in million long tons)
Discounted Cash Flow (in million USD)
Pit Shell
0
200
400
600
800
1,000
1,200
1,400
100
300
500
700
900
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53

Figure 12-2:    TBN Pit Optimization Pit-by-Pit Graph
Table 12-5:    TBS Pit Optimization Results
Cleveland-Cliffs Inc. – United Taconite Property

Pit Shell	Revenue Factor	Product Price ($/WLT pellets)	Crude Ore (MLT)	Stripping (MLT)	Total Tons (MLT)	Strip Ratio	Process Recovery (%)	Dry Pellets (MLT)
10	0.78	70.20	27	10	38	0.4	33.7	9
11	0.79	71.10	43	22	65	0.5	33.5	14
12	0.80	72.00	63	34	97	0.5	33.1	21
13	0.81	72.90	88	52	140	0.6	32.7	29
14	0.82	73.80	126	85	211	0.7	32.3	41
15	0.83	74.70	198	150	348	0.8	31.7	63
16	0.84	75.60	297	239	536	0.8	31.2	93
17	0.85	76.50	368	305	673	0.8	30.9	114
18	0.86	77.40	443	380	824	0.9	30.6	136
19	0.87	78.30	525	480	1,005	0.9	30.4	160
20	0.88	79.20	593	566	1,158	1.0	30.2	179
21	0.89	80.10	657	650	1,307	1.0	30.0	197
22	0.90	81.00	709	715	1,424	1.0	29.9	212
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Pit Shell	Revenue Factor	Product Price ($/WLT pellets)	Crude Ore (MLT)	Stripping (MLT)	Total Tons (MLT)	Strip Ratio	Process Recovery (%)	Dry Pellets (MLT)
23	0.91	81.90	755	781	1,536	1.0	29.7	224
24	0.92	82.80	770	804	1,574	1.0	29.7	229
25	0.93	83.70	796	849	1,645	1.1	29.6	236
26	0.94	84.60	820	902	1,722	1.1	29.6	243
27	0.95	85.50	836	930	1,766	1.1	29.5	247
28	0.96	86.40	847	951	1,799	1.1	29.5	250
29	0.97	87.30	862	976	1,838	1.1	29.4	254
30	0.98	88.20	874	1,002	1,876	1.1	29.4	257
31	0.99	89.10	878	1,011	1,889	1.2	29.4	258
32	1.00	90.00	883	1,020	1,903	1.2	29.3	259
33	1.01	90.90	890	1,040	1,929	1.2	29.3	261
34	1.02	91.80	893	1,048	1,941	1.2	29.3	262
35	1.03	92.70	895	1,052	1,946	1.2	29.3	262
36	1.04	93.60	897	1,057	1,954	1.2	29.3	263
37	1.05	94.50	899	1,062	1,961	1.2	29.3	263
38	1.06	95.40	900	1,065	1,965	1.2	29.3	263
39	1.07	96.30	902	1,071	1,973	1.2	29.3	264
40	1.08	97.20	904	1,077	1,981	1.2	29.3	264
Note. Numbers may not add due to rounding.
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Total Ore
Total Waste
Disc.cash flow-Best
Disc.cash flow-Worst
Disc.cash flow-Lag
Pit Tonnage (in million long tons)
2,400
2,000
1,600
1,200
800
400
0
Discounted Cash Flow (in million USD)
1,000
900
800
700
600
500
400
300
200
100
0
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51
Pit Shell

Figure 12-3:    TBS Pit Optimization Pit-by-Pit Graph
12.4Mineral Reserve Cut-off Grade
The Mineral Reserves cut-off grade is governed by metallurgical constraints applied in order to produce a saleable product followed by verification through a break-even cut-off grade calculation. The Mineral Reserves are reported at a 17% MagFe cut-off grade, which is the same as the Mineral Resource cut-off grade described in section 11.8 for a minimum magnetic iron content. In addition to MagFe, an upper limit on concentrate silica of less than or equal to 10% is applied. The silica cut-off grade is applied to ensure the Mineral Reserve can be blended to deliver pellets according to customer specifications.
12.5Mine Design
The TBN and TBS final pit designs incorporate several design variables including geotechnical parameters (e.g., wall angles and bench configurations), equipment size requirements (e.g., mining height and ramp configuration), and physical mining limits (e.g., property boundaries and existing infrastructure). The following summarizes the design variables and final pit results; more detail is provided in the preceding subsections and in Section 13.0.
The final highwall pit slope is designed at an inter-ramp angle (IRA) of 49° for in situ rock and 18° for surface overburden. The bench design for rock consists of 40 ft-high mining benches with a 70° bench face angle (BFA) and alternating 10 ft and 30 ft catch benches (CB). There are no ramps designed into the final highwall, as the footwall slope is less than 8% for the majority of the mining areas and can support the development of haulage ramps.
There are multiple physical mining limits that are applied to the pit optimization and/or the mine plan:
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•The crude ore Mineral Reserve boundary resides within controlled mineral lease areas and also within the existing permit to mine.
•Mining limits were restricted to a distance of no closer than 500 ft from the primary crushing structure.
•Mining limits are set at 500 ft from the closest buildings in the local communities.
•Restrictions to mining limits where additional subsurface investigation and study is planned.
The selected final pit shells compared to the final pit designs are detailed in Table 12-6 and shown in Figure 12-4. Pit design results are reported prior to depletion, to be consistent with the pit optimization results.
Table 12-6:    Pit Optimization to Pit Design Comparison
Cleveland-Cliffs Inc. – United Taconite Property

	Crude Ore (MLT)	Grade (% MagFe)	Stripping (MLT)	Total Material (MLT)	Stripping Ratio
TBN
Pit Shell 24	460	23.4	568	1,028	1.2
Pit Design	409	23.2	522	931	1.3

TBS
Pit Shell 21	657	22.0	650	1,307	1.0
Pit Design	406	22.0	396	802	1.0
Note:
1.Comparison totals are per the mine planning model prior to depletion.
2.Numbers may not add due to rounding.

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Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
Pit Optimization and
Pit Design Limits
N
TBN
TBS
Legend:
Permit to Mine
Pit Optimization Restrictions
Pit Optimization Footprint -TBN
Pit Optimization Footprint -TBS
LoM Pit Design Outline
0
2000
6000
10000
Feet
Mud Lake Rd
East Two River
Leonidas
Eveleth
County Road 101
Bourgin Rd
Landfill Rd
Cedar Island Dr
Ely Lake
Elbow Creek
Ramshaw Rd N
Voss Rd
Nichols Ave
Olcott Park
9th St N
8th St S
Old Mesaba Rd
1845 ft

December 2021

Source: Cliffs 2021

Figure 12-4:    Pit Optimization and Pit Design Limits
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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In general, the final pit designs are a reasonable representation of the final pit shell guides, with the exception of certain areas due to physical mining limits applied during the mine design work (i.e., where the restrictions were not applied during the optimization). In particular, at the TBS, along strike to the northwest and southeast, the final pit design is limited relative to the pit shell guide. In these areas, Cliffs plans to complete additional subsurface investigation and study prior to a decision to include in the Mineral Reserves.

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13.0MINING METHODS
13.1Mining Methods Overview
The TBN and TBS are mined using conventional surface mining methods. The surface operations include:
•Overburden (glacial till) removal.
•Drilling and blasting (excluding overburden).
•Loading and haulage.
•Crushing and rail loading.
The Mineral Reserve is based on the ongoing annual average crude ore production of approximately 15.4 MLT/y from TBN and TBS, producing an average of 5.1 MLT/y of wet pellets for domestic consumption. Pellet production is based on producing approximately 3.1 MLT/y of wet standard pellets and 2.0 MLT/y of high-flux pellets (branded as Mustang pellets). Market conditions and annual pellet nominations can change the flux/standard product mix, which will change the overall production in any given year.
Mining and processing operations are scheduled 24 hours per day, and the mine production is scheduled to directly feed the processing operations.
The current LOM plan has mining for 51 years and mines the known Mineral Reserve. The average strip ratio is 1.1 waste units to 1 crude ore unit (1.1 strip ratio).
The final TBN pit is approximately 4.1 mi long along strike, 0.9 mi wide, and up to 700 ft deep. Primary production includes drilling 12.25 in.-diameter rotary blast holes. Production blast hole depth varies as the pit is transitioning from 35 ft bench heights (BH) to 40 ft BH. Burden and spacing varies depending on the material being drilled. The holes are filled with explosive and blasted. Hydraulic shovels load the broken material into 240 ton payload mining trucks for transport from the pit.
The TBS pit is a currently inactive pit adjacent to the TBN pit. TBS operated for 17 years (from 1976 through 1991), producing 106 MLT of crude ore and 32.6 MLT of pellets. Eveleth Taconite, the previous operator prior to Cliffs acquiring the property, stopped mining in TBS to consolidate mining operations and reduce stripping lead times. The final pit design for TBS is approximately 2.0 mi long, 1.3 mi wide, and up to 640 ft deep. The LOM plan assumes reopening the TBS pit in 2030, which includes time for additional investigation work, dewatering, and re-establishing access for production traffic.
The Thunderbird Mine requires strict crude ore blending requirements to ensure that the Fairlane Facility receives a uniform head grade. The two most important characteristics of the crude ore are magnetic iron content and predicted concentrate silica. Generally, three to four mining areas are mined at one time to obtain the best crude ore blend for the Fairlane Facility. Crude ore is hauled to the crushing facility and either direct tipped to the primary crusher or stockpiled in an area adjacent to the primary crusher. Haul trucks are alternated to blend delivery from the multiple crude ore loading points. The crude ore stockpiles are used as an additional source for blending and production efficiency.
The major pieces of pit equipment include diesel hydraulic shovels, front end loaders (FELs), haul trucks, drills, bulldozers, and graders. Extensive maintenance facilities are available at the mine site to service the mine equipment.
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13.2Pit Geotechnical
13.2.1Summary
Both the TBN and TBS pits are relatively shallow and, structurally, the in situ crude ore and rock are of good quality. A final wall study was conducted in 2012 by Barr Engineering Co. (Barr, 2012), and a geotechnical review of the pit and final wall assumptions was conducted in 2019 by SRK (SRK, 2019). Geotechnical and ramp parameters incorporated into the UTAC pit design are summarized in Table 13-1 and Figure 13-1. SLR is of the opinion that the design parameters are reasonable.
Table 13-1:    Geotechnical Parameters
Cleveland-Cliffs Inc. – United Taconite Property

Parameter	Unit	Final Wall	Intermediate Walls		Unconsolidated Fill	Overburden
IRA	Degrees	49	38	35	32	18
BFA	Degrees	70	70	70	36	22
BH	ft	40	40	35	40	40
CB - Primary	ft	30	50	50	10	20
CB - Secondary	ft	10	25	25	10	20
Ramp Width - 2 way	ft	150	150	150	150	150
Ramp Width - 1 way	ft	90	90	90	90	90
Ramp Gradient (Shortest)%		8	8	8	8	8

20'
20'
40'
Unconsolidated
Overburden
21.8°
Insitu
Ore & Rock
10'
30'
40'
49°
70°

Figure 13-1:    Example of Final Pit Wall Geometry
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    116

The maximum pit depth and vertical highwall exposure for TBN and TBS is at approximately 700 ft and 640 ft respectively. The final wall slopes are effectively the IRA as there are no haul ramps in the final highwall. Haul ramps are incorporated into the pit design footwall and can safely support traffic of the 240 ton payload mining trucks.
13.2.2Geotechnical Data
Available data for use in developing the geotechnical model includes core recovery and rock quality designation (RQD) data from the UTAC drill hole database, laboratory testing completed by Orica in July 2012 (Orica, 2012), and fracture orientation measurements (Barr, 2012). A summary of the data is presented in Table 13-2.
Table 13-2:    Summary of Available Geotechnical Data
Cleveland-Cliffs Inc. – United Taconite Property

Data Type	Upper Cherty	Lower Cherty	Total
Core Recovery & RQD	-	-	37 drill holes
Ultrasonic Velocity (UV) Measurements	5	5	10
Brazilian Tensile Strength (BTS)	5	5	10
Uniaxial Compressive Strength (UCS)	5	5	10
Triaxial Compressive Strength (TCS)	16	19	35
Unconfined Cyclic Loading	5	5	10
Dynamic Tensile Strength	7	8	15
Fracture Orientation Measurements	-	-	53
The main purpose for laboratory testing was for a blasting study. Test work was focused on the ore-bearing Upper and Lower Cherty formations; the Lower Slaty floor rocks were not tested.
13.2.3Material Strength Parameters
The most recent interpretation of material shear strength parameters was included in SRK (2019). The Rock Mass Rating (RMR) system, Bieniawski (1989), was used for rock mass characterization and estimation of the strength of the rock mass based on field observations. Rating values were assigned as ranges to provide upper and lower values of RMR as presented in Table 13-3.
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Table 13-3:    Rock Mass Characterization
Cleveland-Cliffs Inc. – United Taconite Property

	Low Value	High Value	RMR Rating Low	RMR Rating High
UCS, MPa	100	250+	12	15
RQD, %	53%	73%	9	13
Joint Spacing, m	0.1	0.25	9	11
Joint Condition	Continuous, planar, not highly weathered		19	26
Groundwater	Wet	Damp	7	11
TOTAL RMR89			55	75
Source: SRK, 2019
The Geological Strength Index (GSI) (Hoek et al., 1992) was used as an alternative method of rock mass classification, as it can be input directly into the Hoek-Brown shear strength criterion used for stability analysis. Ratings are based on fracture spacing and joint condition from estimates in the field. GSI ratings for UTAC were estimated between 53 to 78.
Hoek-Brown strength parameters were determined for the Slaty and Cherty rocks using lower bound UCS values, and lower GSI values (Table 13-4). Mohr-coulomb strength parameters were estimated for the overburden, dump/fill, and the floor rocks (Table 13-5). The Auburn fault that crosses the northeast of the pit has not been considered in geotechnical analysis, although the impact of this structure on the reserves is not expected to be a concern on account of the limited extent along the pit wall.
Table 13-4:    Hoek-Brown Strength Parameters Used in Stability Analysis
Cleveland-Cliffs Inc. – United Taconite Property

Unit	Density (kg/m3)	GSI	UCS (MPa)	mb	s	a
Slaty	2.70	45	60	1.403	0.002	0.508
Cherty	3.45	53	100	3.173	0.005	0.505
Table 13-5:    Mohr-Coulomb Strength Parameters Used in Stability Analysis
Cleveland-Cliffs Inc. – United Taconite Property

Material	Density (kg/m3)	Friction Angle (°)	Cohesion (MPa)
Overburden	2.34	30	0.20
Fill/Dump	2.60	32	0.05
Floor rock	2.60	35	1.50
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13.2.4Hydrogeology and Pit Water Management
Surface water is abundant as the Property is surrounded by natural lakes and wetlands. Water is known to be present within the rock mass; however, inflow of water from the pit walls has not been a significant problem to operations.
Hydrogeological modeling has not been undertaken for the purposes of slope stability analysis. Rather, an apparent worst-case scenario was assumed based on field observations, where the piezometric surface was modeled close to behind the slope face. SLR considers this to be appropriate considering a lack of an alternative model.
Historically, in-pit dewatering activities have averaged 1.7 billion gallons per year with a permitted maximum of 6.1 billion gallons per year.
The maximum in-pit dewatering discharge rate permitted under the current National Pollutant Discharge Elimination System (NPDES) is 13.0 million gallons per day and 5.8 million gallons per day at selected discharge outfalls.
As detailed in section 15.9, the project-wide water balance is relatively stable year over year.
The TBS historical pit is currently flooded. The mine planning includes the dewatering of the TBS historical workings in order to restart crude ore mining operations in 2030.
13.2.5Stability Assessment
Kinematic analysis for bench geometry design was not included in SRK (2019), but was considered in the earlier Barr assessment of 2012. According to the analysis, the majority of the final pit walls are orientated favorably to the sub-horizontal bedding and sub-vertical jointing. Toppling and raveling of individual blocks was identified as the most common failure type, with blasting being a key consideration for maintaining a stable bench.
Overall slope stability for the ultimate pit was assessed by SRK, 2019, using the 2D limit-equilibrium software Slide Version 6 from Rocscience Inc. The Factor of Safety (FoS) for the slope was calculated using Spencer's method of slices. Groundwater was incorporated into the assessment as a piezometric line close to the slope face, based upon site observations of seepage.
The analysis was performed on one of the highest slopes in the west wall with a pit slope height of approximately 520 ft plus the addition of a 170 ft-high dump situated at the slope crest. The calculated FoS of 3.0 is in excess of the typical 1.30 acceptance criteria.
13.3Open Pit Design
The Thunderbird Mine pit designs combine current site access, mining width requirements, geotechnical recommendations, pit optimization results, and hard mining limits as described previously in Sections 12.0 and 13.0. Table 13-6 details the final pit design totals updated for mining depletion (SLR notes that there has been no mining depletion at TBS). Figure 13-2 presents a plan view of the final pit designs (waste rock stockpiles are not shown as they include in-pit backfills, which would obscure the final pit design view).
Figure 13-3 and Figure 13-4 present an example cross-section through the TBN and TBS final pits respectively.
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Table 13-6:    Final Pit Design Totals Depleted to December 31, 2021
Cleveland-Cliffs Inc. – United Taconite Property

Pit	Crude Ore (MLT)	Grade (% MagFe)	Stripping In-Situ (MLT)	Stripping Unconsolidated (MLT)	Total Stripping (MLT)	Total Material (MLT)	Strip Ratio
TBN	368.7	23.2	402.1	60.9	463.0	831.7	1.3
TBS	405.9	22.0	344.1	52.2	396.3	802.2	1.0
Total	774.6	22.3	746.2	113.1	859.3	1,633.9	1.1
Note. Numbers may not add due to rounding.

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Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
United Taconite Final Pit Plan View
N
TBN
TBS
Leonidas
Eveleth
Legend:
Property Boundary
LOM Pit Design
0
2000
6000
10000
Feet

December 2021

Source: Cliffs, 2021

Figure 13-2:    Final Pit Plan View
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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2000ft
Looking Northeast
A'
A
1500ft
Overburden
Upper Slaty
Upper Cherty
Back Fill
1000ft
Lower Slaty
Lower Cherty
Quartzite - Pokegama
500ft
July 2019
Surface Topography
Projected End of Mine Life
Surface Topography
A
A'
Section
7N

0 200
Feet

Cleveland-Cliffs Inc.

United Taconite LLC

Eveleth, Minnesota

Example TBN Final Pit Cross-section

December 2021

Source: Cliffs, 2021

Figure 13-3:    Example TBN Final Pit Cross-section
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Looking Northwest
1750ft
A
A'
1500ft
Stockpile
Overburden
1250ft
Upper Cherty
Lower Slaty
1000ft
Lower Cherty
750ft
Quartzite - Pokegama
500ft
July 2019 Surface Topography
Projected End of Mine Life Surface Topography
A'
Section 119
A
0
200
Feet

Cleveland-Cliffs Inc.

United Taconite LLC

Eveleth, Minnesota

Example TBS Final Pit Cross-section

December 2021

Source: Cliffs, 2021

Figure 13-4:    Example TBS Final Pit Cross-section
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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13.3.1Pit Phase Design
Intermediate phase designs or pushbacks are included in the LOM planning. The main purpose for phased designs is to balance waste stripping and haulage profiles over the LOM and ensure haulage access is maintained while developing the pit.
Intermediate phase designs are largely driven by the effective mining width and access to the Mineral Reserves. The phase designs incorporate the transition from the current 35 ft BH to the final 40 ft BH. Phase pit design parameters (Table 13-1) use increased CB width to account for shallower BFAs as a result of not drilling and cleaning intermediate benches to the final BFA.
Within TBN, a previously mined out and backfilled area known as the Auburn pit will require a modified wall design to incorporate a wall containing both unconsolidated fill and in situ rock. The walls of the Auburn pit will align to an overall wall angle of 31°. In the unconsolidated fill, this is accomplished by the 36° angle of repose and 10 ft CB every bench. In the in situ rock, this is accomplished by the 70° BFA and 45 ft CB every bench. These configurations will allow for a uniform toe across the bench.
13.4Production Schedule
13.4.1Clearing
Before mining operations commence in new undeveloped areas, it is necessary to remove any overburden material. Primary clearing and grubbing equipment include bulldozers, hydraulic shovels, FELs, and trucks. This equipment has been successfully deployed in historical overburden clearing operations at UTAC.
13.4.2Grade Control
As described in Sections 5.0 and 6.0, the geology is well known with three simplified crude ore types identified at the Thunderbird Mine (UC, TLC, and BLC). United Taconite does not apply an intermediate check on material type or grades between the exploration drilling and mining.
A primary loading unit is generally active in each crude ore type at all times to maintain a consistent blend for the Fairlane Facility. Blending is based on a 6,000 LT running average but can be expanded to an hour-by-hour basis. The dispatcher is provided instructions from the short-range (weekly) mine plan, which details the amount of material from each mining location that is to be blended at the crusher. If the crushing facility is down for maintenance, then the loads are stockpiled on the ground next to the crusher and picked up at a later time and crushed.
13.4.3Production Schedule
The basis of the production schedule is to:
•Produce a total of approximately 5.1 MLT/y wet pellets for the LOM.
◦This production rate was selected as it represents maintaining the current production assumption throughout the LOM.
•Limit yearly concentrate silica to a maximum of 5.2%.
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•Preserve blending of the three crude ore types for as long as possible (SLR notes that UC crude ore availability diminishes in the last ten years of the schedule, as it is the uppermost layer stratigraphically and is thus depleted first).
•Limit total mined tons per period at approximately 38 MLT to balance the mine fleet utilization.
The production schedule is planned yearly throughout the LOM. Crude ore is mined exclusively from the TBN pit until 2030, when crude ore mining in the TBS pit begins. From 2030 until the end of the mine life, both TBN and TBS pits are mined and blended together.
Table 13-7 presents the LOM production schedule for UTAC.
Table 13-7:    LOM Mine Production Schedule
Cleveland-Cliffs Inc. – United Taconite Property

Year	Crude Ore (MLT)	Grade (% MagFe)	Stripping (MLT)	Total Material (MLT)	Strip Ratio	Process Recovery (%)	Wet Pellets (MLT)
2022	15.2	21.8	22.9	38.1	1.5	33.6	5.1
2023	15.3	22.4	22.7	38.0	1.5	33.3	5.1
2024	14.3	24.2	23.7	38.0	1.7	36.4	5.2
2025	14.6	23.7	23.4	38.0	1.6	35.6	5.2
2026	15.2	22.4	22.8	38.0	1.5	33.6	5.1
2027	15.2	22.5	22.8	38.0	1.5	33.6	5.1
2028	14.7	23.3	23.3	38.0	1.6	35.4	5.2
2029	15.0	22.9	23.0	38.0	1.5	34.7	5.2
2030-2034	76.9	22.7	103.1	180.0	1.3	33.3	25.6
2035-2039	78.2	22.4	99.8	178.0	1.3	32.7	25.6
2040-2044	77.9	22.3	97.1	175.0	1.2	32.9	25.6
2045-2049	78.1	22.3	96.9	175.0	1.2	32.8	25.6
2050-2054	81.7	21.5	93.3	175.0	1.1	31.3	25.6
2055-2059	80.1	21.9	84.4	164.5	1.1	32.0	25.6
2060-2064	75.4	23.0	62.9	138.3	0.8	34.1	25.7
2065-2072	106.8	23.8	37.2	142.8	0.3	34.7	37.1
LOM Total	774.6	22.3	859.3	1,633.9	1.1	33.3	257.6
Note. Numbers may not add due to rounding.
Recent past production (2010 to current) and LOM planned production for UTAC is summarized graphically in Figure 13-5.
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Crude Ore
Stripping
Wet Pellets
Production Tonnage (MLT)
0
5
10
15
20
25
30
35
40
45
2012
2017
2022
2027
2032
2037
2042
2047
2052
2057
2062
2067
2072

Figure 13-5:    Past and Forecast LOM Production
SLR notes that the significant decrease in production during the 2015 and 2016 operating years was due to a downturn in the global iron ore market. As a result, production was temporarily idled during the second half of 2015 and first half of 2016. Production targets have been met since the restart of operations.
13.5Overburden and Waste Rock Stockpiles
Overburden and waste rock material is stockpiled in designated stockpile areas.
UTAC, specifically the TBN pit, is unique among the other mines on the Mesabi Range in that the footprint is constrained by local communities. For this reason, nearly all of the waste rock and overburden will be stockpiled within the final pit footprint. This requires designing and sequencing the waste rock stockpiles to progress as the mining progresses and exposes the final pit footwall.
TBS has more stockpiling capacity outside of the pit area; however, the majority is on the pit hanging-wall side and may encumber potential mineralization down-dip. Thus, utilization of the pit hanging wall for waste rock stockpiling in the TBS is minimized and will only be utilized when the pit first reopens and there is insufficient final pit footwall space for backfilling.
There is currently no assumed commingling of the waste rock stockpiles between the TBN and TBS; however, the opportunity exists to potentially reduce the footprint of stockpiles outside of the backfilled pits and to reduce waste haulage distances.
The overburden and waste rock stockpile design parameters are detailed in Table 13-8.
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Table 13-8:    Stockpile Parameters
Cleveland-Cliffs Inc. – United Taconite Property

Parameter	Units	Waste Rock	Overburden
Overall Slope Angle	Degrees	18.2	17.5
BFA	Degrees	36.0	21.8
BH	ft	30	30
Primary Berm Width	ft	70	20
Secondary Berm Width	ft	30	20
Ramp Width - 2 way	ft	150	150
Ramp Width - 1 way	ft	80	80
Ramp Gradient	%	8-10	8
Rock and overburden stockpiles were designed, and 3D solids generated to calculate the volume of the stockpiles. Swell factors of 50% for in situ rock and 10% for overburden were used to calculate the annual stockpile volume requirement.
United Taconite assumes that for overburden stockpiling, some waste rock will be included to support the stockpile development. The stockpile task for the LOM assumes that in situ rock will be included with overburden at a 1:3 ratio.
Table 13-9 and Table 13-10 summarizes the volume capacity along with the LOM stripping volumes for both the TBN and TBS pits, respectively, from the current July 2019 mine planning model (i.e., prior to depletion).
Table 13-9:    TBN Waste Rock and Overburden Stockpile Capacities
Cleveland-Cliffs Inc. – United Taconite Property

Name	Capacity (million ft3)
	Waste Rock	Overburden
Total TBN Stockpile Capacity	8,185	834
2019 LOM Stockpile Requirements	8,015	781
Table 13-10:    TBS Waste Rock and Overburden Stockpile Capacities
Cleveland-Cliffs Inc. – United Taconite Property

Name	Capacity (million ft3)
	Waste Rock	Overburden
Total TBS Stockpile Capacity	5,389	1,400
2019 LOM Stockpile Requirements	5,386	1,393
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SLR notes there is sufficient overburden and waste rock stockpile capacity included in the LOM plan. The final stockpile layouts including the pit backfills are shown in Figure 13-6. Final reclamation will involve relocating some of the stockpiled overburden as cover for the remainder of the disturbed area.
In 2018, Golder Associates Inc. (Golder) assessed the current stockpiles following guidelines published by Hawley and Cunning (Hawley, 2017) to classify the instability hazard as either very low, low, moderate, high, or very high. All stockpiles evaluated were classified as being a low instability hazard (Shaigetz and Cunning, 2019).

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Cleveland-Cliffs Inc.
United Taconite Property
Eveleth, Minnesota
LOM Stockpile Design
N
TBN
TBS
Eveleth
Legend:
Property Boundary
LOM Pit Design
LOM Waste Stockpile Design
0 2000 6000 10000
Feet

December 2021 **Source: Cliffs 2021**

Figure 13-6:    LOM Stockpile Design
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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13.6Mining Fleet
The primary mine equipment fleet consists of large drills, diesel hydraulic shovels, and off-road dump trucks. In addition to the primary equipment, there are FELs, bulldozers, graders, water trucks, and backhoes for mining support. Additional equipment is on site for non-productive mining fleet tasks. The current fleet is to be maintained with replacement units as the current equipment reaches its maximum operating hours.
Table 13-11 presents the existing fleet (2022) and planned average major fleet requirements estimated to achieve the LOM plan.
Table 13-11:    Major Mining Equipment
Cleveland-Cliffs Inc. – United Taconite Property

Year	Drills	Shovels	Trucks	Loaders	Bulldozers	Graders
2022	4	5	14	1	5	2
2023	3	5	14	1	5	2
2024	3	5	14	1	5	2
2025-2029	3	5	15	1	5	2
2030-2034	3	5	16	1	5	3
2035-2039	3	5	22	1	4	3
2040-2044	3	5	19	1	4	3
2045-2049	3	5	19	1	4	3
2050-2054	3	5	19	1	4	3
2055-2059	3	5	19	1	4	3
2060-2064	3	5	15	1	3	3
2065-2072	2	4	11	1	3	3
Size/Payload	120,000 lb	38 yd3	240 ton	37 yd3	57 yd3	16 ft
Useful Life (hrs)	90,000	90,000	90,000	60,000	65,000	65,000
Example Unit	P&H 120A	Hitachi EX5600	Komatsu 830E	LeTourneau L1850	CAT-D11	CAT-16M
The primary loading and hauling equipment were selected to provide good synergy between mine selectivity of crude ore and the ability to operate in wet and dry conditions. Since crude ore is blended at the primary crusher, the loading units in crude ore do not operate at capacity.
Longer haulage distances will be realized as the Thunderbird Mine expands deeper and to the south and north. During the longer haulage periods, more trucks will be required, as seen during years 2025 through 2039 in Table 13-11.
Extensive maintenance facilities are available at the Thunderbird Mine site to service the mine equipment.
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13.7Mine Workforce
Current mining manpower is summarized as follows:
•Mine operations – 114
•Mine maintenance (excluding mine crusher) – 50
•Mine supervision and technical services – 25
Mine operations and mine maintenance manpower will increase proportionately with the increase in haul trucks over the LOM (see Table 13-11). The additional required manpower will be sourced from local communities.
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14.0PROCESSING AND RECOVERY METHODS
14.1Processing Methods
14.1.1Crushing
Crude ore is blended at the Thunderbird Mine and hauled to the primary crushing station, where it is dumped by 240 ton haul trucks into the 60 in. x 89 in. primary gyratory crusher, followed by secondary crushing in three, 30 in. x 70 in. secondary gyratory crushers located directly beneath the primary crusher. The P80 4 in. product-size material is conveyed to a 20,000 LT, conical surge pile. The surge pile is covered to avoid handling difficulties during extremely cold weather. Crushed ore is reclaimed from the surge pile by apron feeders and a conveyor located in a tunnel beneath the pile and conveyed to rail car loading silos. The material is loaded into rail cars and transported by train to the Fairlane Facility, eight miles away. The average feed rate of the primary crushing station is 3,200 LT/h.
Two additional stages of crushing are provided at the Fairlane Facility. The third stage consists of five Nordberg, seven-foot shorthead crushers operating in parallel and open circuit followed by screens producing a P80 one inch (25.4 mm) product. The P100 0.5 in. (12.7 mm) screen undersize material from the third stage is combined with the screen undersize from the fourth stage to make up the final crusher product to the concentrator. Third-stage screen oversize material feeds the fourth stage of crushing, which comprises eight Nordberg, seven-foot shorthead crushers operating in parallel and in closed circuit with screens, producing the final 85% to 90% passing 0.5 in. product. The average throughput is 50,000 LT/d. Specific power consumption is 3.1 kWh/LT. Figure 14-1 is a flowsheet of the UTAC crushing process.
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

United Taconite Crushing Flowsheet

Drilling
Blasting
Shovel
Truck Haulage
Primary Gyratory Crusher (1)
Secondary Gyratory Crusher (3)
Stockpile
CN Rail Haulage
Rail Dump Pocket
Third Stage Crusher Feed Bins
Crushed Ore Stockpile
Third Stage Cone Crusher (5)
Double Deck Screen
Fourth Stage Crusher Feed Bins
Fourth Stage Cone Crusher (8)
Crushed Ore to Rod Mills MF-202
Double Deck Screens
Fine Ore Bins at Concentrator

December 2021

Source: Barr, 2019.

Figure 14-1:    Crushing Flowsheet
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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14.1.2Concentrator
The Fairlane Facility concentrator flowsheet is provided in Figure 14-2. The fine crusher product is processed in five separate rod mill – ball mill grinding and magnetic separation lines to produce final concentrate with a particle size distribution of 90% passing 325 mesh. Each line consists of:
•Rod milling – open circuit
•Cobber magnetic separation
•Ball milling – closed circuit
•Rougher magnetic separation
•Cyclone classification
•Hydroseparation
•Finisher magnetic separation
•Magnetic concentrate screening
•Regrinding of screen oversize
•Screen undersize to pellet plant
14.1.2.1Lines 1 and 2
Grinding lines 1 and 2 have average feed rates of 345 LT/h at 90% operational availability. The two rod mills in lines 1 and 2 are 14 ft-diameter x 20 ft EGL (equivalent grinding length), Nordberg overflow mills operated in open circuit with 2,000 hp motors. The rod mill discharge flows through two, 4 ft x 10 ft, 1,200 Gauss (Gs) cobber magnetic separators per line. Cobber tailings are final tailings, and cobber magnetic concentrate is advanced to the ball mills. Approximately 35% of cobber feed mass is discarded as tailings. Tailings are treated in spiral classifiers (66 in. diameter and 84 in. diameter). The spiral classifier underflow is discharged as coarse tailings, and the spiral classifier overflow is treated in two, 40 ft-diameter hydroseparators. The overflow of the hydroseparators is further treated in the tailings thickener, which is 300 ft in diameter. The underflow of the hydroseparators is sent directly to the tailings pond.
Four ball mills (14 ft diameter x 22 ft EGL) are operated in closed-circuit with 26 in.-diameter cyclones. Each ball mill discharges across rougher magnetic separators. Rougher tailings are final tailings and are discarded to the tailings hydroseparators. Magnetic rougher concentrate is pumped to the ball mill cyclone, with the underflow returning to the ball mills for additional grinding. The cyclone overflow is advanced to the concentrate hydroseparators, where the heavy mineral underflow product is sent to the finisher magnetic separators. The hydroseparator overflow (light fraction) is discarded as tails to the tailings thickener.
The finisher concentrate is classified with Derrick screens. Derrick screen oversize is reground, and Derrick screen undersize is sent to the pellet plant for filtering and agglomeration. Finisher tailings are sent to the tailings thickener. The final concentrate particle size is 76% to 86% passing 325 mesh.
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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14.1.2.2Lines 3, 4 and 5
The flowsheet for Lines 3, 4, and 5 is similar to lines 1 and 2, with higher average feed rates of 435 LT/h per line at 90% operational availability. The three, 15 ft-diameter x 21 ft EGL rod mills are operated in open circuit and discharge through two 4 ft x 10 ft, 1,200 Gs cobber magnetic separators per line. Cobber tailings are final tailings. The cobber concentrate is advanced to the ball mill grinding circuit, which consists of three, 17 ft-diameter x 42 ft EGL ball mills (one per line) operated in closed circuit with cyclones and screens. The ball mills discharge to twelve, 4 ft by 10 ft rougher magnetic separators (four per line). Rougher tailings are final tailings and are discarded to the tailings hydroseparators. Magnetic rougher concentrate is pumped to the ball mill cyclones with the underflow returning to the ball mills for additional grinding. The cyclone overflow is advanced to the concentrate hydroseparators, where the heavy mineral underflow product is sent to the Rapifine screens. Screen oversize is reground in the ball mill, and screen undersize is sent to the finisher magnetic separators. The hydroseparator overflow (light fraction) is discarded to the tailings thickener.
The finisher concentrate is sometimes classified with Derrick screens when the silica is high. Derrick screen oversize is reground, and Derrick screen undersize is sent to the pellet plant for filtration and agglomeration. Finisher tailings are sent to the tailings thickener. The final concentrate particle size is 76% to 86% passing 325 mesh.
A recently completed upgrade to Line 5 replaced the Rapifine and Derrick screens before the finishers with one stage of screening using a newer Derrick Stacksizer.
14.1.2.3Fluxstone Grinding Circuit
Fluxstone, a 50%/50% mixture of limestone and dolomite, is ground using a 14 ft-diameter x 20 ft EGL Nordberg overflow ball mill when Mustang flux pellets are being produced. Fluxstone is conveyed into the concentrator and fed into the ball mill. The discharge from the Fluxstone mill feeds two five-deck Derrick Stacksizer screens. The screen oversize returns to the mill for further grinding. The screen undersize is sent to the regrind thickener, where the material is thickened, then pumped to the pellet plant’s fluxstone slurry tank, where it is then metered into the concentrate to make the appropriate calcium to silica ratio.
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    135

Crushed Ore from Bins MF-201
Rod Mill
Coarse Tailings
Tailings
Basin
Reclaim
Water
Cobber Magnetic
Separators
Hydrocyclones
Coarse Tailings
Spiral Classifier
Ball Mill
Concentrate
Hydroseparators
Concentrate
Screen
Wet Concentrate Reclaim MF-203
Rougher Magnetic
Separators
Filtrate from Vacuum Filters MF-203
Finish Magnetic
Separators
Tailings Hydroseparators
Fines from Induration MF-203
Concentrate
Thickener
Fine Tailings
Thickener
Process Water
Fine Tailings Sump
Concentrate to Pellet Plant
MF-203

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

Fairlane Concentrator Flowsheet

December 2021

Source: Barr, 2019.

Figure 14-2:    Fairlane Facility Concentrator Flowsheet
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    136

14.2Pellet Plant
The pellet plant comprises the following sections:
•Filtering
•Binder and chemical reagent preparation and addition
•Balling (concentrate agglomeration)
•Indurating machine (Grate, Kiln, and Cooler)
•Product handling
•Fuel handling and combustion
Three, 45 ft-diameter concentrate thickeners are used to thicken the magnetite concentrate from 45% to 65% solids prior to filtration. At the filtering section, concentrate slurry is dewatered to approximately 9.6% moisture content with eight vacuum disc filters, with vacuum provided by two-stage, positive displacement, rotary vacuum pumps.
Additives including bentonite, organic reagents, and limestone are used as binders. Selected reagents used in the Fairlane Facility are soda ash and caustic soda, among others.
During standard-grade pellet production, ground limestone is received by truck and pneumatically conveyed to storage bins. Limestone is mixed with water to form a 45% solids slurry, which is pumped with variable speed, positive displacement pumps to the filter feed distributor, where it is mixed with the concentrate slurry. The fluxstone – concentrate mixture depends on the desired pellet quality, along with customer specifications. During flux pellet production, a 50%/50% mixture of limestone and dolomite is delivered by rail and ground in the concentrator, then added to the concentrate slurry tank to make the desired calcium specification in the pellet. Organic binders (binder mixed with soda ash) are transported to the Fairlane Facility by 20-ton trucks, then are pneumatically conveyed to a storage silo and transferred to feeder silos. Binders are then mixed with the concentrate filter cake during transportation to the cake storage silos.
Green ball preparation is carried out in balling drums. A variable-speed cutter is used to control drum lining thickness and texture. Line 1 is equipped with five drums (10 ft diameter x 32 ft long at 12 rpm, average feed rate 50 LT/h to 70 LT/h), whereas Line 2 is equipped with seven drums (10 ft diameter x 32 ft at 10.8 rpm, average feed rate 80 LT/h to 100 LT/h). At the drum discharge, green balls are screened on roll screens. The gap of the rolls can vary to control the product size. Oversize and undersize balls return to the balling drum. Balls are further screened at the roll feeder at the feed end of the indurating machine. The roll feeder undersize returns to the cake storage silos.
During standard-grade pellet production, pellet plant indurating Line 1 is fed at 320 LT/h, and Line 2 is fed at 680 LT/h (typical values – these fluctuate based on operating conditions and crude ore blends). Average product rates for final product are 250 LT/h and 560 LT/h, respectively. Production tonnages are approximately 20% less when making the flux-grade product.
The pellet indurating machine is based on Grate Kiln Technology and has a grate for drying and preheating the pellets and a rotary kiln to fire and indurate the pellets. The drying section is comprised of two down-draft zones. The first zone receives gas at 650°F. The second zone utilizes gas at 1,000°F to 1,200°F. Balls are heated up to 1,800°F to 1,900°F by the end of the preheat section. Partial oxidation of the magnetite to hematite in the preheat zone provides exothermic heat required in the processing of the pellets.
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The partially oxidized, preheated pellets enter the rotary kiln and are rolled for even heat hardening of the balls to reach strength for shipping. Gases enter the kiln at a temperature of 2,400°F. Burners can use natural gas or coal.
Pellets leaving the kiln pass through an annular cooler, where they are subjected to primary and secondary cooling using a 36 in. bed depth. The process of oxidation of the magnetite into hematite is completed in the primary cooling zone.
Cooled pellets are sampled, treated for dust suppression, and conveyed to three pellet storage silos and later loaded into trains and shipped by rail to Duluth for loading into lake vessels. Alternatively, pellets can be directly shipped by rail to customers.
During Mustang flux pellet production, the grate operates with 12 preheat burners on Line 2 and eight preheat burners on Line 1 to add the necessary heat for the calcination reaction to take place. Fluxstone is mixed with the concentrate at a target 14% by weight prior to filtration. A small amount of bentonite can be added as needed to help with green-pellet strength.
Figure 14-3 presents the Fairlane Facility pellet plant flowsheet showing the pelletizing operations including the fluxstone grinding process for Mustang pellet production.
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
Technical Report Summary - February 7, 2022    138

Fluxstone
Rail Haulage
Fluxstone Stockpile
Roll Crusher
Ball Mill
Screen
Fluxstone Thickener
Fluxstone Slurry Tank
Concentrate Slurry Tank
Concentrate Thickener MF-202
Concentrate Thickener MF-202
Organic Binder
Bentonite
Concentrate Disk Filters
Balling Feed Bin
Balling Drum
Roll Screen
Roll Screen
Grate-Kiln-Cooler Pelletizing Unit
Cooler
Pellet Loadout Bins
CN Rail Haulage to Port
Rail Dump
Dock Bins
Stockpile
Screening
Stockpile
Ship Transport
To Concentrate Thickeners MF-202
Loader Reclaim
Hopper
Loader Reclaim
Hopper
Concentrate Storage
Screen
Roll Crusher
Wet Concentrate Reclaim MF-202
Spiral Classifier

Cleveland-Cliffs Inc.

United Taconite Property

Eveleth, Minnesota

United Taconite Fairlane Pellet Plant Flowsheet

December 2021

Source: Barr, 2019.

Figure 14-3:    Fairlane Facility Pellet Plant Flowsheet
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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14.3Major Process Plant Equipment
Table 14-1 is a list of major processing equipment at UTAC.
Table 14-1:    Process Plant Equipment
Cleveland-Cliffs Inc. – United Taconite Property

Area	Equipment	Model	In Use	Size
Coarse Crusher	Primary Crusher	Metso	1	60”
Coarse Crusher	Secondary Crusher	Metso	3	30”
Fine Crusher	3rd Stage Crusher	Nordberg	5	7’
Fine Crusher	4th Stage Crusher	Nordberg	8	7’
Concentrator	Rod Mill (Lines 1 & 2)	Nordberg	2	14’ x 20’
Concentrator	Rod Mill (Lines 3, 4, & 5)	Nordberg	3	15’ x 20’6”
Concentrator	Ball Mill (Lines 1 & 2)	Nordberg	4	14’ x 22’
Concentrator	Ball Mill (Lines 3, 4, & 5)	Nordberg	3	17’ x 41’6”
Concentrator	Flux Mill	Nordberg	1	14’ x 22’
Concentrator	Cobber Magnetic Separators	Svedala	10	4’ x 10’
Concentrator	Rougher Magnetic Separators	Svedala	20	4’ x 10’
Concentrator	Finishers	Svedala	15	4’ x 10’
Concentrator	Con Hydros (Lines 1 and 2)	Dorr Oliver	4	36’
Concentrator	Con Hydros (Lines 3, 4, & 5)	Dorr Oliver	3	48’
Concentrator	Tails Hydros (Lines 1 and 2)	Dorr Oliver	4	36’
Concentrator	Tails Hydros (Lines 3, 4, & 5)	Dorr Oliver	3	48’
Concentrator	Tailings Thickeners	Dorr Oliver	3	300’
Pellet Plant	Vacuum Disk Filters	Northstar	8	9’ 10”
Pellet Plant	Vacuum Pumps	Roots	7
Pellet Plant	Balling Drums (Unit 1)	Allis Chalmers	5	5’9” x 30’11”
Pellet Plant	Balling Drums (Unit 2)	Allis Chalmers	7	10’1” x 30’11”
Pellet Plant	Furnace Fans	Green Fuel	4	94”
Pellet Plant	Furnace Fans	Robinson	2	117”x24”
Pellet Plant	Furnace Fans	Robinson	2	116”x22”
Pellet Plant	Furnace Fans	Barron 110	1	Type R5613
Pellet Plant	Furnace Fans	Robinson	2	106”x28”
Pellet Plant	Line 1 Grate	Allis Chalmers	1	12-2x112-7
Pellet Plant	Line 2 Grate	Allis Chalmers	1	18-7x130-8
Pellet Plant	Line 1 Kiln	Allis Chalmers	1	18-6x120
Pellet Plant	Line 2 Kiln	Allis Chalmers	1	22-6x130
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14.4Process Plant Performance
Table 14-2 shows the production performance of the Fairlane Facility for the past 10 years. Crude ore is magnetite-bearing taconite, and the ROM grade is approximately 32% Fe. Concentrate production has ranged from 1.8 MWLT/y to 5.9 MWLT/y, with a 10-year average of 4.9 MWLT/y. Concentrate is fed to the pellet plant to produce pellets, which are sold as the main final product. Pellet production has ranged from 1.5 MWLT/y to 5.3 MWLT/y, with a 10-year average of 4.6 MWLT/y. Pellet fines are produced as a subproduct at a rate of 150,000 WLT/y. Concentrate and pellet production is reported as wet long tons at 8.75% and 2.00% moisture respectively.
Table 14-2:    10 Year Production for the Fairlane Facility (Standard Pellets)
Cleveland-Cliffs Inc. – United Taconite Property

Year	Crude Ore Milled (kWLT)	Mill Feed Total (% Fe)	Concentrate (kWLT)	Conc. (% Fe)	Wet Pellets (kWLT)	Pellet (% Fe)	Crude To Pellet Weight Recovery (%)
2009	11,502	32.31	3,996	66.90	3,819	65.13	33.20
2010	15,348	32.36	5,299	67.05	5,112	65.35	33.31
2011	15,522	32.54	5,533	66.99	5,150	65.30	33.18
2012	15,746	32.15	5,646	67.03	5,355	65.32	34.01
2013	15,151	32.24	5,602	66.93	5,204	65.35	34.34
2014	14,333	32.12	5,232	67.00	4,944	65.32	34.50
2015	8,345	31.41	3,189	66.87	3,078	65.16	36.88
2016	5,037	31.83	1,816	67.31	1,548	65.33	30.74
2017	13,689	31.98	5,246	66.95	4,829	65.25	35.28
2018	14,589	32.20	5,827	66.78	5,219	65.22	35.77
2019	15,113	32.27	5,876	66.95	5,297	65.23	35.05
2020	15,703	31.66	5,855	66.83	5,247	65.33	33.41
14.5Pellet Quality
The customers purchasing UTAC pellets monitor the physical and chemical characteristics of the pellets with respect to required specifications. United Taconite products must meet these specifications to be accepted as shown in Table 14-3 and Table 14-4. SLR has reviewed yearly performance data for UTAC standard and flux pellet production since 2014 and noted that Cliffs has achieved these specifications on a consistent basis during that period.
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Table 14-3:    Standard Pellets – Cargo Specifications
Cleveland-Cliffs Inc. – United Taconite Property

	Cargo Specification
Quality Variable	Min	Target	Max
Iron (%)	64.7	65.3	N/A
Silica (%)	4.80	5.30	5.85
CaO (%)	0.68	0.80	0.90
H2O (%)	N/A	2.5	4.2
+1/4” BT (%)	96.5	98.5	N/A
+1/2” BT (%)	N/A	6.5	13.0
3/8” x ½”	78.0	83.6	N/A
+1/4” AT	96.4	97.3	N/A
Compression (lb/pellet)	550	610	N/A
%-300 lb/pellet Compression	N/A	3.4	6.7
LTB (+1/4”) (%)	86.0	91.0	N/A
dR40	0.90	1.00	N/A
Table 14-4:    Flux (Mustang) Pellets – Cargo Specification
Cleveland-Cliffs Inc. – United Taconite Property

	Cargo Specifications
Quality Variable	Min	Target	Max
Iron (%)	N/A	60.75	N/A
Silica (%)	4.80	5.10	5.40
CaO (%)	5.42	5.87	6.33
H2O (%)	N/A	2.50	4.20
+1/4” BT	96.1	98.0	N/A
+1/2” BT	N/A	2.2	5.7
3/8” x ½”	78.0	84.2	N/A
+1/4” AT	95.1	97.0	N/A
Compression lb/pellet	442	500	N/A
%-300 lb/pellet Compression	N/A	7.5	11.9
LTB (+1/4”) (%)	N/A	92.5	N/A
dR40	1.32	1.62	1.92
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14.6Consumable Requirements
Table 14-5 and Table 14-6 show the energy, water, and product supplies that United Taconite used in 2018 to 2020:
Table 14-5:    2018 to 2020 Energy Usage
Cleveland-Cliffs Inc. – United Taconite Property

Energy Usage	Unit	2018		2019		2020
		Usage	Usage Per LT Pellets	Usage	Usage Per LT Pellets	Usage	Usage Per LT Pellets
Fines Crusher Power Usage	kWh	43,580,969	8.35	45,489,099	8.59	46,632,320	8.89
Concentrator Power Usage	kWh	344,022,966	65.92	352,860,001	66.62	366,285,059	69.81
Pellet Plant Power Usage	kWh	171,975,902	32.95	172,849,903	32.63	171,439,485	32.67
Pellet Line #1 Fuel Usage	MMBtu	1,327,316	0.728	1,293,802	0.678	1,380,596	0.769
Pellet Line #2 Fuel Usage	MMBtu	2,228,390	0.656	2,254,342	0.666	2,304,876	0.668
Table 14-6:    2018 to 2020 Consumable Usage
Cleveland-Cliffs Inc. – United Taconite Property

Consumable Usage	Unit	2018		2019		2020
		Usage	Usage Per LT Pellets	Usage	Usage Per LT Pellets	Usage	Usage Per LT Pellets
Grinding Balls	lb	9,366,102	1.79	9,110,979	1.72	9,602,613	1.83
Grinding Rods	lb	12,953,792	2.48	12,607,036	2.38	13,088,003	2.49
Fluxstone	LT	291,760	0.06	244,487	0.05	279,707	0.05
Flocculent (for tails)	lb	123,750	0.02	90,750	0.02	67,650	0.01
Ground Limestone	lb	42,002,780	8.05	65,680,390	12.40	59,615,570	11.36
Organic Binder / Soda Ash	lb	4,354,905	0.83	4,340,592	0.82	4,052,106	0.77
Bentonite	lb	11,878,733	2.28	11,484,407	2.17	10,165,443	1.94
Caustic Soda	lb	2,383,990	0.46	2,849,840	0.54	3,241,660	0.62
Make-Up Water (St. Louis River)	gal	2,638,496,137	511.24	2,811,945,927	530.89	2,638,496,137	502.87
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14.7Process Workforce
Current processing headcount totals 302 and is summarized as follows:
•Plant operations – 140
•Plant maintenance – 104
•Plant supervision and technical services – 58

Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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15.0INFRASTRUCTURE
15.1Roads
The mine site is easily accessed over paved roads from the city of Eveleth, approximately one mile to the south of the Thunderbird Mine (Figure 15-1).
The Fairlane Facility is accessed along County-maintained, paved roads from the city of Eveleth, approximately 12 mi to the north of the Fairlane Facility, and is located just outside of the small town of Forbes, Minnesota.
Both sites are accessed by County, State, and Federal paved and unpaved roads. Both sites are easily accessible from the major regional population center of Duluth, Minnesota, which is located approximately 50 mi to 60 mi to the southeast.
15.2Rail
ROM crude ore is crushed to minus four inches at the mine site and reports to a 10,000 LT-capacity, crushed crude ore stockpile that is covered. Crushed crude ore is transported via rail from this stockpile at the Thunderbird Mine site to the Fairlane Facility, a distance of eight miles, by the CN railroad (Figure 15-1).
A contract is maintained between United Taconite and CN, which outlines crude ore and pellet transportation rates and terms. This contract is reviewed and renewed annually between United Taconite and CN. Maintenance of the rail line and rolling stock is performed by CN personnel on site or in workshops located at either Keenan or Proctor yards. Locomotive fueling is performed by CN at similar locations. No fueling stations are located at the Thunderbird Mine.
Normal train operations include six unit trains per day for six days, or a total of 36 unit trains per week. Each train has 118 crude ore cars, each holding 77 LT, for a total train capacity of 9,086 LT. Two locomotives are used and can be up to 4,000 hp, depending on availability. Trains are loaded at the mine site by pulling the cars underneath the stockpile. Operations are conducted year-round on a 24-hour basis.
Both the Thunderbird Mine site and Fairlane Facility site have loop track configurations, which facilitate the operation of the trains.
Finished taconite pellets are shipped on CN railroad. Pellet operations include 10 to 11 trains per week, each with 140 cars holding up to 80 WLT, or 11,200 WLT per train.
With the startup of Mustang flux pellet production in 2017, a new rail spur was installed that allows for trains of fluxstone (50%/50% mix of limestone and dolomite) to be dropped off by CN. A switching contractor then moves the trains up the new spur to a fluxstone unloading and storage facility, then returns the trains back to the site entrance for pickup by the CN. Approximately 3,000 tons of fluxstone are delivered each day to meet production requirements during Mustang pellet production.
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169
Virginia
Thunderbird Mine
302
Eveleth
37
53
7
CN Rail
Mine to Plant
37
Forbes
Fairlane
Plant
53
CN Rail
Plant to Port
N
5 mi

Figure 15-1:    United Taconite Roads and Rail
Cleveland-Cliffs Inc. | United Taconite Property, SLR Project No: 138.02467.00001
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15.3Port Facilities
Port facilities are located in Duluth, Minnesota and are controlled by CN railroad and include pellet storage and ship loading. Pellets are delivered by rail after a 62 mi trip along CN-owned rail from the Fairlane Facility. Screening of pellets is performed by an independent contractor. Ships leaving the port vary in size between 20,000 tons and 65,000 tons per vessel. CN port allows for 1.3 million tons of pellet storage. Material handling options include direct from rail to vessel loading or storage reclaim to vessel loading. An aerial view of the port facilities is shown in Figure 15-2.

Helm St
35
Access Rd
S 37th Ave W
Courtland St
Fluxstone Stockpiles
Pellet Stockpiles
CN Dock
N
1000 ft

Figure 15-2:    CN Dock Facilities - Duluth, MN
15.4Tailings Disposal
United Taconite operates an iron ore mine and concentrating/pelletizing plant in Northern Minnesota. The site currently contains two tailings basin storage cells, which are Tailings Cell No. 1 and Tailings Cell No. 2. The dams forming the cells have been constructed over the life of the facility using coarse-fraction tailings starting in 1965. In 1999, tailings deposition in Tailings Cell No. 2 commenced and Tailings Cell No. 1 was closed in 2000. United Taconite is in the process of planning for construction of a new cell (Tailings Cell No. 3), which will be located south of the existing Tailings Cell No. 2.
The tailings cells were permitted as unlined facilities, with the foundation materials and tailings providing a low-permeability material to reduce seepage.
Two types of tailings are produced and placed within Tailings Cell No. 2: coarse-fraction tailings and fine-fraction tailings. The Fairlane Facility total tailings are classified before the fines-fraction tailings pump
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with a screw classifier. Approximately 25% of the total tailings are coarse-fraction tailings and trucked to the basin for dam construction material using 150-ton haul trucks. The remaining 75% are considered fine-fraction tailings and are pumped as slurry at a rate of approximately 11,000 gpm at 35% solids. The fine-fraction tailings are discharged around the basin perimeter, creating a low point or tailings pond, in the center of the basin. Two floating barge pumps operate in the tailings pond and are accessed via a barge access road constructed over fine-fraction tailings. The barges convey makeup water back to the Fairlane Facility.
The tailings storage basin layout is presented in Figure 15-3.

Fairlane Plant
Basin Cell No.1 (inactive)
Perimeter Dike
Barge Road
Basin Pond
Basin Cell No.2 (operating)
Basin Cell No.3 (future)
Hwy-7
7
N
1 mi

Source: Cliffs
Figure 15-3:    Tailings Storage Basin Cells
15.4.1Facility Description
15.4.1.1Tailings Cell No. 1
Tailings were placed in Tailings Cell No. 1 from 1965 through 2000, and the facility was reclaimed.
The perimeter dam crest is approximately 3.6 mi long, and the dam has a maximum height of approximately 165 ft.
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15.4.1.2Tailings Cell No. 2
Construction of Tailings Cell No. 2 began in 1982, with tailings deposition commencing in 1999.
Foundation conditions for Tailings Cell No. 2 consists of granular basal till, lower lacustrine deposits, clayey glacial till, upper lacustrine deposits, end moraine deposits, and peat. The geotechnical model used in the stability analysis consisted of tailings, compressed peat, lacustrine clays, and glacial tills. A staged construction method was used to consolidate the peat layer and lacustrine soils that the embankment was founded on, increasing the shear strength of both materials.
Tailings Cell No. 2 has been, and continues to be, raised using coarse-fraction tailings hauled and placed at an interim slope of approximately 2 horizontal to 1 vertical (2H:1V) downstream slope, which is steeper than the 3H:1V design slopes, using heavy construction equipment to compact and construct the perimeter dike, with fine-fraction tailings being hydraulically discharged from the perimeter of the dike using variable discharge points. This results in a basin pond in the center of the basin, which serves as process makeup water source. Reclaimed process water is pumped to the mill from a floating barge pump deck. The facility was designed to contain the runoff from the six-hour Probable Maximum Precipitation (PMP event), and was not designed with a decant structure or spillway to release excess water from the basin.
The Tailings Cell No. 2 dam was constructed to a crest elevation of approximately 1,480 ft (Barr, 2020), which is a maximum height of 140 ft, and a perimeter dam crest length of approximately 3.8 mi. While SLR understands that the dam has been raised approximately 10 ft since Barr issued its 2020 report, the dam will have an ultimate dam height of approximately 220 ft.
15.4.1.3Tailings Cell No. 3
Tailings Cell No. 3 will be adjacent to and in an area south of Tailings Cell No. 2. Tailings Cell No. 3 has not been constructed; however, SLR understands that the starter embankment construction is scheduled to commence in 2024.
Foundation conditions are expected to be similar to Tailings Cell No. 2, with thicker layers of peat. Based on the D’Appolonia design (D’Appolonia, 1980), the dam will have an ultimate height of approximately 145 ft.
15.4.2Design and Construction
SLR was not provided with reports for the design, operations, and closure of Tailings Cell No. 1. SLR notes, however, that this cell was operated by the previous owner Eveleth Taconite, prior to the 2003 acquisition by Cliffs (Golder, 2008).
During operation of Tailings Cell No. 1, Eveleth Taconite retained D’Appolonia Engineers Inc (D’Appolonia) to design Tailings Cells No. 2 and 3. D’Appolonia (1980) designed Tailings Cells No. 2 and No. 3 to a crest elevation of 1,505. GEI Consultants, Inc. (GEI, 2013) noted that improved iron recovery resulted in less coarse material being produced for dam construction, which resulted in not having sufficient coarse fraction tailings material to construct the Tailings Cell No. 3 dam while Tailings Cell No. 2 was being constructed to a crest elevation of 1,505. Therefore, GEI designed a vertical raise for Tailings Cell No. 2, increasing the Tailings Cell No. 2 crest elevation from 1,505 ft to 1,560 ft, and shifting from modified centerline construction to upstream construction above an elevation of 1,505 ft (GEI, 2013).
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GEI issued the vertical expansion design of Tailings Cell No. 2 (EI, 2013), and Gale-Tec Engineering (Gale-Tec) was considered the Engineer of Record (EOR) until June 2020. SLR understands that Cliffs has retained Barr to be the EOR for the Tailings Cells. Typical EOR services include the design (i.e., volumetrics, stability analysis, water balances, hydrology, seepage cut-off design, etc.), construction and construction monitoring, inspections (i.e., annual dam safety inspections) and instrumentation monitoring data review (i.e., regularly scheduled instrumentation monitoring and interpretation), to verify that the Tailings Storage Basin Cells are being constructed and operated by Cliffs as designed and to meet all applicable regulations, guidelines, and standards.
GEI (2013) referenced the slope stability FoS for Tailings Cell No. 2 with 3H:1V downstream slopes, and the flood storage requirements, meeting MDNR requirements for the currently designed Tailings Cell No. 2 crest elevation of 1,560 ft. SLR understands that Tailings Cell No. 2 downstream slopes have been, and are currently being, constructed at 2H:1V, which are steeper than noted in the GEI design report.
During the ongoing construction of the tailings dams, field instrumentation (such as piezometers and inclinometers) is monitored quarterly or more frequently, and action levels to monitor the performance have yet to be developed
SLR understands that Barr will be reviewing and validating Tailings Cell No. 3 (D’Appolonia, 1980) prior to construction commencing in 2024, which reflects operational information gained from Tailings Cell No. 2 and geotechnical information from more recent field programs.
15.4.3Audits
Third-party audits have been performed on the Tailings Storage Basin Cells by Golder in 2007 and by AECOM in 2012. SLR understands that Cliffs plans to perform a third-party audit for the Tailings Storage Basin Cells in 2022.
15.4.4Inspections
Barr performed the most recent annual dam safety inspection (Barr, 2021). The inspection generally included visual observation of the crest and downstream toe of the Tailings Cell No. 1 and Tailings Cell No. 2 dams, as well as the crest of the abutment dam between the two tailings cells. No immediate concerns were identified during the inspection.
SLR has not been provided with any monitoring inspection reports.
15.4.5Reliance on Data
SLR relies on the statements and conclusions of GEI, Barr, and Cliffs and provides no conclusions or opinions regarding the stability or performance of the listed dams and impoundments.
15.4.6Recommendations
Cliffs has been operating the UTAC Tailings Cells since 1965, which is currently operating under the permit requirements of the Minnesota Department of Natural Resources Dam Safety Unit. United Taconite currently deposits tailings into a centerline-constructed dam perimeter. Upstream tailings dam raises, such as those to be carried out by Cliffs at UTAC for the No. 2 vertical expansion, are typically done in low-seismic zones and can be constructed using the coarse-fraction tailings (sand) material. This type of construction approach, however, requires comprehensive communication and documentation
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system, careful water management, monitoring of the dam and foundation performance, and the placement of tailings material to ensure that it meets the design requirements. To address these issues, Cliffs has retained Barr as the EOR, with the EOR designation being an industry standard for tailings management, as the EOR typically verifies that the Tailings Storage Basin Cells are being constructed and operated by Cliffs as designed and to meet all applicable regulations, guidelines, and standards.
Based on a review of the documentation provided, SLR has the following recommendations:
1.Prioritize the completion of an Operations, Maintenance and Surveillance (OMS) Manual for the TSF with the EOR in accordance with Mining Association of Canada (MAC) guidelines and other industry-recognized standard guidance for tailings facilities.
2.Document, prioritize, track, and close out in a timely manner the remediation, or resolution, of items of concern noted in TSF audits or inspection reports.
3.Establish an External Peer Review Team (EPRT) with experience in tailings management facilities similar to other Cliffs properties,
4.Considering the relatively recent transition from Gale-Tec to Barr as the EOR, Barr should confirm its scope and the schedule in which the review of the previous designs (D’Appolonia, 1980 and GEI, 2013) and transition of responsibility is to be completed.
5.Perform a stability analysis that represents the current and planned operational configuration used for construction of the tailings cells dams, using a consistent set of material parameters that are based on site-specific conditions. While it is not uncommon for a TSF to be designed with steeper side slopes during operations and shallower slopes at closure, a design needs to be presented for both conditions that clearly states the operational parameters, demonstrates that the facility is stable, and meets the design requirements.
15.5Power
Power is supplied by Minnesota Power, a division of ALLETE, Inc. Two independent, 115 kV lines feed the Fairlane Facility substation. Substation transformers through the power distribution systems are owned by United Taconite. The TBN pit is fed from one dedicated, 115 kV line. For the 80 MW power demand under full rate, there is a capacity of 100 MVA. The operating load at the Thunderbird Mine and Fairlane Facility is 3.9 MW and 75 MW, respectively. Minnesota Power supplies the power to the Thunderbird Mine and Fairlane Facility through its existing electricity grid, which is interconnected to the grids of neighboring states (Figure 15-4).
In May 2016, Cliffs executed a new ten-year agreement with Minnesota Power for its UTAC and Northshore Babbitt Mine facilities. The agreement was approved by the Minnesota Public Utilities Commission (MPUC) in November 2016. The contract is based on monthly electrical energy and demand.
Two standby, diesel-driven generators rated at 1,050 kW keep vital equipment running in the case of a power loss.
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Babbitt
Northshore Mining - Babbitt Mine
United Taconite
Northshore Mining - Silver Bay
Mountain Iron
Virginia
Gilbert
Eveleth
Hibbing
Two Harbors
Duluth
Superior
Cloquet
NorthshoreMiningBabbitt
Substations
Mines
MP Transmission
115 kV
138 kV
161 kV
230 kV
250 kV
0 4.75 9.5 19
Miles
N
Sources: Esri, HERE, DeLorme, Intermap, increment P Corp., GEBCO, USGS, FAO, NPS, NRCAN, GeoBase, IGN, Kadaster NL, Ordnance Survey, Esri Japan, METI, Esri China (Hong Kong), swisstopo, MapmyIndia, © OpenStreetMap contributors, and the GIS User Community

Source: Minnesota Power Company
Figure 15-4:    Regional Electrical Power Distribution
15.6Natural Gas
Natural gas is provided by Northern Natural Gas (NNG) and scheduled by Constellation Energy. Gas is delivered to the processing plant using a high-pressure pipeline that connects into the North American network. Cliffs has a long-term contract providing for transport of natural gas on the NNG Pipeline for its mining and pelletizing operations. NNG has an extensive interstate pipeline system that travels through the Midwest and is interconnected to other major interstate pipelines (Figure 15-5).
NNG supplies the Fairlane Facility via a 10 in. pipeline at 70 psi. The line was designed and constructed for a flow capacity of 1,385 MCF/h supplying the Fairlane Facility.
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Cleveland Cliffs Mines
Served by
Northern Natural Gas
CANADA
MINNESOTA
Lake Superior
Northshore
United
Taconite
NNG/Great Lakes
Grand Rapids
Great Lakes
NNG/Great Lakes
Carlton
Great Lakes
NNG/Great Lakes
Wakefield
Tilden
MICHIGAN
Great Lakes
NNG/Viking
Pierz
Viking
NNG/Viking
Chisago
NNG/Viking
Polk
WISCONSIN
ANR
ANR
ANR
Viking
0
10
20
40
Miles

Source: Northern Natural Gas Company
Figure 15-5:    Regional Natural Gas Supply
15.7Diesel, Gasoline, and Propane
The Thunderbird Mine has two, 20,000 gal, above-ground diesel fuel tanks. The Fairlane Facility has a single 20,000 gal, above-ground diesel fuel tank and one 10,000 gal, underground gasoline storage tank. Best Oil supplies diesel fuel to all of Cliffs’ Minnesota operations, while Thompson Gas supplies propane. Small diesel and gasoline fueling stations are used for small maintenance equipment and fleet vehicles. There is sufficient fuel supply in the region to meet the requirements of the operation.
15.8Communications
Each site has fiber optic connections into the Paul Bunyan Network. Radios are used at both the Thunderbird Mine and Fairlane Facility for communications between equipment dispatchers and foremen to direct activities and help maintain a safe working environment. Network files are backed up using EMC2 Data Domain Storage Device. A full backup is performed once a week, and differential backups are performed throughout the week.
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15.9Water Supply
Water supply for the sites consists of a combination of potable water from the local utility, groundwater wells, river, and mine pits.
Makeup water sourced from the St. Louis River with a permitted maximum of 4.01 billion gallons per year.
Groundwater is extracted for the sole purpose of potable water with a permitted maximum of 13.5 million gallons per year.
In-pit dewatering activities have a permitted maximum of 6.1 billion gallons per year. Maximum in-pit dewatering discharge rates permitted under the current NPDES is 13.0 million gallons per day and 5.8 million gallons per day at selected discharge outfalls.
Septic and sanitary waste for the sites is provided by a combination of connection with local utility, onsite wastewater treatment facility, septic drain field systems, and septic holding tanks.
The project-wide water balance is relatively stable year over year. UTAC is operating well within permitted discharge and water intake limits and has the flexibility to manage unusually dry or wet conditions.
15.10Thunderbird Mine Support Facilities
Mine operations, maintenance, engineering, geology, and safety departments are all located in Eveleth at the Thunderbird Mine offices (Figure 15-6).
A truck shop and warehouse buildings are located on the site. The truck shop has a total of 17 bays used for the maintenance of production trucks, excavators (shovels), and a large production loader.
Explosive delivery and handling is performed by contractors. There is no storage of bulk explosives at the site, just primers.
Security is provided by General Security Services Corporation (GSSC) and is managed by the United Taconite Safety department. Hazardous waste disposal is contracted to OSI Environmental, Inc. (OSI) and is managed by the United Taconite Environmental department.
Workshops and warehouses for maintenance and spare parts storage are on site and include:
•Welding and machine tools
•Hydraulic hose supply and tools
•Electrical testing equipment
•Tire storage and changing tools
•Diesel fuel and oil storage and transfer equipment
•Hazardous waste storage and transfer location
•Firefighting equipment

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Warehouse
Small Fleet Shop
Warehouse
Offices
Dry/Offices
to Mine
Large Fleet Shop
Security
N
300 ft

Figure 15-6:    Mine Support Facilities
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15.11Fairlane Plant Support Facilities
The administration facilities are located at Forbes, Minnesota, one mile north of the Fairlane Facility site. They include an office building that houses the management and financial staff, environmental personnel, human resources, safety personnel, and other support staff (Figure 15-7).
Plant operations, maintenance, process, reliability, project engineering, and plant safety departments are all housed in the office complex adjacent to the Fairlane Facility. A laboratory is located inside the concentrator building. Samples from the processing facility are analyzed there. The laboratory is ISO-certified to iron industry standard procedures.
Security is provided by GSSC and is managed by the United Taconite Safety department. Hazardous waste disposal is contracted to OSI and is managed by the United Taconite Environmental department.
Workshops and warehouses for maintenance and spare parts storage are on site and include:
•Administration offices
•Four-bay, enclosed mobile equipment shop with 20-ton crane
•Welding and machine tools
•Hydraulic hose supply and tools
•Electrical repair and testing equipment
•Tire storage and changing tools
•Diesel fuel storage and transfer equipment
•Storage for used oil
•Hazardous waste storage and transfer location
•Firefighting equipment
•Parking

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Figure 15-7:    Fairlane Plant Facilities

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16.0MARKET STUDIES
16.1Markets
Note that while iron ore production is listed in long or gross tons (2,240 lb), steel production is normally listed in short tons (2,000 lb) or otherwise noted.
Cliffs is the largest producer of iron ore pellets in North America. It is also the largest flat-rolled steel producer in North America. In 2020, Cliffs acquired two major steelmakers, ArcelorMittal USA (AMUSA), and AK Steel (AK), vertically integrating its legacy iron ore business with steel production and emphasis on the automotive end market.
Cliffs owns or co-owns five active iron ore mines in Minnesota and Michigan. Through the two acquisitions and transformation into a vertically integrated business, the iron ore mines are primarily now a critical source of feedstock for Cliffs’ downstream primary steelmaking operations. Based on its ownership in these mines, Cliffs’ share of annual rated iron ore production capacity is approximately 28 million tons, enough to supply its steelmaking operations and not have to rely on outside supply.
In 2021, with underlying strength in demand for steel, the price reached an all time high. It is expected to remain at historically strong levels going forward for the foreseeable future. In 2020, North America consumed 124 million tons of steel while producing only 101 million tons, which is consistent with the historical trend of North America being a net importer of steel. That trend is expected to continue going forward, as demand is expected to outpace supply in North America. Given the demand, it will likely be necessary for most available steelmaking capacity to be utilized.
On a pro-forma basis, in 2019 Cliffs shipped 16.5 million tons of finished, flat-rolled steel. The next three largest producers were Nucor with 12.7 million tons, U.S. Steel with 10.7 million tons, and Steel Dynamics with 7.7 million tons. In 2019, total US flat-rolled shipments in the United States were approximately 60 million tons, so these four companies make up approximately 80% of shipments.
With respect to its BF capacity, Cliffs’ ownership and operation of its iron ore mines is a primary competitive advantage against electric arc furnace (EAF) competitors. With its vertically integrated operating model, Cliffs is able to mine its own iron ore at a relatively stable cost and supply its BF and direct reduced iron (DRI) facilities with pellets in order to produce an end steel or hot briquetted iron (HBI) product, respectively. Flat-rolled EAFs rely heavily on bushelling scrap (offcuts from domestic manufacturing operations and excludes scrap from obsolete used items), which is a variable cost. The supply of prime scrap is inelastic, which has caused the price to rise with the increased demand. S&P Global has stated that the open-market demand for scrap could grow by nearly 9 million tons through 2023 as additional EAF capacity comes online, with the impact of the scrap market to continue to tighten as all new steel capacity slated to come online is from EAFs (S&P Global Platts, news release, March 18, 2021).
In addition to its traditional steel product lines, Cliffs-produced steel is found in products that are helping in the reduction of the global emissions and modernization of the national infrastructure. For example, Cliffs’ research and development center has been working with automotive manufacturer customers to meet their needs for electric vehicles. Cliffs also offers a variety of carbon and plate products that can be used in windmills, while it is also the sole producer of electrical steel in the United States. Additionally, in Cliffs’ opinion, future demand for steel given its low CO2 emissions positioning will increase relative to other materials such as aluminum or carbon fiber.
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Cliffs is uniquely positioned for the present and future due to a diverse portfolio of iron ore, HBI, BFs, and EAFs generating a wide variety of possible strategic options moving forward, especially with iron ore. For instance, Cliffs has the optionality to continue to provide iron ore to its BFs, create more DRI internally, or sell iron ore externally to another BF or DRI facility.
The necessity for virgin iron materials, like iron ore, in the industry is apparent as EAFs rely on bushelling scrap or metallics. As of 2020, EAFs accounted for 71% of the market share, a remarkably high percentage among major steelmaking nations. Because scrap cannot be consistently relied upon as feedstock for high-quality steel applications, the industry needs iron ore-based materials like those provided by Cliffs to continue to make quality steel products.
The US automotive business consumes approximately 17 million tons of steel per year and is expected to consume around or at this level for the foreseeable future. Cliffs’ iron ore reserves provide a competitive advantage in this industry as well, due to high quality demands that are more difficult to meet for scrap-based steelmakers. As a result, Cliffs is the largest supplier of steel to the automotive industry in the United States, by a large margin.
Table 16-1 shows the historical pricing for hot rolled coil (HRC) product, Bushelling Scrap feedstock, and IODEX iron ore indexes for the last five years. The table includes the 2021 pricing for each index, which shows a significant increase that is primarily driven by demand.
Table 16-1:    Five-Year Historical Average Pricing
Cleveland-Cliffs Inc. – United Taconite Property

Indices	2017	2018	2019	2020	2021	5 Yr. Avg.
U.S. HRC ($/short ton)	620	830	603	588	1611	850
Busheling ($/gross ton)	345	390	301	306	562	381
IODEX ($/dry metric ton)	71	69	93	109	160	100
The economic viability of Cliffs’ iron ore reserves will in many cases be dictated by the pricing fundamentals for the steel it is generated for, as well as scrap and seaborne iron ore itself.
The importance of the steel industry in North America, and specifically the USA, is apparent by the actions of the US federal government by implementing and keeping import restrictions in place. Steel is a product that is a necessity to North America. It is a product that people use every day, often without even knowing. It is important for middle-class job generation and the efficiency of the national supply chain. It is also an industry that supports the country’s national security by providing products used for US military forces and national infrastructure. Cliffs expects the US government to continue recognizing the importance of this industry and does not see major declines in the production of steel in North America.
For the foreseeable future, Cliffs expects the prices of all three indexes to remain well above their historical averages, given the increasing scarcity of prime scrap as well as the shift in industry fundamentals both in the US and abroad.
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16.2Contracts
16.2.1Pellet Sales
Since Cliffs’ 2020 acquisition of AK and AMUSA’s steelmaking facilities, UTAC pellets are shipped to Cliffs’ Midwestern US steel mills.
For cash flow projections, Cliffs uses a blended three-year trailing average revenue rate based on the dry standard pellet from all Cliffs mines, calculated from the blended wet pellet revenue average of $98/WLT Free on Board (FOB) Mine as shown in Table 16-2. Pellet prices are negotiated with each customer on long-term contracts based on annual changes in benchmark indexes such as those shown in Table 16-1 and other adjustments for grade and shipping distances.
Table 16-2:    Cliffs Consolidated Three-Year Trailing Average Wet Pellet Revenue
Cleveland-Cliffs Inc. – United Taconite Property

Description	2017	2018	2019	3YTA
Revenue Rate ($/WLT)	88.02	105.64	99.50	98.00
Total Pellet Sales (MWLT)	18.7	20.6	19.4	19.5
SLR examined annual pricing calculations provided by Cliffs for the period from 2017 to 2019 for external customers, namely AK. The terms appear reasonable. It should be noted that Cliffs has subsequently acquired AK and AMUSA steelmaking facilities in 2020, making the company a vertically integrated, high-value steel enterprise, beginning with the extraction of raw materials through the manufacturing of steel products, including prime scrap, stamping, tooling, and tubing.
For the purposes of this TRS, it is assumed that the internal transfer pellet price for Cliffs’ steel mills going forward is the same as the $98/WLT pellet price when these facilities were owned by AK and AMUSA. Based on macroeconomic trends, SLR is of the opinion that Cliffs pellet prices will remain at least at the current three-year trailing average of $98/WLT or above for the next five years.
16.2.2Operations
Major current suppliers for the United Taconite operation include, but not limited to, the following:
•Electrical Grid Power: Minnesota Power
•Natural Gas: NNG with scheduling by Constellation Energy
•Diesel Fuel: Best Oil
•Propane: Thompson Gas
•Pellet Rail Transport and Duluth Port Ship loading: CN Railway

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17.0ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS
The SLR review process for UTAC included updating information that Cliffs had developed as part of its draft 2019 SK-1300 report. SLR also conducted a site visit at UTAC in 2019. SLR has not had sight of or reviewed environmental studies, management plans, permits, or monitoring reports. The original and updated information included in this section is based on the information provided by the Cliffs project team.
17.1Environmental Studies
United Taconite conducted several environmental assessments for specific projects over time that have supported different aspects of its current operation. Each of those studies culminated in a determination by the relevant state and/or federal authorities to grant permits to construct and operate UTAC’s facilities. The relevant historical studies are listed below. There are no environmental impact studies (EIS) in progress at this time.
•1975 Draft and 1976 Final Environmental Impact Statement (State) for a facility expansion project
•1980 Supplemental Environmental Impact Statement (State) related to the 1976 EIS for a facility expansion project
•1981 Environmental Report (Federal) supplementing information supportive of a wetland application associated with a tailings disposal plan
•1987 Environmental Assessment Worksheet (State) for a northern mine extension
•2021 Environmental Review Needs Determination (State) concluding that no EIS is required for Tailings Cell No. 3 construction
United Taconite has been operating for over 50 years, and baseline and other environmental studies have been undertaken as required to support various approvals over the site’s operating history. Currently, additional environmental studies, including collecting new or updated baseline information, are undertaken on an as-required basis to support new permit applications or to comply with specific permit conditions. Baseline wetland monitoring is currently underway as part of forthcoming wetland permits being applied for Cell 3 construction.
17.2Environmental Requirements
United Taconite maintains an environmental management system (EMS) that is registered to the international ISO 14001:2015 standard. The ISO standard requires components of leadership commitment, planning, internal and external communication, operations, performance evaluation, and management review. United Taconite’s continued registration to the ISO standard is evaluated annually through internal auditors and every other year through external auditors.
Cliffs maintains a regulatory matrix as part of its EMS, as well as a regulatory reporting calendar tracker. United Taconite conducts internal auditing of its compliance system on a regular basis, and Cliffs corporate conducts a formal compliance audit on a routine basis.
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Impacts to surrounding communities (noise, vibration, etc.) are considered by the EMS, and views of interested parties are part of the ranking process when ranking environmental aspects.
17.2.1Site Monitoring
United Taconite operates through permission granted by multiple permits, which are summarized in Table 17-1. The permits contain requirements for site monitoring including air, water, waste, and land aspects of the UTAC operation. The permit-required data are maintained by the facility, and exceptions to the monitoring obligations, if they occur, are reported to the permitting authority. Monitoring is conducted in compliance with permit requirements, and management plans are developed as needed to outline protocols and mitigation strategies for specific components or activities. Monitoring and management programs currently undertaken in compliance with United Taconite’s existing permits include:
•Air Quality: Management plans including fugitive dust control plans, operation and maintenance plans, and startup, shutdown, and malfunction plans; monitoring of fugitive sources and stacks, visible dust emission monitoring at the tailings facility; and greenhouse gas (GHG) emissions monitoring and reporting.
•Noise and Vibration: Blast management plans including vibration monitoring.
•Surface Water: Routine water quality sampling in receiving waters; quantity of water takings and discharges.
•Groundwater: Routine water quality sampling from mine dewatering and at plant wells; quantity of water takings.
•Wetlands: monitoring of nearby wetlands where the potential for an impact has been identified, including potential indirect impacts, where appropriate.
•Wildlife: monitoring of endangered species in accordance with specific permit conditions.
•Infested waters operating and monitoring plan associated with the mine dewatering permit.
There are no specific management plans related to social aspects in place.
In terms of compliance, there are currently no outstanding enforcement items at the facility.
The State and Federal government conduct regional ecologic monitoring in the vicinity of the facility operations. Two recent examples of such monitoring include:
•U.S. Environmental Protection Agency (EPA) conducted its residual risk and technology review (RTR) of the Taconite NESHAP (40 CFR 63). EPA’s final rule on July 28, 2020 documents that risks from the Taconite Iron Ore Processing source category are acceptable, and the current standards provide a margin of safety to protect public health and prevent an adverse environmental effect.
•The State of Minnesota conducts regional watershed monitoring to assess the overall health of waterbodies throughout the state including water quality and macroinvertebrate and fish population diversity and health. The State may develop watershed management tools for water bodies of concern such as Total Maximum Daily Load (TMDL) plans. United Taconite is not currently subject to any TMDL-based load restrictions.
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17.2.2Water
United Taconite presently maintains NPDES/ State Disposal System (SDS) permits for both the Thunderbird Mine in Eveleth, Minnesota and the Fairlane Facility in Forbes, Minnesota. It is understood that the following are permitted under the mine NPDES Permit: six mine pit dewatering outfalls, two outfalls from the crushers, and one stormwater outfall from the shops area. The following are permitted under the processing plant NPDES Permit: three surface discharge seeps from the tailings basin. All discharges are part of the St. Louis River/Lake Superior watershed. These discharge outfalls have provided adequate permitted capacity to move water as necessary to support the mining process.
United Taconite maintains ten permits through the water appropriations program that facilitate surface and groundwater use with adequate capacity for the mine and plant sites.
Monthly discharge monitoring reports are submitted under the NPDES/SDS program. Stormwater inspections are conducted quarterly per the mine and plant SWPPPs.
UTAC’s current mine life is projected at 51 years as referenced in section 19.1 of this TRS. This long life makes preparation of a detailed closure plan difficult to undertake, as the final configurations of the Thunderbird Mine and Fairlane Facility are not established. Minnesota Rule 6130.4600 does not require a plan for deactivation of the mine until at least two years in advance of deactivation of a mining area. No plan has yet been required or requested by the State agency, with the exception of a data collection plan that is intended to collect data over the coming years of operation to inform an eventual closure plan. See also discussion in 17.4.
17.2.3Hazardous Materials, Hazardous Waste, and Solid Waste Management
United Taconite typically generates small quantities of hazardous waste, the Fairlane Facility is a small quantity generator and the Thunderbird Mine is a very small quantity generator, per Minnesota hazardous waste rules and generation quantity and according to the federal Resource Conservation and Recovery Act (RCRA). Hazardous waste management is authorized by permits from the applicable regulatory authorities. See Table 17-1 for a full list of permits. United Taconite generates other waste materials typical of any large industrial site and manages those wastes offsite through approved vendors.
17.2.4Tailings Disposal, Mine Overburden, and Waste Rock Stockpiles
Requirements for tailings disposal are discussed in section 15.4 of this TRS. Tailings disposal is authorized by permits from the applicable regulatory authorities. See Table 17-1 for a full list of permits.
Because iron ore geology is different from some other mineralized ore bodies, acid-rock drainage is not a concern with the iron ore bodies and associated tailings in Minnesota. Moreover, EPA itself describes the iron ore mining and beneficiation process as generating wastes that are “earthen in character.” Chemical constituents from iron ore mining include iron oxide, silica, crystalline silica, calcium oxide, and magnesium oxide — none of which are Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) hazardous substances. The acid-neutralizing potential of carbonates in iron ore offsets any residual acid rock drainage risks, leading to pit water that naturally stabilizes at a pH of 7.5-8.5.
Over 20 years of monitoring of the effluent from the tailings basins from the limited surface discharges identified in the NPDES/SDS permit has not indicated any cause for concern of acid rock drainage or
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metals leaching. United Taconite continues to monitor any effluent from these basins going forward as prescribed under its applicable permits.
Regular inspections of dams and waste facilities are not mandated for UTAC; however, United Taconite proactively conducts annual inspections of the tailings impoundment with the Engineer of Record.
Requirements for the disposal of mine overburden and non-mineralized or lean rock are discussed in section 13.5 of this TRS. Stockpiling of these materials is authorized by permits from the applicable regulatory authorities. See Table 17-1 for a full list of permits.
17.3Operating Permits and Status
UTAC operates through permission granted by multiple permits, which are summarized in Table 17-1.
Termination has been requested for the “Storage for Liquid Substances at a Major AST Facility” permit as the 1,000,000 gal storage tank has been removed, thereby dropping the facility below the threshold for requiring a major AST permit.
The temporary permit for Temporary Pumping for Seppi Building is applied for on an as-needed basis and is currently not active.
While permitting always involves varying degrees of risk due to external factors, United Taconite has indicated that it has a demonstrated record of obtaining necessary environmental permits without unduly impacting the facility operational plan. United Taconite is not aware of any issues that could lead to future operation issues that are not otherwise being actively addressed at this time, i.e., active permitting work associated with Tailings Cell No. 3.
The following permit applications are pending with a permitting authority:
Minnesota Pollution Control Agency
•Fairlane Facility air permit: Minor modification for emergency generator; minor modification for fluxstone trucking; major modification to incorporate stack cap emission estimation methodology; and minor modification for sinter reclaim.
•Thunderbird Mine air permit: Minor modification for portable heaters and generator; and Minor modification for pollution control equipment replacement.
•Fairlane Facility water quality permit: Updated reissuance application to support Tailings Cell No. 3.
Minnesota Department of Natural Resources
•Wetland Conservation Act application to support Tailings Cell No. 3, United States Army Corps of Engineers
•Modification of already-issued permit for wetland impacts related to Tailings Cell No. 3.
It is understood that all required permits are in place.
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Table 17-1:    List of Major Permits and Licenses
Cleveland-Cliffs Inc. – United Taconite Property

Permit No	Description	Type	Jurisdiction	Agency	Status
13700113	Title V Air Emissions Permit # 13700113-007 (Fairlane Facility)	Air	State	MPCA	Active, Administratively Extended
13700011	Title V Air Emissions Permit # 13700011-001 (Thunderbird Mine)	Air	State	MPCA	Active, Administratively Extended
MN0052116	NPDES / SDS Permit MN0052116 (Fairlane Facility)	NPDES/SDS	State	MPCA	Active, Administratively Extended
MN0044946	NPDES / SDS Permit MN0044946 (Thunderbird Mine)	NPDES/SDS	State	MPCA	Active, Administratively Extended
MNT280011073	Hazardous Waste Generator License MNT280011073 (Fairlane Facility) (SQG)	Hazardous Waste	State	MPCA	Active
MND071507644	Hazardous Waste Generator License MND071507644 (Thunderbird Mine) (SQG)	Hazardous Waste	State	MPCA	Active
WTSF-113	Waste Tire Storage Facility Permit WTSF-113	Waste Tire	State	MPCA	Active
63-0691	# 63-0691 - St. Louis River Make-up Water (Dam)	Water Appropriation	State	MDNR	Active
63-1089	# 63-1089 - General Office Well	Water Appropriation	State	MDNR	Active
75-2130	# 75-2130 - South Crusher Wells	Water Appropriation	State	MDNR	Active
75-2137	# 75-2137 - Mine Dewatering	Water Appropriation	State	MDNR	Active
81-2043	# 81-2043 - Fairlane Concentrator Wells	Water Appropriation	State	MDNR	Active
81-2044	# 81-2044 - Fairlane Crude Pocket Well	Water Appropriation	State	MDNR	Active
81-2045	# 81-2045 - Fairlane Shops Well	Water Appropriation	State	MDNR	Active
81-2046	# 81-2046 - Fairlane Fuel Handling Wells	Water Appropriation	State	MDNR	Active
75-2131	# 75-2131 - Snowden Creek Diversion (consolidated 03/11/2005)	Protected Waters Permit	State	MDNR	Active
75-2141	# 75-2141 - Snowden Creek Diversion, SE1/4, NW1/4, S6, T57, R17 (consolidated with 75-2131)	Protected Waters Permit	State	MDNR	Active
77-2119	# 77-2119 - 72” x 60’ culvert, Long Lk. Crk, S5, T57, R17	Protected Waters Permit	State	MDNR	Active
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Permit No	Description	Type	Jurisdiction	Agency	Status
78-2123	# 78-2123 - 60” x 100’ culvert, Snowden Crk, SE1/4, NW1/4, S6, T57, R17 (consolidated with 75-2131)	Protected Waters Permit	State	MDNR	Active
78-2065	# 78-2065 - Stream # 1 Diversion, S7 & 18, T57, R17	Protected Waters Permit	State	MDNR	Active
78-2165 & 78-2165A	# 78-2165A - Long Lk. Crk. Channelization, NE1/4, S36, T57, R17	Protected Waters Permit	State	MDNR	Active
88-2129	# 88-2129 - Snowden Crk. Diversion, SE1/4, NW1/4, S6, T57, R17 (consolidated with 75-2131)	Protected Waters Permit	State	MDNR	Active
96-2105	# 96-2105	Protected Waters Permit	State	MDNR	Active
81-2146	# 81-2146 - Tailings Dam Permit (Basins #2 & #3)	Reclamation/Operating Permit	State	MDNR	Active
---	Permit to Mine: Issued to Eveleth Taconite and Eveleth Expansion. Including all amendments, assignments, and/or modifications	Reclamation/ Operating Permit	State	MDNR	Active
various	Wells	Wells	State	MDH	Active
various	ISTS Certificates of Compliance	Individual Sewage Treatment System	County	St. Louis County	Active
various	Sewage Treatment Construction Permits	Sewage Treatment Construction Permits	County	St. Louis County Health Department	Active
88-322	Act of Congress P.L. 88-322 - Construction of St. Louis River Dam	Dam	Federal	US ACE	Active
81-172-13	Section 404 Permit # 81-172-13 (Basin 2 & 3 - requires Basin 1 wetland test plots)	Wetlands	Federal	US ACE	Active
91-154-02	Section 404 Permit # 91-154-02	Wetlands	Federal	US ACE	Active
01-06285	Section 404 Permit # 01-06285-TWP	Wetlands	Federal	US ACE	Active
2006-4341	Section 404 Permit # 2006-4341-TWP	Wetlands	Federal	US ACE	Active
2014-00462	Section 404 Permit # 2014-00462-DWW (Superhighway Ditch)	Wetlands	Federal	US ACE	Active
2017-01089	Section 404 Permit # 2017-01089-DWW (Hwy 53)	Wetlands	Federal	US ACE	Active
22-11072-03	NRC Material License # 22-11072-03 Amendment 15	Radiation Sources	Federal	US NRC	Active
3-MN-137-33-6C-00329	Explosives Permit # 3-MN-137-33-6C-00329	Explosives Permit	Federal	US ATF	Active
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Notes:
1.MDH: Minnesota Department of Health
2.MDNR: Minnesota Department of Natural Resources MPCA: Minnesota Pollution Control Agency
3.US ACE: United States Army Corps of Engineers
4.US NRC: United States Nuclear Regulatory Commission
Regulatory issues that could have a bearing on United Taconite’s current plans to address any issues related to environmental compliance and permitting are actively monitored and disclosed in Cliffs’ 10-K: Part I Environment, which has discussion relevant to:
•Minnesota’s Sulfate Wild Rice Water Quality Standard
•Evolving water quality standards for conductivity; Definition of “Waters of the United States” Under the Clean Water Act
•Mercury Total Maximum Daily Load (TMDL) and Minnesota Taconite Mercury Reduction Strategy
•Climate Change and GHG Regulation
•Regional Haze FIP Rule
•Conductivity
•Regulation of Discharges to Groundwater
17.4Mine Closure Plans and Bonds
UTAC’s current mine life is projected at 51 years as referenced in section 13.4 of this TRS. This long life makes preparation of a detailed closure plan difficult to undertake, as the final configuration of the Thunderbird Mine and Fairlane Facility are not yet established. Minnesota Rule 6130.4600 does not require a plan for deactivation of the mine until at least two years in advance of deactivation of a mining area. No plan has yet been required or requested by the State agency with the exception of a data collection plan that is intended to collect data over the coming years of operation to inform an eventual closure plan. As a matter of good mining practice, United Taconite seeks to conduct progressive reclamation throughout its mining life to minimize risk and costs at closure. United Taconite actively reclaims stockpiles that have no further planned use, consistent with the State of Minnesota mining rule requirements.
Cliffs performs an annual review of significant changes to each operation’s Asset Retirement Obligation (ARO) cost estimates. Additionally, Cliffs conducts an in-depth review every three years to ensure that the ARO legal liabilities are accurately estimated based on current laws, regulations, facility conditions, and cost to perform services. Cost estimates are conducted in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 410. FASB ARO estimates comply with rules set forth by the United States General Accepted Accounting Principles (US GAAP) and the SEC, and those costs are reported as part of Cliffs’ SEC disclosures. Arcadis calculated the 2020 ARO legal obligation closure and reclamation costs associated with project deactivation to be $69.8 million (Arcadis, 2020). The total ARO liability for Cliffs is $74 million; to calculate the total ARO liability, Cliffs deducts Arcadis’ specified contingency value and adds Cliffs’ accounting policy contingency at 15% and Cliffs’ accounting policy market risk at 4%. SLR notes that there are differences between the ARO estimate and the book value calculated by Cliffs due to the long life of the operation.
While a formal closure plan has not been established, United Taconite worked with a third party to develop a site-specific estimate of actual closure and reclamation costs that considers likely approaches and techniques to close the facility. Cliffs indicated that from a water management perspective, the CCP
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includes closure of the active cell of the tailings basin similar to the currently closed Tailings Cell No. 1, with no outlet required, and allowing the Thunderbird Mine pits to naturally refill with groundwater. No outfall is anticipated on the Property at this time.
SLR cannot comment on adequacy of the closure costing and the CCP based on currently available information.
17.4.1Post-Performance or Reclamations Bonds
Current requirements for performance or reclamation bonds are:
•Performance Bond: Assurance of performance under the Water Supply Contingency Plan with Cliffs’ Minorca Mine, associated with the pumping of the Rouchleau Pit. $25,000.00
•Performance Bond: Assurance of reclamation in the areas of the Auburn pit and Highway 53 corridor. $90,759.63
•Letter of Credit: Assurance of reclamation in the areas of the Auburn pit and Highway 53 corridor. $22,689.91
17.5Social and Community
Cliffs has been investing in the region for over a century, including direct employment and contributions to state, local, and taconite taxes. Taconite taxes contribute to an existing government-administered property tax credit program for people living in the Mesabi Iron Range mining area funded through mining production taxes. SLR is not aware of any formal commitments to local procurement and hiring; however, Cliffs has indicated that it has long-standing relationships with local vendors and also purchases through local and regional services and supplies.
Cliffs’ employees make contributions to local United Way chapters through donations that are supported with a matching contribution from the company. Employees also serve as board members and volunteers for the United Way. Another initiative includes agreements with local municipalities or organizations to make Cliffs-owned and leased land that is not utilized for mining available for local community use including trails used for snowmobiling, biking, and ATV use. Cliffs’ goal is to work collaboratively with stakeholders to support activities that are of benefit to the communities in which the company operates.
Regarding UTAC expansions and impacts to communities, no moves/buy-outs are required, and there are no new issues that are not being actively managed by Cliffs’ operating practices.
SLR is not able to verify adequacy of management of social issues and what the general issues raised are but understands that Cliffs has a positive relationship with stakeholders and that in the event of a complaint, Cliffs works directly with affected community members to develop a mutually acceptable resolution. Public affairs representatives from Cliffs formally engage with the community on an ongoing basis and serve as the face of the company. They sit on boards of community and business organizations at regional and local levels, participate in discussions with government officials, and act as a point of contact within the community. In doing so, they keep stakeholders apprised of critical issues to the operations, understand important topics in the community, and seek to listen to any questions or concerns. Cliffs indicated that this strategy allows it to maintain an ongoing relationship with stakeholders and collaborate with communities to find solutions should any issues arise. Cliffs’ Public/Government Affairs maintains a list of stakeholders for Cliffs iron ore mine operations.
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18.0CAPITAL AND OPERATING COSTS
Cliffs’ forecasted capital and operating costs estimates are derived from annual budgets and historical actuals over the long life of the current operation. According to the American Association of Cost Engineers (AACE) International, these estimates would be classified as Class 1 with an accuracy range of -3% to -10% to +3% to +15%. All unit rates are reported in WLT pellets.
18.1Capital Costs
Capital costs were derived from current levels and work of similar scope based on the Q2 2021 forecast. Table 18-1 shows the productive and sustaining capital cost forecast for the five-year period from 2022 to 2026, which totals $248.1 million, or $9.60/WLT pellet. This unit rate is higher compared to previous years, where UTAC's sustaining and productive capital costs less expansion-related projects averaged between $3.00/WLT and $4/WLT pellet. The reasons for the higher expenditures include but are not limited to:
•Productive capital
◦$15 million in mill screen replacement and pellet plant and plant automation in 2024
•Sustaining capital:
◦$40 million in mobile equipment additions and replacements in 2022-2023 and 2025
◦$16 million in environmental upgrades in 2022-2023
◦$30 million in infrastructure and fixed equipment improvements in 2024-2025
For the remaining LOM starting in 2027, a sustaining capital cost of $4/WLT pellet, or $20.5 million annually, is used in the economic model for an additional $902 million for the remaining mine life.
Table 18-1:    LOM Capital Costs
Cleveland-Cliffs Inc. – United Taconite Property

Type	Values	Total	2022	2023	2024	2025	2026	2027-2072
Capital Costs
Productive	$ millions	65.3	11.2	12.6	28.5	7.1	6.0	0.0
Sustaining	$ millions	1,084.8	35.8	39.0	25.0	51.4	31.6	902.0
Total	$ millions	1,150.1	47.0	51.6	53.5	58.4	37.5	902.0
Pellet Sales
Pellet Sales	MWLT	257.6	5.1	5.2	5.2	5.2	5.2	231.8
Unit Rates
Productive	$/LT	0.25	2.22	2.42	5.48	1.36	1.14	0.0
Sustaining	$/LT	4.21	7.09	7.51	4.82	9.88	6.08	4.00
Total	$/LT	4.46	9.31	9.93	10.30	11.24	7.22	4.00
A final closure reclamation cost of $74 million is estimated, with $24.7 million spent annually starting in the last year of production in 2072 and the two subsequent years.
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18.2Operating Costs
Operating costs for the LOM are based on the 2022 plan. For this period, costs are based on a full run rate with a combination of both standard and flux production consistent with what is expected for the life of the mine. At this point in time, there are no items identified that should significantly impact operating costs either positively or negatively for the evaluation period. Minor year-to-year variations should be expected based upon maintenance outages and production schedules. Forecasted 2021 and LOM average operating costs over the remaining 51 years of the LOM are shown below in Table 18-2.
Table 18-2:    LOM Operating Costs
Cleveland-Cliffs Inc. – United Taconite Property

Parameter	2021 ($/WLT Pellet)	LOM ($/WLT Pellet)
Mining	18.69	15.49
Processing	37.58	37.62
Site Administration	2.13	2.14
Pellet Transportation and Storage	8.17	10.26
General/Other Costs	8.91	9.29
Operating Cash Cost ($/WLT Pellet)	75.48	74.80
Processing costs consist of railing ore from the Mine to the Plant, as well as typical crushing, grinding, concentrating, and pelletizing activities along with tailings basin disposal and shop allocations. Pellet Transportation and Storage costs include cost to rail pellets from the Property to Duluth port plus shiploading. General/Other costs include production tax and royalty costs, insurance, corporate cost allocations, and other minor costs.
The operation employs a total of 549 salaried and hourly employees as of Q4 2021, consisting of 111 salaried and 438 hourly employees, of which the majority of the hourly employees are United Steelworkers production and maintenance bargaining unit members.
Table 18-3 summarizes the current workforce levels by department for the Property.
Table 18-3:    Workforce Summary
Cleveland-Cliffs Inc. – United Taconite Property

Category	Salary	Hourly	Total
Mine	24	173	197
Plant	58	244	302
Asset Management	0	11	11
General Staff Organization	29	10	39
Total	111	438	549
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19.0ECONOMIC ANALYSIS
19.1Economic Criteria
The economic analysis detailed in this section was completed after the mine plan was finalized. The assumptions used in the analysis were current at the time the analysis was completed, which may be different from the economic assumptions defined in Sections 11.0 and 12.0 when calculating the economic pit. For this period, costs are based on a full run rate with a mix of both standard and high-flux (Mustang) pellet production, consistent with what is expected for the LOM.
An un-escalated technical-economic model was prepared on an after-tax DCF basis, the results of which are presented in this section. Key criteria used in the analysis are discussed in detail throughout this TRS. General assumptions used are summarized in Table 19-1.
Cliffs uses a 10% discount rate for DCF analysis incorporating quarterly cost of capital estimates based on Bloomberg data. SLR is of the opinion that a 10% discount/hurdle rate for after-tax cash flow discounting of large iron ore and/or base metal operations is reasonable and appropriate.
Table 19-1:    Technical-Economic Assumptions
Cleveland-Cliffs Inc. – United Taconite Property

Description	Value
Start Date	December 31, 2021
Mine Life	51 years
Three-Year Trailing Average Revenue	$98/WLT Pellet
Operating Costs	$74.80/WLT Pellet
Sustaining Capital (after six years)	$4/WLT Pellet
Discount Rate	10%
Discounting Basis	End of Period
Inflation	0%
Federal Income Tax Rate	20%
State Income Tax Rate	None – Sales made out of state
The operating cost of $74.80/WLT pellet include royalties and Minnesota State production taxes.
The production and cost information developed for the Property are detailed in this section. Table 19-2 presents a summary of the estimated mine production over the 51-year mine life.
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Table 19-2:    LOM Production Summary
Cleveland-Cliffs Inc. – United Taconite Property

Description	Units	Value
Run of Mine (ROM) Crude Ore	MLT	774.6
Total Material	MLT	1,633.9
Grade	% MagFe	22.3
Annual Mining Rate	MLT/y	38.0
Table 19-3 presents a summary of the estimated plant production over the 51-year mine life.
Table 19-3:    LOM Plant Production Summary
Cleveland-Cliffs Inc. – United Taconite Property

Description	Units	Value
ROM Material Milled	MLT	774.6
Annual Processing Rate	MLT/y	15.5
Process Recovery	%	33.3
Standard Pellet	MLT	156.6
Mustang Flux Pellet	MLT	101.0
Total Pellet	MLT	257.6
Annual Pellet Production	MLT/y	5.1
19.2Cash Flow Analysis
The indicative economic analysis results, presented in Table 19-4, indicate an after-tax NPV, using a 10% discount rate, of $591 million at an average blended wet pellet price of $98/WLT. The after-tax IRR is not applicable, as the Fairlane Facility has been in operation for a number of years. Capital identified in the economics is for sustaining operations and plant rebuilds as necessary.
Project economic results and estimated cash costs are summarized in Table 19-4. Annual estimates of mine production and pellet production with associated cash flows are provided for years 2022 to 2026 and then by ten-year groupings through to the end of the mine life.
The economic analysis was performed using the estimates presented in this TRS and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves.

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Table 19-4:    LOM Indicative Economic Results
Cleveland-Cliffs Inc. – United Taconite Property

Mine Life		1	2	3	4	5	6-15	16-25	26-35	36-45	46-51
Calendar Years	Total	2022	2023	2024	2025	2026	2027- 2036	2037- 2046	2047- 2056	2057- 2066	2067- 2072
Reserve Base:
United Taconite Mining Ore Pellet Reserve Tons (millions)	257.6	252.5	247.3	242.1	237.0	231.8	180.5	129.2	78.1	26.8	(0.0)
Tonnage Data:
United Taconite Mining Total Tons Moved (millions)	1,645.5	38.2	40.0	41.1	41.1	41.2	366.0	351.0	350.0	281.4	95.5
United Taconite Mining Crude Ore Tons Mined (millions)	778.8	15.3	15.6	15.6	15.6	15.6	152.6	154.5	162.7	151.4	79.8

United Taconite Mining Pellet Production Tons (millions)	257.6	5.1	5.2	5.2	5.2	5.2	51.3	51.3	51.1	51.3	26.8

Inputs:
United Taconite Mining Pellet Revenue Rate ($/ton)	98	98	98	98	98	98	98	98	98	98	98

Income Statement:
United Taconite Mining Gross Revenue ($ in millions)	25,247	495	509	509	509	509	5,025	5,023	5,012	5,027	2,628

Mining	3,990	100	106	101	102	99	883	846	844	679	230
Processing	9,689	200	201	201	195	194	1,908	1,921	1,976	1,900	995
Site Administration	552	11	11	11	11	11	110	110	110	110	57
Pellet Transportation and Storage	2,644	43	48	50	52	54	531	531	529	531	276
General / Other Costs	2,394	47	45	46	46	48	474	477	488	472	252
United Taconite Mining Operating Cash Costs ($ in millions)	19,270	401	410	409	406	407	3,905	3,884	3,947	3,692	1,809
Operating Cash Costs ($/LT Pellet)	74.80	79.32	78.84	78.62	78.22	78.30	76.16	75.79	77.18	71.97	67.46

United Taconite Mining Operating Income (excl. D&A)	5,977	94	100	101	103	102	1,120	1,138	1,065	1,335	819

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Mine Life		1	2	3	4	5	6-15	16-25	26-35	36-45	46-51
Calendar Years	Total	2022	2023	2024	2025	2026	2027- 2036	2037- 2046	2047- 2056	2057- 2066	2067- 2072
Federal Income Taxes ($ in millions)	(1,195)	(19)	(20)	(20)	(21)	(20)	(224)	(228)	(213)	(267)	(164)
Depreciation Tax Savings ($ in millions)	233	4	4	4	5	6	59	41	41	41	29
Accretion Tax Savings ($ in millions)	41	0	0	0	0	0	1	3	6	13	18

United Taconite Mining Income after Taxes ($ in millions)	5,055	79	84	85	87	88	956	954	898	1,122	702

Other Cash Inflows & Outflows ($ in millions):
Sustaining Capital Investments	(1,085)	(36)	(39)	(25)	(51)	(32)	(205)	(205)	(205)	(205)	(82)
Productive Capital Investments	(65)	(11)	(13)	(29)	(7)	(6)	-	-	-	-	-
Mine Closure Costs (Incl. Post Closure)	(74)	-	-	-	-	-	-	-	-	-	(74)

United Taconite Mining Cash Flow ($ in millions)	3,831	32	32	31	29	50	751	749	694	916	545

United Taconite Mining Discounted Cash Flow ($ in millions)	591	29	26	23	20	31	288	109	39	19	6
19.3Sensitivity Analysis
Project risks can be identified in both economic and non-economic terms. Key economic risks were examined by running cash flow sensitivities. The operation is nominally most sensitive to market prices (revenues) followed by operating cost as demonstrated in Table 19-5. For each dollar movement in sales price and operating cost, respectively, the after-tax NPV changes by approximately $41 million.
SLR notes that recovery and head grade sensitivity do not vary much in iron ore deposits compared to metal price sensitivity. In addition, sustaining capital expenditures amount to 5% of LOM operating costs and, therefore, do not have much impact on the viability of operating mines.
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Table 19-5:    After-tax NPV at 10% Sensitivity Analysis
Cleveland-Cliffs Inc. – United Taconite Property

		Operating Costs ($/WLT Pellet)
		$90	$85	$80	$75	$70	$65
Sales Price ($/WLT Pellet)	$83	($632)	($428)	($225)	($21)	$183	$387
	$88	($428)	($225)	($21)	$183	$387	$591
	$93	($225)	($21)	$183	$387	$591	$795
	$98	($21)	$183	$387	$591	$795	$999
	$103	$183	$387	$591	$795	$999	$1,203
	$108	$387	$591	$795	$999	$1,203	$1,407
	$113	$591	$795	$999	$1,203	$1,407	$1,611
	$118	$795	$999	$1,203	$1,407	$1,611	$1,814
	$123	$999	$1,203	$1,407	$1,611	$1,814	$2,018

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20.0ADJACENT PROPERTIES
There are several iron mines along the Mesabi Iron Range in Minnesota. The Mineral Resource and Mineral Reserves stated in this TRS are contained entirely within United Taconite’s mineral leases, and information from other operations was not used in this TRS.

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21.0OTHER RELEVANT DATA AND INFORMATION
There is no other relevant data or information that is not discussed in this TRS.

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22.0INTERPRETATION AND CONCLUSIONS
The Property has been a successful producer of iron pellets for over 55 years. The update to the Mineral Resource and Mineral Reserve does not materially change any of the assumptions from previous operations. The addition of TBS in the Mineral Reserve in this update is due to the timing of the earliest that United Taconite could resume mining in that area. In the updated mine plan, the earliest economic case for mining TBS falls within a 10-year window. The site preparation work, including additional exploration drilling, is initially estimated to take upwards of five years before mining can commence.
An economic analysis was performed using the estimates presented in this TRS and confirms that the outcome is a positive cash flow that supports the statement of Mineral Reserves for a 51-year mine life.
SLR offers the following conclusions by area.
22.1Geology and Mineral Resources
•The TBN and TBS deposits (Thunderbird deposits) are examples of Lake Superior-type BIF deposits. Above a crude magnetic iron (MagFe) cut-off grade of 17%, Measured and Indicated Mineral Resources exclusive of Mineral Reserves at UTAC are estimated to total 730.4 MLT at an average grade of 22.3% MagFe.
•In both 2019 and 2020, actual versus model-predicted values of crude ore, pellet production, and weight recovery or process recovery were accurate to between 1.5% and 7.0%, depending on the year and variable.
•Exploration sampling, preparation, analyses, and security processes for both physical samples and digital data are appropriate for the style of mineralization and are sufficient to support the estimation of Mineral Resources. The QA/QC program is well developed, long standing, and results are monitored and enacted on where warranted.
•Block model KEV for TBN and TBS compare well to the source data, and the methodology used to prepare the block models is appropriate and consistent with industry standards. Although the UTAC classification is generally acceptable, some post-processing to remove isolated blocks of different classification is warranted.
•Some uncertainty is present in the TBS model, where mining has not occurred since 1991, and most supporting drill hole data is historical or uses an older analytical technique than is currently in place at UTAC. To address this, all Mineral Resources at TBS are limited to Indicated and Inferred.
22.2Mining and Mineral Reserves
•UTAC has been in production since 1965, and specifically under 100% Cliffs operating management since 2008. Cliffs conducts its own Mineral Reserve estimations.
•Total Proven and Probable Mineral Reserves are estimated at 774.6 MLT of crude ore at an average grade of 22.3% MagFe.
•Mineral Reserve estimation practices follow industry standards.
•The UTAC Mineral Reserve estimate indicates a sustainable project over a 51-year LOM.
•The geotechnical design parameters used for pit design are reasonable and supported by previous operations.
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•The LOM production schedule is reasonable and incorporates large mining areas and open benches.
•An appropriate mining equipment fleet, maintenance facilities, and workforce are in place, with additions and replacements estimated, to meet the LOM production schedule requirements.
•Sufficient storage capacity for waste stockpiles and tailings has been identified to support the production of the Mineral Reserve.
22.3Mineral Processing
•As the Fairlane Facility has been in production since the 1960s, metallurgical sampling and testing is primarily used in support of plant operations and product quality control.
•The Fairlane Facility conducts routine monitoring of tailings, MagFe grades, concentrate iron grades, and final product iron grades. Low-intensity magnetic separating methods are employed to produce both a standard and high-flux, blast furnace-grade pellet, both of which are well received by customers.
22.4Infrastructure
•The Property is in a historically important, iron-producing region of Northeastern Minnesota. All the infrastructure necessary to mine and process significant commercial quantities of iron ore is in place.
•The site currently contains two Tailings Basin Storage Cells: Tailings Cell No. 1, which operated from 1965 through 1999, and Tailings Cell No. 2, which has been in operations since 1999.
22.5Environment
•United Taconite indicated that it maintains the requisite state and federal permits and is in compliance with all permits. Various permitting applications have been submitted to authorities and are pending authorization. Environmental liabilities and permitting are discussed in Section 17.0 of this TRS.

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23.0RECOMMENDATIONS
23.1Geology and Mineral Resources
1.Prepare model reconciliation over quarterly and annual periods, and document methodology, results, conclusions, and recommendations.
2.Compare and analyze the pre-2005 data within the context of the current standard LIS test procedures in place at the Thunderbird Mine, as well as confirm previous results. Consider a small program of twinning historical drill holes at both TBN and TBS to confirm results and logging.
3.Apply the interpolation methodology developed for TBN to TBS in future updates, and transition the process of classifying blocks in future updates to consider local drill hole spacing over a distance to drill hole criterion.
4.Consider whether it is appropriate to develop an additional in-house standard – with higher grades of concentrate silica (8% consio2 to 10% consio2) and lower magnetic iron content – to the existing QA/QC program to assess the accuracy of ore and waste in high concentrate silica contents.
5.Consider implementing a check assay program with a secondary laboratory.
6.Continue to develop the QA/QC program to ensure that the program includes clearly defined limits when action or follow up are required, and that results are reviewed and documented in a report including conclusions and recommendations, regularly and in a timely manner.
7.Update both TBN and TBS Mineral Resource estimates to incorporate new drilling.
23.2Mining and Mineral Reserves
1.Review potential comingling of waste rock stockpiles between the TBN and TBS for opportunities to reduce the stockpile footprint created external to the open pits and reduce waste haulage profiles.
23.3Mineral Processing
1.Plant operational performance including concentrate and pellet production and pellet quality continue to be consistent year over year. It is important to maintain diligence in process-oriented metallurgical testing and in plant maintenance going forward.
23.4Infrastructure
1.Prioritize the completion of an OMS Manual for the TSF with the EOR in accordance with MAC guidelines and other industry-recognized, standard guidance for tailings facilities.
2.Document, prioritize, track, and close out in a timely manner the remediation, or resolution, of items of concern noted in TSF audits or inspection reports.
3.Establish an EPRT with experience in tailings management facilities similar to other Cliffs properties.
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24.0REFERENCES
AACE International, 2012, Cost Estimate Classification System – as applied in the Mining and Mineral Processing industries, AACE International Recommended Practice No. 47R-11, 17 p.
Arcadis, 2020, 2020 Asset Retirement Obligation Summary, United Taconite, LLC, December 2020.
Barr Engineering Co., 2012, Final pit wall study United Taconite Mine, August 2012, 373 p.
Barr Engineering Co., 2020. 2020 Annual tailings dam safety inspection report, prepared for United Taconite LLC, Summer 2020. October 2020.
Barr Engineering Co., 2021, (DRAFT) 2021 Annual tailings dam safety inspection report, prepared for United Taconite LLC Summer 2021, July 2021
Bieniawski Z.T., 1989, Engineering Rock Mass Classifications, John Wiley & Sons, New York
D'Appolonia Consulting Engineers, Inc., (1980), Engineering Report - expanded tailings disposal - Basin No. 2 & No.3 - Fairlane Plant - Oglebay Norton Co., Eveleth, Minnesota, dated March 1980.
Eames, H.H., 1866, On the metalliferous regions bordering on Lake Superior: St. Paul, Minn., Report of the State Geologist of Minnesota, 23 p.
GEI (2013), Design Documentation Report, Tailings Cell No. 2 Perimeter Dike Raise, Dike Crest Elevation +1560 feet, United Taconite LLC Fairlane Plant. October 7, 2013.
Golder, 2008, 2007 Tailings Basin Audit Report, United Taconite, Forbes, Minnesota
Guilbert, J. M. and Park, C. F. Jr., 1986, The Geology of Ore Deposits: W. H. Freeman and Company, New York, pp. 715-716.
Hawley, M. and Cunning, J. (eds.), 2017, Guidelines for mine waste dump and stockpile design, CSIRO Publishing, Melbourne, Australia, 370 p.
Hoek E., Wood, D., Sha, S, 1992, A modified Hoek-Brown criterion for jointed rock masses. Rock Characterization. Proceedings of the ISRM Symposium EUROCK’92 (ed. J Hudson), Chester, UK, pp 209-213. British Geotechnical Society, London.
James H. L., 1954, Sedimentary facies of iron formation: Economic Geology, Volume 49, pp. 235-293.
James H. L., 1966, Chemistry of the iron-rich sedimentary rocks, in Fleischer M. (ed.), ‘Data of Geochemistry’, 6th edition, Paper 440-W, U.S. Govt. Printing Office, Washington D.C., 61 p.
Jirsa, M.A., Morey, G.B., 2003, Contributions to the geology of the Virginia Horn area, St. Louis County, Minnesota: Minnesota Geological Survey Report of Investigations 53, 135 p.
Larson, P., 2010, Thunderbird South Deposit Resource Report: United Taconite LLC, Eveleth Minnesota. Cliffs internal report.
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Leith, C.K., 1903, The Mesabi iron-bearing district of Minnesota: U.S. Geological Survey Monograph 43, 316 p.
Lerch Brothers Inc. Standard Procedure LLP-30-02, Total Fe Determination using Dichromate Titration.
Lerch Brothers Inc. Standard Procedure LLP-30-05, HF Silica Determination.
Lerch Brothers Inc. Standard Procedure LLP-60-02, Stage 1 Crushing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-03, Stage 2 Crushing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-04, Stage 3 Crushing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-05, Splitting Samples - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-06, Gyratory Crushing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-07, Pulverizer - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-08, Weigh and Record - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-09, Liberation Index Testing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-10, Bucking Sample - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-11, Davis Tube Testing - Drill Core.
Lerch Brothers Inc. Standard Procedure LLP-60-12, Satmagan Testing - Drill Core.
Marsden, R.W., Emanuelson, J.W., Owens, J.S., Walker, N.E., and Werner, R.F., 1968, The Mesabi Iron Range, Minnesota, in Ridge, J.D., ed., Ore deposits of the United States, 1933-1967: New York, The American Institute of Mining, Metallurgical, and Petroleum Engineers, pp. 518-537.
Minnesota Department of Natural Resources, 2011, The Minnesota Department of Natural Resources Website Accessed 10/2011 at https://www.dnr.state.mn.us
Morey, G.B., 1999, High-grade iron ore deposits of the Mesabi Range, Minnesota - Product of a continental-scale Proterozoic ground-water flow system, Economic Geology, Volume 94, pp. 133-142.
NOAA (2021) Hibbing Chisholm Station. Retrieved from NOAA: https://www.ncei.noaa.gov/access/services/data/v1?dataset=normals-monthly-1991-2020&startDate=0001-01-01&endDate=9996-12-31&stations=USW00094931&format=pdf
Ojakangas, R.W., 1994, Sedimentology and provenance of the Early Proterozoic Michigamme Formation and the Goodrich Quartzite, northern Michigan: Regional stratigraphic implications and suggested correlations: U.S. Geological Survey Bulletin 1904, 31 p.
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Orica, July 2012, Characterization of the Upper and Lower Cherty layers at United Taconite, Report prepared for Cliffs Natural Resources
Perry, E.C., Jr., Tan, F.C., Morey G.B., 1973, Geology and stable isotope geochemistry of the Biwabik Iron Formation, Northern Minnesota: Economic Geology, Volume 68, pp. 1110-1125.
Ronald, E., 2019, Geostatistical optimization of block model variables at the United Taconite Mine (Draft), Forbes, MN, USA. September 12, 2019 report prepared for Cleveland-Cliffs by SRK consulting, Denver, CO. 144 p.
Simonson, B.M., and Hassler, S.W., 1996, Was the deposition of large Precambrian iron formations linked to major marine transgression? Journal of Geology, Volume 104, pp. 665–676.
S&P Global Platts (https://www.spglobal.com/platts/en/market-insights/latest-news/metals/031821-open-market-scrap-demand-in-us-could-grow-by-almost-9-million-mt-through-2023), Analysis: Open market scrap demand in US could grow by almost 9 million mt through 2023, news release, March 18, 2021.
Severson, M.J., Heine, J.J., and Patelke, M.M., 2009, Geologic and stratigraphic controls of the Biwabik Iron Formation and the aggregate potential of the Mesabi Iron Range, Minnesota: NRRI Technical Report Number 2009-09, 173 p.
Severson, M.J., Ojakangas, R.W., Larson, P., and Jongewaard, P.K., 2016, Field Trip 2 Geology and stratigraphy of the central Mesabi Iron Range, 38 p.
Shaigetz, M.L., and Cunning, J., 2019, Report - Overburden and waste rock stockpile stability rating and hazard classification for United Taconite Mine (REV. A): August 8, 2019 report to D. Korri and J. Lubben prepared by Golder Associates, Montréal, QC, Canada, 24 p.
SRK, 2019, United Taconite geotechnical pit slope review: September 5, 2019 memo to M. Young prepared by Poeck, E. of SRK Consulting, Denver, CO, 59 p.
US Securities and Exchange Commission, 2018: Regulation S-K, Subpart 229.1300, Item 1300 Disclosure by Registrants Engaged in Mining Operations and Item 601 (b)(96) Technical Report Summary.

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25.0RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT
This TRS has been prepared by SLR for Cliffs. The information, conclusions, opinions, and estimates contained herein are based on:
•Information available to SLR at the time of preparation of this TRS,
•Assumptions, conditions, and qualifications as set forth in this TRS, and
•Data, reports, and other information supplied by Cliffs and other third party sources.
For the purpose of this TRS, SLR has relied on ownership information provided by Cliffs and verified in an email from Gabriel D. Johnson, Cliffs' Senior Manager – Land Administration, dated January 20, 2022. SLR has not researched property title or mineral rights for UTAC as we consider it reasonable to rely on Cliffs’ Land Administration personnel who are responsible for maintaining this information.
SLR has relied on Cliffs for guidance on applicable taxes, royalties, and other government levies or interests applicable to revenue or income from UTAC in the Executive Summary and Section 19. As UTAC has been in operation for over 50 years, Cliffs has considerable experience in this area.
SLR has relied on information provided by Cliffs pertaining to environmental studies, management plans, permits, compliance documentation, and monitoring reports that were verified in an email from Scott A. Gischia, Cliffs' Director – Environmental Compliance, Mining and Pelletizing, dated January 21, 2022.
The Qualified Persons have taken all appropriate steps, in their professional opinion, to ensure that the above information from Cliffs is sound.
Except for the purposes legislated under applicable securities laws, any use of this TRS by any third party is at that party’s sole risk.
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26.0DATE AND SIGNATURE PAGE
This report titled Technical Report Summary on the United Taconite Property, Minnesota, USA with an effective date of December 31, 2021 was prepared and signed by:

                        Signed SLR International Corporation

Dated at Lakewood, CO
February 7, 2022                    SLR International Corporation

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